  As Filed with the Securities and Exchange Commission on April 5, 2000
                                                     Registration No. 333-30700
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                                PartMiner, Inc.
            (Exact name of registrant as specified in its charter)

           New York                         3651                   13-3732238
 (State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification Number)
        organization)

                             432 Park Avenue South
                           New York, New York 10016
                                (212) 725-8884
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                            Michael R. Manley, Esq.
                                General Counsel
                                PartMiner, Inc.
                             432 Park Avenue South
                           New York, New York 10016
                                (212) 725-8884
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

            Stephen R. Connoni, Esq.    Julie M. Allen, Esq.
          Kirkpatrick & Lockhart LLP     Proskauer Rose LLP
         1251 Avenue of the Americas       1585 Broadway
           New York, New York 10020   New York, New York 10036
                (212) 536-4040             (212) 969-3000

                               ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]
                               ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not a solicitation of an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 5, 2000

                             5,000,000 Shares

                               [PartMiner Logo]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $8.00 and $10.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PTMR."

  The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions     PartMiner
                                               --------    -------------   -----------
Per Share..................................       $             $              $
Total......................................      $             $              $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                             Bear, Stearns & Co. Inc.

                               Robertson Stephens

                  The date of this prospectus is       , 2000.

[Inside Front Cover]

   [Textual summary providing data related to our online penetration, market presence and proprietary content.]

   [First Page Fold-Out]

   [Graphic depiction of our hub and spoke architecture related to our business model with "Buyers and Engineers" at the hub, linking directly to three color-coded services provided by us, "Content," "Internet Procurement" and "Marketplace". Each of these services is linked to additional products and services provided by us. The graphic contains the heading "freetradezone" and the subheading "A service of PartMiner, Inc."]

   [Back Inside Cover]

   [Graphic depiction of a cylindrical architecture demonstrating the functionality of the Free Trade Zone with "Buyers and Engineers" at the center, surrounded by five color-coded services provided by us. Three of the five services are surrounded by additional products and services provided by us. Two of the five services represent future functionality. The graphic contains a heading across the bottom of the page, "freetradezone" and a sub-heading, "A service of PartMiner, Inc." together with a one-sentence description of our services and products.]

                                 ------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-Looking
 Statements...........................   16
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected Consolidated Financial Data..   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations........................   21
Business..............................   28

                                     Page
                                     ----
Management.........................   40
Related Party Transactions.........   48
Principal Shareholders.............   50
Description of Capital Stock.......   52
Shares Eligible for Future Sale....   56
Underwriting.......................   58
Notice to Canadian Residents ......   61
Legal Matters......................   62
Experts............................   62
Change in Independent Accountants..   62
Additional Information.............   62
Index to Financial Statements......  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until            , 2000 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read this prospectus summary together with the more detailed information contained in the remainder of this prospectus carefully, including the risk factors and the consolidated financial statements and notes, before you decide to buy shares of our common stock.

                                PartMiner, Inc.

   We are a leading provider of business-to-business services for the procurement of electronic components worldwide. We provide proprietary Internet-based applications to buyers of electronic components to facilitate their product selection and purchasing processes. We act as a market maker, meaning we source electronic components and resell them to our customers, in the electronic components spot market. The spot market is the market in which buyers purchase electronic components on an unscheduled, as needed basis. Buyers often use our market maker services when their usual sources of supply fail, which occurs on a regular basis due to market inefficiencies. The price that buyers are willing to pay in this spot market is not dictated by the intrinsic value of the needed component, but instead reflects opportunity costs that may include costs associated with a potential interruption of the manufacturing process. We address market inefficiencies and generate revenues in the spot market by purchasing components against a customer's buy order and reselling these components to the customer. We have developed an extensive electronic supplier network that tracks pricing and availability of electronic components at over 4,000 suppliers worldwide. We have been a market maker in the electronic components spot market since 1993, and in 1999 we had a customer base of over 5,000 customers in 52 countries.

   In mid-1998, we began an initiative to move our business to the Internet with the release of our Internet procurement agent, a software application that can be downloaded from the Internet. Our procurement agent allows users to source electronic components from multiple suppliers online and facilitates the online purchase of these components. As of March 31, 2000, there were over 100,000 registered users of our procurement agent. We believe the success of our procurement agent has created significant awareness of our brand and services, and the number of our customers in 1999 more than doubled over 1998, excluding new customers attributable to our acquisitions in 1999.

   To further automate transaction activity between buyers and sellers of electronic components, we are developing the Free Trade Zone, a suite of Internet-based software applications, including an Internet marketplace, which we expect to commercially launch in the second half of 2000. In addition to the current functionality provided by our Internet products, our Free Trade Zone will enable component buyers to use the Internet to transact business with their preferred suppliers by transmitting requests for quotation, receiving quotes, negotiating terms, and placing orders online. The Free Trade Zone will automatically detect when these preferred suppliers are unable to provide a requested component, and, in such event, we will source the component and quote a price to the buyer. We intend to offer our Free Trade Zone to users at no charge, and expect that our revenues will continue to be generated primarily from acting as a market maker in the spot market. We believe that the supply and demand information we will obtain from activity on our Free Trade Zone will significantly enhance our ability to source components for our customers. Over time, we expect to fully automate our market making function as part of the Free Trade Zone.

   We also provide other services designed to further reduce inefficiencies in the electronic components supply chain, including access to our online CAPSXpert databases, which contain over 12,000,000 component part numbers; our component and supplier management software and services; and our excess inventory management services. We believe providing this broad range of services affords us with a significant competitive advantage over those companies that do not provide as broad a range of services. We expect in the future to integrate these services into our Free Trade Zone to provide additional value to our users and further increase adoption of our Free Trade Zone.

   Our objective is to be the leading online provider of business-to-business services for the procurement of electronic components. Our strategy to achieve this objective includes the following key elements:

  . establishing our Free Trade Zone as the leading network for the procurement of electronic components;

  .  expanding our brand awareness;

  .  leveraging our existing expertise and infrastructure; and

  .  pursuing strategic relationships and strategic acquisitions.

   We were incorporated in New York on September 9, 1993. Our principal executive offices are located at 432 Park Avenue South, New York, New York 10016 and our telephone number is (212) 725-8884. Our Web site is located at www.partminer.com. Information contained on, or linked to, our Web site is not part of this prospectus.

                                  The Offering

Common stock offered................................  5,000,000 shares

Common stock to be outstanding after this offering..  72,468,805 shares

Use of proceeds.....................................  For working capital and other general corporate purposes,
                                                      including sales and marketing
                                                      activities, capital expenditures and
                                                      research and development.

Proposed Nasdaq National Market symbol..............  PTMR

   The number of shares to be outstanding after this offering is based on the number of shares of common stock outstanding as of April 4, 2000 and excludes:

  . 3,679,075 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.78 per share; and

  . 30,555 shares (at an assumed initial public offering price of $9.00 per share) subject to outstanding options with an exercise price equal to the initial public offering price.

   Except as otherwise noted in this prospectus, all information contained in this prospectus:

  .  assumes that the underwriters' over-allotment option is not exercised;
     and

  . reflects the automatic conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into 20,915,105 shares of common stock upon the closing of this offering.

                                  ------------

   PartMiner(R), Free Trade Zone(TM), PartMiner Free Trade Zone(TM), Electronic Commerce Free Trade Zone(TM), Fast. Simple. Complete. Which part don't you get?(TM), Market-Trak(TM), Accu-Trak(TM), Req-Trak(TM), CAPS(R), ItemQuest(R), CAPSXpert(TM) and IQXpert (and design)(TM) are our trademarks and service marks. This prospectus also includes the tradenames, service marks and trademarks of other companies whose mention in this prospectus is with due recognition of the rights of these companies and without any intent to misappropriate such names or marks.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following tables set forth summary consolidated historical financial data and certain pro forma financial data for our business during the years and as of the date indicated. The 1999 pro forma consolidated statement of operations data gives effect to the acquisitions of Accurate Components Inc. and its affiliate and of IQXpert Holdings Inc. as if these acquisitions had been completed on January 1, 1999. Each acquisition was accounted for under the purchase method of accounting.

                                         Year Ended December 31,
                          ----------------------------------------------------------
                                                                          Pro forma
                           1995    1996     1997      1998      1999        1999
                          ------- -------  -------  --------  ---------  -----------
Consolidated Statement
 of Operations Data:
Total revenues..........  $ 5,990 $ 8,389  $18,255  $ 20,655  $ 41,503    $ 76,439
Cost of revenues........    4,079   5,821   12,737    14,711    29,669      50,074
                          ------- -------  -------  --------  --------    --------
Gross profit............    1,911   2,568    5,518     5,944    11,834      26,365
Total operating
 expenses...............    1,545   2,853    5,094     6,074    28,251      74,606
                          ------- -------  -------  --------  --------    --------
Income (loss) from
 operations.............      366    (285)     424      (130)  (16,417)    (48,241)
Net income (loss).......      315    (343)    (117)   (1,850)  (17,931)    (49,683)
Accretion of mandatorily
 redeemable convertible
 preferred stock........      --      --       --        --    (12,075)    (12,075)
                          ------- -------  -------  --------  --------    --------
Net income (loss)
 applicable to common
 shareholders...........  $   315 $  (343) $  (117) $ (1,850) $(30,006)   $(61,758)
                          ======= =======  =======  ========  ========    ========
Basic and diluted net
 income (loss) per
 common share...........  $  0.02 $ (0.02) $   --   $  (0.06) $  (0.82)   $  (1.30)
                          ======= =======  =======  ========  ========    ========
Weighted average shares
 used in computing basic
 and diluted net income
 (loss) per common
 share..................   20,000  20,000   24,219    30,000    36,676      47,400
                          ======= =======  =======  ========  ========    ========

                                                          December 31, 1999
                                                    --------------------------------
                                                                          Pro forma
                                                     Actual   Pro forma  as adjusted
                                                    --------  ---------  -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents.......................    $  5,063  $ 52,063    $ 90,063
Working capital.................................       7,718    54,718      92,718
Total assets....................................     146,901   193,901     231,901
Long-term debt, net of current portion..........       4,331     1,331       1,331
Mandatorily redeemable securities...............      68,038       --          --
Total shareholders' equity......................      54,602   172,640     210,640

   The pro forma consolidated balance sheet data give effect to the following:

  . the issuance of 10,302,905 shares of Series B mandatorily redeemable convertible preferred stock for $50.0 million consummated on February 16, 2000;

  . the repayment of $3.0 million of indebtedness outstanding at December 31, 1999 with a portion of the proceeds of that issuance;

  . the automatic termination of the mandatorily redeemable feature of our mandatorily redeemable common stock upon the closing of this offering; and

  . the automatic conversion of all outstanding shares of our Series A and B mandatorily redeemable convertible preferred stock into 20,915,105 shares of common stock upon the closing of this offering.

   The pro forma as adjusted data reflect our receipt of the estimated net proceeds from our sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

                         Risks Related to Our Business

Our limited operating history in e-commerce makes evaluating our future prospects difficult.

   Although we were founded in 1993, we began our e-commerce initiative only in the second half of 1998. Our limited operating history as an e-commerce company makes an evaluation of our future prospects very difficult. We currently derive no direct revenues from any Internet or e-commerce activity. We have recently changed our business strategy to focus on the Internet and expect to encounter the types of risks, uncertainties and difficulties frequently encountered by early-stage Internet companies. If we do not successfully address these risks, our future business prospects will be significantly limited and, as a result, the trading price of our common stock would be adversely affected. In addition, although we are investing substantial resources to develop our e-commerce business, we do not now derive any, and may not in the near future derive significant, direct revenues from e-commerce activities. Our success will depend on expanding our ability to derive revenues from our market maker sales of electronic components as a result of our e-commerce initiative. Our ability to do so is unproven.

We have experienced losses, expect to incur losses in the future and may never achieve profitability.

   We have experienced losses in the past, and as of December 31, 1999, we had an accumulated deficit of approximately $42.9 million. We expect to incur significant net losses in the future and may never achieve profitability as we expand our operations and seek to complete the development and introduction of our Free Trade Zone. We may not derive any revenues from such expansion efforts. In addition, we intend to provide our CAPSXpert databases free of charge to facilitate adoption of the Free Trade Zone by potential users. Accordingly, we believe revenues from subscriptions to the CAPSXpert databases will be significantly reduced or eliminated without any guarantee that these users will adopt the Free Trade Zone and generate transactions that will provide us with an offsetting source of revenues. We have had, and will continue to have, substantial non-cash charges to our earnings, the net effect of which will significantly reduce or eliminate future earnings or increase future losses. These non-cash charges will include amortization of goodwill and other intangible assets of approximately $36.6 million per year over each of the next three years in connection with prior acquisitions made by us, significant charges during the periods preceding the offering in connection with the accretion and beneficial conversion of our mandatorily redeemable convertible preferred stock and stock-based compensation charges in connection with the issuance of stock options granted to employees.

Our quarterly operating results are volatile and difficult to predict. If we fail to meet the expectations of securities analysts or investors, the market price of our common stock may decrease significantly.

   Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our operating results may fall below the expectations of securities analysts or investors in one or more future quarters. Our failure to meet these expectations would adversely affect the market price of our common stock.

   Our quarterly operating results may vary depending on a number of factors, including:

  .  the extent of use of our services, including our Free Trade Zone;

  . our ability to develop, introduce and market enhancements to our Internet offerings to support, attract and service large numbers of participants and transactions;

  . our ability to expand our sales and marketing operations and infrastructure, including hiring additional personnel;

  .  the amount and volume of our electronic components sales;

  .  market conditions in the electronic components industry;

  .  our ability to control costs; and

  .  technological changes in our markets.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations, fund greater levels of research and development, develop strategic partnerships, increase our services and support capabilities and improve our operational and financial systems. If our revenues do not increase at least at the rate of these expenses, our business, financial condition, prospects and operating results could be seriously harmed and net losses in a given quarter would be larger than expected. In addition, because our expense levels are relatively fixed in the near term and are based in part on expectations of our future revenues, any decline in our revenues to a level that is below our expectations will have a disproportionately adverse impact on our operating results.

Our e-commerce business model is not proven and may not be successful.

   Our e-commerce business model is based on the development, successful implementation and widespread adoption of our Free Trade Zone for purchases and sales of electronic components. This business model is new and unproven and its success, and our ability to generate revenues, depends upon, among other things:

  . attracting a large number of buyers and suppliers to conduct transactions on our Free Trade Zone; and

  . generating sufficient transaction volume as the default market maker in the Free Trade Zone.

   We may not successfully develop or implement our Free Trade Zone and, even if developed and implemented, our Free Trade Zone may not gain commercial acceptance. We do not intend to charge users of our Free Trade Zone any fees and our primary source of revenues from the Free Trade Zone will result from our role as its default market maker. As the Free Trade Zone's default market maker, we will quote a price for electronic components to buyers when their preferred suppliers contacted over our Free Trade Zone cannot meet the buyers' requirements. We will derive our revenues from sales made to these buyers. Even if our Free Trade Zone attracts buyers and sellers, we may not derive any significant revenues from it if buyers do not purchase electronic components from us in our role as the Free Trade Zone's default market maker. We have already spent a substantial amount of money in developing the Free Trade Zone and expect to spend significant additional funds to finalize development, commercially launch and provide enhancements to the Free Trade Zone. We may not be able to realize a profit on, or to recover, such investment.

Our business and prospects will be seriously harmed if we fail to introduce our Free Trade Zone in a timely manner or if we introduce it with inadequate functionality.

   We are still in the process of developing our Free Trade Zone. We may fail, for a variety of technical and other reasons, to implement our Free Trade Zone on a timely basis, if at all. Even if we do implement our Free Trade Zone in a timely manner, our Free Trade Zone as implemented may not have the functionality needed to make it successful. We cannot be certain that the features and functionality that we expect to offer in our Free Trade Zone, or those that we may offer in future enhancements, will satisfy the requirements or preferences of potential participants. If we fail to timely introduce our Free Trade Zone, or if we introduce our Free Trade Zone with inadequate functionality or without certain features, others may introduce an e-commerce solution that achieves market acceptance and that could make the successful introduction and broad adoption of our Free Trade Zone less likely. In such event, our business, financial condition, prospects, and operating results would be seriously harmed.

Our Free Trade Zone may not be successful if it is not adopted by a significant number of buyers and suppliers and our growth may be limited.

   Unless a significant number of buyers and suppliers use our Free Trade Zone, our services may not achieve widespread market acceptance and our business prospects will be seriously limited. The Internet-based market for electronic components is at a relatively early stage of development. Our success depends on a significant number of buyers linking with their suppliers to source and purchase electronic components over our Free Trade Zone. Our ability to attract participants to our Free Trade Zone will depend in large part upon our success in developing and deploying a simple to use and secure application that contains the features and functionality that participants require or prefer in an e-commerce solution and that provides substantial value to its users over traditional procurement methods. Even if we do complete and commercially launch the Free Trade Zone, suppliers may not participate in our Free Trade Zone if they perceive that we may threaten their direct relationships with buyers. In addition, buyers may continue purchasing products through their existing methods and may not adopt an Internet-based purchasing solution or they may choose an alternative solution. Furthermore, buyers may not participate in our Free Trade Zone if they do not perceive it as a neutral marketplace that does not favor one participant over another participant. The Free Trade Zone will collect and store data connected with communications and transactions made over the Free Trade Zone. In the event buyers do not want us to have their information due to privacy or other data-related concerns, they may not use our Free Trade Zone which would limit growth of our revenues.

Even if enterprises adopt our Free Trade Zone, we may not increase our revenues if buyers do not use our market making services.

   Even if we attract participants to our Free Trade Zone, we may not realize any revenues through the Free Trade Zone if buyers do not purchase components from us when their preferred suppliers cannot supply the components requested over the Free Trade Zone. Participants may use our Free Trade Zone, including our CAPSXpert databases, only as a research and pricing tool and not attempt to make any purchases over the Free Trade Zone. This use of our Free Trade Zone would limit our ability to generate revenues. In addition, even if buyers use our Free Trade Zone, they may purchase components from other market makers or suppliers if they cannot purchase components from their preferred suppliers over our Free Trade Zone. Alternatively, our efforts to attract buyers and suppliers to the Free Trade Zone may be so successful and the Free Trade Zone itself may be so efficient that the spot market for electronic components, which will remain our sole source of revenues, may be significantly reduced which would limit our ability to generate revenues under our business model.

We are dependent on a third party to host our Free Trade Zone and problems experienced by that party could negatively affect our business.

   Our Free Trade Zone will be hosted on the computer systems of Intira Corporation. Intira's operations and systems maintenance will not be under our control. Our Free Trade Zone may experience service outages as a result of the failure of Intira's computer systems. Significant service delays or outages could result in the inability of participants to consummate transactions over our Free Trade Zone and the loss of participant confidence in our Free Trade Zone, which could lead participants to choose alternative methods to purchase their electronic components and seriously harm our business. Additionally, the hosting of the CAPSXpert databases will be transferred to Intira Corporation on computer equipment manufactured by Digital Equipment Corporation, which is not supported by Intira. We will have the responsibility of maintaining this computer equipment and finding the appropriate experts if repairs are needed, which may increase the possibility that our CAPSXpert databases may be inaccessible to our users.

Users of our Free Trade Zone may experience delays and problems that could delay or limit acceptance and use of our Free Trade Zone.

   Our Free Trade Zone is complex and we may encounter various delays and problems in its use. In particular:

  . we may not be able to expand our Free Trade Zone to accommodate additional users and increased transaction volume;

  . the Free Trade Zone may contain undetected errors or defects when introduced or subsequently used; and

  . users of the Free Trade Zone may encounter various performance failures and delays, particularly if there is a large volume of traffic.

   If any of these problems or delays occur and are not corrected by us in a timely manner, participants on our Free Trade Zone may use other methods to procure their electronic components on a temporary or permanent basis.

If we are unable to add to our infrastructure, or improve and implement new systems, procedures and controls, our growth will be limited.

   We are experiencing a period of significant expansion of our operations that has placed a significant strain and additional demands upon our management systems, infrastructure and resources. Our ability to compete effectively and to manage future expansion of our operations, if any, will require us to continue to add to our infrastructure, improve our financial and management controls, reporting systems and procedures, and expand, train and manage our workforce. If we are unable to manage our expansion, our level of service will decline, we may lose customers and revenues, and our growth will be limited.


Our prior and any future acquisitions involve numerous risks.

   We may not be able to make acquisitions successfully. We have recently made acquisitions and, in order to remain competitive, we may find it necessary to make additional acquisitions. If we identify appropriate acquisition candidates, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business into our existing business. Further, completing a potential acquisition and integrating an acquired business, including integrating our recently acquired businesses, may cause significant diversion of management time and resources.

   We may have assumed, or may in the future assume, unexpected liabilities. Any acquisition involves the risk that the assets acquired may be less valuable than expected and/or that we may assume unknown and unexpected liabilities, costs and problems. This risk exists in connection with our recent acquisitions of Accurate Components Inc., and its affiliate Market Trading Concepts Inc., and IQXpert Holdings Inc.

   You may experience dilution of your investment if we issue equity securities in an acquisition. If we consummate one or more significant acquisitions in which the consideration consists of stock or other equity securities, your equity interest in our company could be significantly diluted. In addition, we will be required to amortize goodwill and other intangible assets in connection with our prior acquisitions and may also be required to amortize additional goodwill and other intangible assets in connection with future acquisitions. This amortization will impact our future earnings and could harm the trading price of our common stock.

   We may need to use a significant amount of our funds, including net proceeds of this offering, to make an acquisition. If we were to proceed with one or more significant acquisitions in which the consideration includes cash, we could be required to use a substantial portion of our available cash, including net proceeds of this offering, to consummate any such acquisitions. This would leave us with less funds to enhance our Free Trade Zone and could harm our business, financial condition, prospects and operating results if we are unable to generate sufficient revenues as a result of any acquisitions.

Future electronics industry downturns could adversely affect our ability to generate revenues.

   The electronics industry has historically been affected by general economic downturns, which have had an adverse economic effect upon component manufacturers, product manufacturers, distributors, as well as market makers such as ourselves. In addition, the life-cycle of existing electronic products and the timing of new product development and introduction can affect demand for electronic components. Any slowdown in the electronics industry or related industries could reduce the amount of electronic components purchased generally, or in the spot market in particular, which, in turn, could harm our business, financial condition, prospects and operating results.

We face significant competition, and we may not be able to compete successfully.

   The market for e-commerce products and services for the electronic components industry, although at an early stage of development, is intensely competitive, evolving and subject to rapid technological and other change. We expect the intensity of competition to increase in the future as the amount of e-commerce transacted over the Internet grows. Increased competition may result in reduced margins and loss of market share, either of which could seriously harm our business.

   Our competitors vary in size and in the scope and breadth of the services and features offered. Our competitors include:

  .  component manufacturers;

  .  distributors;

  .  other market makers;

  .  electronic components brokers;

  .  online catalog aggregators;

  .  online excess surplus auction companies;

  .  enterprise software companies;

  .  e-procurement providers; and

  .  content providers.

   Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name and brand recognition and a larger base of customers than we have. In addition, many of our competitors have well established relationships with our potential customers and extensive knowledge of our industry. We may not be able to compete successfully against our current and future competitors. If we are unable to compete successfully against any of our competitors, our growth and results of operations will be seriously harmed. In addition, we currently conduct business, both buying from and selling to, some of our potential competitors. If any of these potential competitors do not continue to conduct business with us, our business may be adversely affected.

We may not be able to respond to technological changes in a manner that allows us to be profitable.

   We have made a significant investment in our technology and, in order to stay competitive, we will need to efficiently respond to technological changes affecting our Free Trade Zone. We may:

  . fail to respond to technological changes or evolving industry standards in a timely or cost-effective manner; and

  . encounter capabilities or technologies developed by others that render our Free Trade Zone obsolete or uncompetitive.

   We may need to expend significant funds to adapt our technology to technological changes or evolving industry standards, which may limit our profitability. In addition, our inability to timely respond to technological changes could cause participants of our Free Trade Zone to stop using the Free Trade Zone, which would seriously harm our business.

If our brand does not rapidly achieve broad recognition, we may fail to attract customers and become profitable.

   We believe that we must achieve increased brand recognition to become profitable. We have spent, and intend to continue to spend, significant amounts on brand promotion. These efforts may not be successful or may not sufficiently increase our revenues to cover our advertising and promotional expenses. In addition, even if our brand recognition increases, the number of new participants using our Free Trade Zone may not increase or we may not derive any revenues from these participants.

We could be subject to potential third party liability claims related to products purchased directly from us or through any of our services, which could result in the expenditure of significant funds and cause us to take actions that could limit the use of our services.

   The laws relating to the liability of providers of data or products and services sold over the Internet for errors, defects or other performance problems with respect to these products and services is currently unsettled. We could be liable for any errors, defects or other performance problems relating to products and services that we provide to our customers or are sold by other suppliers to our users. We may not successfully avoid civil or criminal liability for problems relating to the products sold by us or as a result of our services. Any claims or litigation would require expenditures in terms of management time and other resources to defend ourselves and could result in us being required to pay damages to harmed persons. Liability of this sort could require us to expend substantial resources, discontinue certain of our services or take precautions to ensure that certain products are not available through us, which could limit the attractiveness and use of our services including the Free Trade Zone.

Our success depends on retaining our current key personnel and attracting additional personnel.

   Our future performance depends on the continued service of members of our senior management team. In particular, the loss of Daniel Nissanoff, our President and Chief Executive Officer, would cause a disruption in our business since we do not currently have a management succession plan in place and we would have to search for a suitable replacement. The loss of Mark A. Schenecker, our Chief Technology Officer, would likely delay the final development and commercial launch of our Free Trade Zone. The loss of the services of either of these individuals could seriously harm our business. In addition, we expect to experience significant growth in our business, which will require us to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. We are also dependent on hiring additional personnel to promote the awareness and use of our Free Trade Zone. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel, which could limit our anticipated growth and our ability to generate revenues. In addition, in the event we are successful in hiring new employees, they may require extensive training before they achieve desired levels of productivity.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology and our business could be harmed.

   We depend on our ability to maintain the proprietary aspects of our technology and trade secrets. None of our proprietary rights with respect to our procurement agent or other components of our Free Trade Zone may be of value in the future. The validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving. We currently have no patents and, although we have two pending patent applications, we may not be successful in obtaining any patents. Also, our future patents, if any, may be successfully challenged and/or limited or may not provide us with any competitive advantage.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our Free Trade Zone or to obtain and use information that we regard as proprietary. Policing unauthorized use of proprietary information and enforcing our proprietary rights are difficult and costly. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our Free Trade Zone or our other intellectual property, or design around any patents issued to us.

   There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our services infringe their intellectual property. We expect that providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and services and competitors in our industry segment grows and the functionality of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could force us to modify our services.

We rely on the intellectual property of third parties who may not adequately support or be willing to grant us permission to use their intellectual property.

   We currently license or otherwise obtain needed access to intellectual property of third parties and may continue to do so in the future. We currently license from Cahners Business Information, a division of Reed Elsevier, Inc., some of the content available on their e-inSITE network, and license from International Business Machines, Inc., or IBM, a portion of our Free Trade Zone's underlying code. We may not be able to obtain any required third-party intellectual property on favorable terms in the future, if at all.

   We entered into a master agreement with IBM on May 20, 1999 covering hardware, software, and services. IBM has granted us an irrevocable, non-exclusive, perpetual license to use the code created by them that is incorporated into the Free Trade Zone. Certain custom deliverables that have been created during the Free Trade Zone development project with IBM are owned by us, subject to a license granted to IBM to use and sublicense these custom deliverables.

   If IBM were to provide to third parties the code it licensed to us along with those custom deliverables licensed by us to IBM, such third parties may introduce similar or competing e-commerce products and services that achieve market acceptance, which could make the success of our Free Trade Zone less likely. Many of these third parties may be larger and more well established, and may have greater access to financial and other resources than us. In this event, our business, financial condition, prospects and operating results would be seriously harmed. We may face a similar risk of competition with respect to other third-party developers from whom we may license intellectual property.

Our business is susceptible to numerous risks associated with international operations.

   A substantial portion of our current revenues are derived from international sales, which represented approximately $22 million for the year ended December 31, 1999. We believe that our international sales will increase in the future. In addition, we purchase a substantial amount of components from entities based in foreign countries. We are subject to a number of risks and uncertainties associated with these international business activities. For example:

  . We could experience a decline in profitability if currency exchange rate fluctuations are unfavorable to the United States dollar, making it more expensive to do business in foreign jurisdictions. In addition, our gross profit margin may fluctuate in the event we sell and buy products in currencies other than the United States dollar.

  . We could experience a decline in sales if foreign jurisdictions impose additional tariffs, import and export controls and regulations, and other trade barriers that prohibit or restrict our ability to sell or buy products in these foreign jurisdictions. In addition, potential transportation delays across foreign borders could result in lost sales.

  . We could experience difficulties in receiving cash from foreign customers due to longer payment cycles and difficulty in collecting accounts receivable from customers in countries where we may not have a presence. Tax regulations, including restrictions on repatriation of earnings to the United States, could limit our ability to receive cash from foreign subsidiaries when needed.

  . We could experience adverse legal consequences should our international salespeople not comply with applicable United States and foreign laws, especially import/export regulations.

  . We could experience excessive costs to comply with a wide variety of foreign laws and differing trade customs and practices and unexpected changes in regulatory requirements.

Some of our prior sales were not in compliance with United States export regulations and we may be liable for severe penalties.

   In June 1999, we discovered that we were not in compliance with United States export regulations relating to sales of approximately $100,000 worth of electronic components to parties in a foreign country. On February 11, 2000, we voluntarily disclosed this non-compliance to the United States Department of Commerce. The Department of Commerce is currently conducting a review of this matter and has requested that we provide additional information to the Department. We do not know when this matter will be resolved. Violations of export regulations, in general, may result in denial of export privileges, severe fines or imprisonment. Because a substantial amount of our revenues is generated from international operations, a denial of our export privileges would severely limit our ability to generate revenues. Furthermore, we may be required to pay significant fines, and may need to use a portion of the net proceeds of this offering to pay any such fines. Moreover, despite our efforts to monitor compliance, further violations of such regulations may occur.

                         Risks Related to the Internet

If use of the Internet does not grow as anticipated, we may not be able to attract a sufficient number of customers to make us profitable.

   The success of our online services, including our Free Trade Zone, depends on the increased acceptance and use of the Internet as a medium of communication and commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of buyers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of risk and uncertainty.

   Our business could be seriously harmed if:

  . use of the Internet does not continue to increase or increases at a slower rate than expected;

  . the technology underlying the Internet does not effectively support any expansion that may occur; or

  . the Internet infrastructure is unable to support the demands placed on it by continued growth.

   In addition, our Free Trade Zone will depend on the efficient operation of Internet connections from customers to our system. These connections, in turn, depend on the efficient operation of Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. We cannot assure you that these businesses will provide the necessary services to sustain effective use of the Internet for commercial purposes. Additionally, there may be delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

Security risks and concerns may deter the use of the Internet for conducting electronic commerce, which may limit the number of participants that we are able to attract to our Free Trade Zone.

   A significant barrier to the acceptance of the Internet as a medium to conduct electronic commerce is the security of transmissions of confidential information over public networks. If frequent and/or any well publicized compromises of Internet security were to occur, it could have the effect of substantially reducing the use of the Internet for commerce. In particular, if anyone is able to breach our security systems, cause interruptions in our services or obtain information about their competitor's communications, transactions or planned purchases, it would seriously harm our business. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them. Computer viruses could be introduced into our systems or those of our participants, which could disrupt our Free Trade Zone or make it inaccessible to buyers or suppliers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card information or bills of material, security breaches could expose us to a risk of loss or litigation and possible substantial liability.

The imposition of sales or other taxes on Internet sales could impair the growth of electronic commerce over the Internet, which may limit the number of participants that we are able to attract to our Free Trade Zone.

   We do not expect, based on current United States Federal law, to collect sales or other taxes on goods purchased through our Free Trade Zone, whether or not sales are made directly by us, except for sales to customers in those jurisdictions in which we have a physical presence and are required to do so. However, one or more states or foreign jurisdictions may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose taxes on the sale of goods and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of goods and services through our Free Trade Zone could seriously harm our business and our prospects. The taxes could generally inhibit the appeal of electronic commerce or, in the alternative, make the Free Trade Zone comparably more expensive as a market in which to purchase goods.

   Current Federal law imposes a moratorium on the ability of the states to impose taxes on Internet access or discriminatory taxes on Internet-based transactions. The moratorium is scheduled to end in 2001. Failure to enact or renew or an invalidation of this legislation could allow various states to impose taxes on electronic commerce.

Increasing government regulation could limit the market for products purchased through our Free Trade Zone.

   As Internet commerce evolves, we expect that Federal, state or foreign agencies will continue to adopt laws and other requirements covering issues such as sales, user privacy, pricing, content, taxation, copyright protection and characteristics and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, fines or penalties, which could limit the growth of electronic commerce generally. Alternatively, legislation could empower customers or others to be able to assert private rights of action in connection with Internet commerce. In any such case, legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our Free Trade Zone and could have a material adverse effect on our business, financial condition, prospects and operating results.

                         Risks Related to this Offering

We have broad discretion in how we use the proceeds from this offering and may not use these proceeds in a manner that investors expect or desire.

   We intend to use the net proceeds from this offering for working capital and other general corporate purposes. We are not required to use the net proceeds for any particular purposes or in any particular amounts. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to use these funds effectively could have a material adverse effect on our business, financial condition, prospects and operating results.

Our ability to raise additional financing, if required, is uncertain.

   We believe that the net proceeds of this offering, together with our current cash and cash equivalents, will be sufficient to fund our operations for at least the next 12 months. However, we may need to raise additional funds to respond to business contingencies which may include the need to:

  .  further develop or enhance our services, including our Free Trade Zone;

  .  fund additional marketing expenditures;

  .  fund more rapid expansion;

  .  enhance our operating infrastructure;

  .  hire more employees;

  .  respond to competitive pressures; or

  .  acquire businesses, assets or technologies.

   If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing shareholders, including those acquiring shares in this offering, and may be at prices lower than the offering price of shares of common stock in this offering. Moreover, additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund or expand our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited or delayed.

Market prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

   The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been extremely volatile. Recent initial public offerings by Internet companies have been accompanied by exceptional share price and trading volume volatility in the first days and weeks after the securities were released for public trading. This volatility often has been unrelated to, or disproportionate to, the operating performance of these companies. This volatility may continue and could adversely affect the price of our common stock, without regard to our operating performance. In addition, any negative change in the public's perception of the prospects for Internet companies generally could adversely affect our stock price, regardless of our results of operation. As a result of these factors, investors may not be able to resell their shares at or above the initial public offering price.

   In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Similar litigation could result in substantial costs and/or liability to us and diversion of management's attention and resources.

The liquidity of our common stock is uncertain since it has not been publicly traded, and investors may be limited in their ability to resell our common stock.

   Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which an active, liquid trading market for our common stock will develop or be sustained. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters based on several factors and may not be indicative of prices that will prevail in the trading market. You may be unable to sell your shares of common stock at or above the offering price.

An aggregate of approximately 67 million shares of our common stock will become eligible for resale in the public market at various times after this offering and future sales of our common stock, or the perception that such sales could occur, could cause our stock price to decline.

   The market price for our common stock could decline as a result of resales of a large number of shares of common stock in the public market after this offering or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our equity securities. Future sales of our common stock, or even the availability of such shares for future sale, could cause our stock price to decline.

Investors in this offering will suffer immediate and substantial dilution.

   Our existing shareholders paid substantially less for their shares of our common stock than the anticipated initial public offering price. As a result, you will suffer immediate and substantial dilution in pro forma net tangible book value per share. To the extent outstanding options to purchase shares of our common stock are exercised, you will experience further dilution.

Provisions of our certificate of incorporation, by-laws and New York law could make it more difficult for a third party to acquire us, even if doing so may be beneficial to our shareholders.

   Provisions of our restated certificate of incorporation, and proposed amendments to our by-laws, including the classification of our board of directors, as well as provisions of New York corporate law, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders.

Many of our corporate actions will be substantially controlled by our officers, directors and principal shareholders regardless of the opposition of other investors.

   Our directors, executive officers and principal shareholders will beneficially own, in the aggregate, approximately 80.0% of our outstanding common stock after completion of this offering, and two of our shareholders, Information Handling Services Inc. and Vulcan Securities Limited, who are affiliated with each other, will own in the aggregate approximately 27.5% of our outstanding common stock after completion of this offering. Our principal shareholders, if they were to act together, would be able to exercise control over all matters requiring approval by our shareholders. These matters include the election of directors and the approval of mergers or other business combination transactions. These actions may be taken even if they are opposed by other shareholders, including those who purchase shares in this offering. This concentration of ownership may also discourage, delay or prevent a third party from acquiring us, which could have an adverse effect on our stock price.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements, including statements regarding our Free Trade Zone and our strategy. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "over time," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   The net proceeds from the sale of the 5,000,000 shares of common stock to be sold by us in this offering are estimated to be approximately $38.0 million, assuming an initial public offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, the net proceeds are estimated to be approximately $44.3 million, calculated on the same basis. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.

   We have no current specific allocations for the net proceeds from this offering. We generally intend to use the net proceeds of this offering for working capital and other general corporate purposes, including the following:

  .  expanding our sales and marketing activities;

  .  funding capital expenditures; and

  .  funding research and development activities.

   In addition, we may use a portion of the net proceeds of this offering to acquire or invest in other businesses, products, services or technologies, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to any such transactions.

   We have not yet determined our actual expected expenditures, and thus we cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including such factors as the amount, if any, of cash generated by our operations and the timing of and the market response to the introduction of our Free Trade Zone. Pending these uses, the net proceeds will be primarily invested in short-term, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   We expect to retain any future earnings to support operations and to finance the growth and development of our business and do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

 .  on an actual basis;

 .  on a pro forma basis to reflect the issuance of 10,302,905 shares of Series
   B mandatorily redeemable convertible preferred stock for $50.0 million consummated on February 16, 2000, the repayment of $3.0 million of indebtedness outstanding at December 31, 1999 with a portion of the proceeds of that issuance, the automatic termination of the mandatorily redeemable feature of our mandatorily redeemable common stock upon the closing of this offering and the automatic conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock into 20,915,105 shares of common stock upon the closing of this offering; and

 . on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale by us of the 5,000,000 shares of common stock being offered, at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro forma
                                                 Actual   Pro forma  as adjusted
                                                --------  ---------  -----------
                                                 (In thousands, except share
                                                     and per share data)

Cash and cash equivalents...................... $  5,063  $ 52,063    $ 90,063
                                                ========  ========    ========
Long-term debt, net of current portion......... $  4,331  $  1,331    $  1,331
                                                --------  --------    --------
Mandatorily redeemable securities:
 Series A mandatorily redeemable convertible
  preferred stock, $.01 par value; actual -
  106,122 shares authorized, issued and
  outstanding; pro forma and pro forma as
  adjusted - no shares authorized, issued and
  outstanding..................................   24,434       --          --
 Series B mandatorily redeemable convertible
  preferred stock, $.01 par value; actual - no
  shares authorized, issued and outstanding;
  pro forma and pro forma as adjusted - no
  shares authorized, issued and outstanding....      --        --          --
 Mandatorily redeemable common stock, $.0001
  par value; actual - 22,150,000 shares issued
  and outstanding; pro forma and pro forma as
  adjusted - no shares issued and outstanding..   43,604       --          --
                                                --------  --------    --------
    Total mandatorily redeemable securities....   68,038       --          --
Shareholders' equity:
 Common stock, $.0001 par value; actual -
  150,000,000 shares authorized and 24,403,700
  shares issued and outstanding; pro forma -
  150,000,000 shares authorized and 67,468,805
  shares issued and outstanding; pro forma as
  adjusted - 150,000,000 shares authorized and
  72,468,805 shares issued and outstanding.....        2         7           7
Additional paid-in capital.....................   98,509   216,542     254,542
Deferred compensation..........................   (1,026)   (1,026)    (1,026)
Accumulated other comprehensive loss...........       (2)       (2)        (2)
Accumulated deficit............................  (42,881)  (42,881)   (42,881)
                                                --------  --------    --------
    Total shareholders' equity.................   54,602   172,640     210,640
                                                --------  --------    --------
      Total capitalization..................... $126,971  $173,971    $211,971
                                                ========  ========    ========

  The share information set forth above excludes:

 . 30,555 shares (at an assumed initial public offering price of $9.00 per share) subject to outstanding options with an exercise price equal to the initial public offering price;

 . 2,498,200 shares of common stock reserved for issuance under our 1999 Stock
  Plan, of which options to purchase 2,485,900 shares at a weighted average exercise price of $3.12 are outstanding; and

 . 2,155,000 shares of common stock reserved for issuance under our 1999
  Employee Incentive Stock Plan, of which options to purchase 1,193,175 shares at a weighted average exercise price of $5.15 are outstanding.

                                    DILUTION

   If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering. Our pro forma net tangible book value as of December 31, 1999 was $62.4 million, or $0.92 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999, after giving pro forma effect to the issuance of 10,302,905 shares of Series B mandatorily redeemable convertible preferred stock for $50.0 million consummated on February 16, 2000, the repayment of $3.0 million of indebtedness with a portion of the proceeds of that issuance and the automatic conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock into 20,915,105 shares of common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1999 would have been approximately $100.4 million, or $1.38 per share. This represents an immediate increase in pro forma net tangible book value of $0.46 per share to existing shareholders and an immediate dilution of $7.62 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $9.00
  Pro forma net tangible book value per share as of December 31,
   1999............................................................ $0.92
  Increase per share attributable to new investors.................  0.46
                                                                    -----
Pro forma net tangible book value per share after this offering....        1.38
                                                                          -----
Dilution per share to new investors................................       $7.62
                                                                          =====

   The following table sets forth, on a pro forma basis, as of December 31, 1999, the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new investors assuming an initial public offering price of $9.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

                          Shares Purchased    Total Consideration
                         ------------------- --------------------- Average Price
                           Number   Percent     Amount    Percent    Per Share
                         ---------- -------- ------------ -------- -------------
Existing shareholders..  67,468,805   93.1%  $ 83,201,475   64.9%      $1.23
New investors..........   5,000,000    6.9     45,000,000   35.1        9.00
                         ----------  -----   ------------  -----
  Total................  72,468,805  100.0%  $128,201,475  100.0%
                         ==========  =====   ============  =====

   The foregoing table and calculations assume no exercise of any options and excludes:

  . 30,555 shares (at an assumed initial public offering price of $9.00 per share) subject to outstanding options with an exercise price equal to the initial public offering price;

  . 2,498,200 shares of common stock reserved for issuance under our 1999 Stock Plan, of which options to purchase 2,485,900 shares at a weighted average exercise price of $3.12 are outstanding; and

  . 2,155,000 shares of common stock reserved for issuance under our 1999 Employee Incentive Stock Plan, of which options to purchase 1,193,175 shares at a weighted average exercise price of $5.15 are outstanding.

   To the extent outstanding options are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected consolidated financial data and selected pro forma data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The 1999 pro forma consolidated statement of operations data gives effect to the acquisitions of Accurate Components Inc. and its affiliate and of IQXpert Holdings Inc. as if these acquisitions had been completed on January 1, 1999. Each acquisition was accounted for under the purchase method of accounting. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data at December 31, 1997 was derived from our audited consolidated financial statements, which are not included in this prospectus. The consolidated statements of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996, have been derived from our unaudited financial statements. In the opinion of management, such statements were prepared in accordance with generally accepted accounting principles on a basis consistent with our audited financial statements and provide a fair presentation of our financial position and results of operations at and for such years. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

                                            Year Ended December 31,
                          ---------------------------------------------------------------
                                                                                Pro forma
                            1995      1996       1997       1998       1999       1999
                          --------- ---------  ---------  ---------  ---------  ---------
Consolidated Statement
 of Operations Data:
Revenues:
  Product...............  $   5,990 $   8,389  $  18,255  $  20,655  $  40,328  $ 59,563
  Other.................        --        --         --         --       1,175    16,876
                          --------- ---------  ---------  ---------  ---------  --------
    Total revenues......      5,990     8,389     18,255     20,655     41,503    76,439
Cost of revenues........      4,079     5,821     12,737     14,711     29,669    50,074
                          --------- ---------  ---------  ---------  ---------  --------
Gross profit............      1,911     2,568      5,518      5,944     11,834    26,365
                          --------- ---------  ---------  ---------  ---------  --------
Operating expenses:
  Selling and
   marketing............        906     1,566      2,950      3,500     11,081    18,449
  General and
   administrative.......        639     1,287      2,144      2,395      6,967    11,162
  Technology and
   development..........        --        --         --         173      1,812     3,774
  Stock-based
   compensation.........        --        --         --         --       4,565     4,565
  Amortization of
   intangibles..........        --        --         --           6      3,826    36,656
                          --------- ---------  ---------  ---------  ---------  --------
    Total operating
     expenses...........      1,545     2,853      5,094      6,074     28,251    74,606
                          --------- ---------  ---------  ---------  ---------  --------
Income (loss) from
 operations.............        366      (285)       424       (130)   (16,417)  (48,241)
Other expense, net......         22        50        470      1,758        451       379
Provision (benefit) for
 income taxes...........         29         8         71        (38)        33        33
                          --------- ---------  ---------  ---------  ---------  --------
Income (loss) before
 extraordinary item.....        315      (343)      (117)    (1,850)   (16,901)  (48,653)
Extraordinary item,
 net....................        --        --         --         --      (1,030)   (1,030)
                          --------- ---------  ---------  ---------  ---------  --------
Net income (loss).......        315      (343)      (117)    (1,850)   (17,931)  (49,683)
Accretion of mandatorily
 redeemable convertible
 preferred stock........        --        --         --         --     (12,075)  (12,075)
                          --------- ---------  ---------  ---------  ---------  --------
Net income (loss)
 applicable to common
 shareholders...........  $     315 $    (343) $    (117) $  (1,850) $ (30,006) $(61,758)
                          ========= =========  =========  =========  =========  ========
Basic and diluted income
 (loss) per common
 share:
Income (loss) before
 extraordinary item.....  $    0.02 $   (0.02) $     --   $   (0.06) $   (0.79) $  (1.28)
Extraordinary item......        --        --         --         --       (0.03)    (0.02)
                          --------- ---------  ---------  ---------  ---------  --------
Basic and diluted net
 income (loss) per
 common share...........  $    0.02 $   (0.02) $     --   $   (0.06) $   (0.82) $  (1.30)
                          ========= =========  =========  =========  =========  ========
Weighted average shares
 used in computing basic
 and diluted net income
 (loss) per common
 share..................     20,000    20,000     24,219     30,000     36,676    47,400
                          ========= =========  =========  =========  =========  ========
                                                      December 31,
                                    ----------------------------------------------------
                                      1995       1996       1997       1998       1999
                                    ---------  ---------  ---------  ---------  ---------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............            $      17  $     110  $     218  $     127  $  5,063
Working capital
 (deficit)..............                  225       (332)     2,078      1,517     7,718
Total assets............                  931      1,911      4,864      5,203   146,901
Long-term debt, net of
 current portion........                   69         45      3,288      4,638     4,331
Mandatorily redeemable
 securities.............                  --         --         --         --     68,038
Total shareholders'
 equity (deficit).......                  326       (129)      (314)    (2,244)   54,602

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

   We are a leading provider of business-to-business services for the procurement of electronic components worldwide. We were incorporated in New York in September 1993.

   We act as a market maker in the electronic components spot market by maintaining an electronic network of suppliers from whom we purchase components on behalf of our customers, largely when their usual sources of supply fail. In mid-1998, we began moving our business to the Internet with the release of our Internet procurement agent, a software application that can be downloaded from the Internet. Our procurement agent allows users to source electronic components on the Internet and facilitates the online purchase of electronic components from multiple suppliers. We believe our procurement agent has significantly increased awareness of our brand, and the number of our customers in 1999 more than doubled over 1998, excluding new customers attributable to our acquisitions in 1999. We are developing our Free Trade Zone in order to further automate transaction activity between buyers and sellers of electronic components and expand our online business. We expect to commercially launch the Free Trade Zone in the second half of 2000.

   To date, we have derived substantially all of our revenues from sales of electronic components as a market maker in the spot market. We purchase components from our suppliers, take possession of the components, perform quality checks on the components, and resell the components to our customers. We recognize revenues on sales of electronic components, net of any discounts, when the products are shipped and the customer takes ownership and assumes risk of loss. We generally purchase components at the time of and in response to a customer order for those components, although we also purchase some components without matching orders.

   We have also recognized limited revenues from other sources. As a result of our recent acquisition of IQXpert, we began to derive revenues from the sale of subscriptions to the CAPSXpert databases. Revenues from the sale of subscriptions are recognized ratably over the term of the subscription period, which is generally 12 months. We intend to integrate the CAPSXpert databases' content and search functionality into the Free Trade Zone and make it available to our users at no cost. Consequently, we do not expect to derive meaningful subscription revenues in future periods.

   In addition, as part of our acquisition of IQXpert, we began to derive revenues from the licensing of software and related services, including maintenance and consulting services. Revenues from software license agreements are generally recognized over the software implementation period, using the percentage of completion method, if collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all elements of the arrangement. Revenues from maintenance services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate services arrangements. Revenues from consulting services are recognized as services are performed.

   In future periods, we expect our revenues to continue to be derived primarily from our sales of electronic components in our role as a market maker, although we expect that, with the commercial launch of our Free Trade Zone, our market maker activities will over time be increasingly conducted online. We currently provide our procurement agent, and intend to provide the Free Trade Zone, including the CAPSXpert databases and search capabilities, at no cost to our users. In addition, we do not currently, and do not presently intend in the future to, collect fees based on transactions facilitated by our online services.

   Gross profit from our market maker activities consists of revenues less cost of revenues, which consists primarily of the cost of electronic components, freight charges and obsolete inventory charges deemed necessary. Our gross profit as a percentage of revenues for our market maker activities was 30% in 1997, 29% in 1998 and 29% in 1999. As we grow our business, we may not be able to continue to realize gross profit margins at the levels we have experienced historically.

   During the quarter ended March 31, 2000, we will record deferred compensation of $3.9 million as a reduction in shareholders' equity to reflect the grant of stock options to employees at prices below the fair market value of our common stock on the date of grant. This deferred compensation will be amortized as stock-based compensation expense over the vesting period of the related options. Upon completion of this initial public offering, at an assumed initial offering price of $9.00 per share, we will record additional deferred compensation of $3.7 million and an immediate compensation charge of $1.7 million relating to options granted to employees that will begin to vest on such date.

Recent Events

 Acquisition of Accurate Components Inc.

   On November 12, 1999, we acquired all of the capital stock of Accurate Components Inc. and its affiliate, or Accurate, for cash of approximately $6.5 million. Accurate is a market maker for electronic components and has an ISO 9002 certified distribution and fulfillment center located in Bohemia, NY. The ISO 9002 certification is granted by the International Standardization Organization pursuant to a set of standards used to document, implement and demonstrate quality management and assurance systems. We believe that Accurate will, in addition to adding customers and increasing our revenues, enhance our infrastructure to support the logistics demands of our rapidly growing business. The purchase agreement requires the payment of additional consideration contingent on future operating results of Accurate through December 31, 2000. The maximum total contingent consideration is $1.7 million. Contingent consideration of $510,000 was recorded as additional goodwill and accrued expenses on December 31, 1999 in connection with a payment due under the contingent payment arrangement. Payments under the contingent payment arrangement during the year ended December 31, 2000, if any, will similarly increase goodwill. The maximum contingent consideration payable for the year ending December 31, 2000 is approximately $1.2 million. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of the acquired business have been included in our financial statements from the date of acquisition. Material assets acquired in this transaction were cash of $1.4 million and trade receivables of $3.3 million. The only known material liability assumed was an income tax liability of $1.2 million. We have recorded goodwill on this acquisition in the amount of $5.1 million which will be amortized over a period of 10 years, or an amount of approximately $500,000 per year.

 Acquisition of IQXpert Holdings Inc.

   Pursuant to an agreement dated November 30, 1999, we acquired all of the capital stock of IQXpert Holdings Inc. from Information Handling Services, Inc., or IHS, and other minority shareholders in exchange for approximately
11.7 million shares of our common stock. IQXpert is engaged in the design and development of software and database systems relating to enterprise client/server software products and electronic components information, including the CAPSXpert databases and the ItemQuest software. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses have been included in our financial statements from the date of acquisition. Material assets acquired in this transaction were trade receivables of $3.9 million, the CAPSXpert databases valued at $20.0 million and software valued at $18.0 million. The only known material liability assumed was deferred revenue of $5.6 million. We have recorded intangible assets as a result of this acquisition in the amount of approximately $108.2 million, and this amount will be amortized over a period of three years, or an amount of approximately $36.1 million per year.

 Series B Financing

   On February 16, 2000, we issued 10,302,905 shares of our Series B mandatorily redeemable convertible preferred stock for an aggregate purchase price of $50.0 million. The Series B mandatorily redeemable convertible preferred stock will automatically convert on a one-to-one basis into shares of our common stock upon the closing of this offering. The investors who purchased shares in this transaction were Agile Software Corporation, Boston Ventures Limited Partnership V, Broadview SLP, Cahners Information Holdings, Inc., Generation Capital Partners L.P., Generation Parallel Management Partners L.P., The Goldman Sachs Group, Inc., Impact Venture Partners, L.P., Integral Capital Partners IV,

L.P., Integral Capital Partners IV MS Side Fund, L.P., OMI Partnership Holdings Ltd., Seacoast Capital Partners Limited Partnership, Seacoast Investors LLC, State Board Administration of Florida, and Vulcan Securities Limited. We will record an embedded dividend representing the beneficial conversion feature associated with the Series B mandatorily redeemable convertible preferred stock, which will be added to our net loss in the calculation of net loss applicable to common shareholders in the first quarter of 2000. At an assumed initial public offering price of $9.00 per share, this beneficial conversion feature will be $42.7 million.

Results of Operations

Year ended December 31, 1999 compared with year ended December 31, 1998

 Revenues

   Revenues increased to $41.5 million in 1999 from $20.7 million in 1998. Revenues in 1999 benefited from the acquisitions of Accurate and IQXpert, which occurred in the fourth quarter of 1999. Excluding revenues of approximately $4.3 million attributable to Accurate and $1.2 million attributable to IQXpert, our revenues in 1999 increased approximately 74%, or $15.4 million, over the prior year period. We believe this increase in our revenues was primarily attributable to an increase in the volume of our sales due to the successful deployment of our procurement agent, which increased our visibility among electronic components buyers and generated a significant number of new customers for us. We also benefited in 1999 from favorable industry conditions, as suppliers experienced shortages of some components, which increased our volume of sales.

 Cost of revenues

   Cost of revenues consists primarily of the cost of electronic components, freight charges and obsolete inventory charges deemed necessary. Cost of revenues increased to $29.7 million, or 71.5% of our revenues, in 1999 from $14.7 million, or 71.2% of our revenues, in 1998. This increase in cost of revenues was primarily due to the increase in revenues in 1999.

 Selling and marketing expenses

   Selling and marketing expenses consist primarily of employee costs relating to sales, purchasing and marketing, travel and related costs, advertising and promotional expenses, bad debt expenses, and an allocation for certain overhead costs. Selling and marketing expenses increased to $11.1 million, or 26.7% of our revenues, in 1999 from $3.5 million, or 16.9% of our revenues, in 1998. This increase was due in part to increased advertising expenses of $2.1 million and increased employee costs of $2.3 million attributable to the hiring of 39 additional sales and marketing employees during 1999. These increases in advertising and personnel expenditures were incurred in 1999 to promote awareness of our brand and services and to support our growth in new customers and transactions. We expect to continue to increase our selling and marketing expenses to promote awareness of our brand and services.

 General and administrative expenses

   General and administrative expenses consist primarily of employee costs, facilities expenses, distribution costs and professional service fees. General and administrative expenses increased to $7.0 million, or 16.8% of our revenues, in 1999 from $2.4 million, or 11.6% of our revenues, in 1998. This increase was primarily due to increased personnel and other professional services and additional facility leasing costs needed to support our growth. We expect that our general and administrative expenses will increase as we expand our operations.

 Technology and development expenses

   Technology and development expenses consist primarily of payroll and operating expenses relating to the information technology group, database content development costs, and all costs associated with our Web site, including design, development and third-party hosting. Technology and development expenses increased to $1.8 million, or 4.4% of our revenues, in 1999 from $173,000, or 0.8% of our revenues, in 1998. This increase was primarily due to increased Web site development expenses of approximately $628,000, and the remaining increase was attributable to additional headcount and supplies. We expect our technology and development expenses to increase significantly as we continue to expand our information technology group and enhance our Web site. In addition, we currently capitalize our expenditures associated with the development of the Free Trade Zone. Once the Free Trade Zone is ready for its intended use, we will begin amortizing these capitalized expenditures over a three-year period, which will further increase our technology and development expenses.

 Stock-based compensation

   Stock-based compensation primarily consists of non-cash expenses relating to stock options granted to employees at prices below the fair market value of our common stock on the date of grant and a transaction between certain principal shareholders. Stock-based compensation increased to $4.6 million, or 11.0% of our revenues, in 1999. There was no stock-based compensation expense in 1998. This increase was primarily due to a charge of $565,000 for the grant of 1,286,700 options to key executives hired in 1999 and a $4.0 million charge related to the cancellation of an option agreement between certain of our shareholders.

 Amortization of intangibles

   Amortization of intangibles consists primarily of amortization of goodwill and other intangibles associated with our recently completed acquisitions. The amortization of intangibles expense increased to $3.8 million, or 9.2% of our revenues, in 1999 from approximately $6,000 in 1998. This increase was primarily due to the amortization of the intangibles associated with the acquisitions of IQXpert and Accurate of $3.0 million and $43,000, respectively, as well as $709,000 related to the amortization of a license agreement with Information Handling Services, Inc. from March 1999 through November 1999.

 Net loss

   The net loss applicable to common shareholders increased to $30.0 million in 1999 from $1.9 million in 1998. This increase was primarily due to the increased loss from operations of $16.3 million, an extraordinary charge relating to early extinguishment of debt of $1.0 million and accretion of mandatorily redeemable convertible preferred stock of $12.1 million offset by a decrease in other expenses, primarily interest expense, of $1.3 million.

Year ended December 31, 1998 compared with year ended December 31, 1997

 Revenues

   Revenues increased to $20.7 million in 1998 from $18.3 million in 1997. This increase in revenues was primarily attributable to additional sales staff hired during 1997 and 1998.

 Cost of revenues

   Cost of revenues increased to $14.7 million, or 71.2% of our revenues, in 1998 from $12.7 million, or 69.8% of our revenues, in 1997. This increase was primarily due to the increase in revenues.

 Selling and marketing expenses

   Selling and marketing expenses increased to $3.5 million, or 16.9% of our revenues, in 1998 from $2.9 million, or 16.2% of our revenues, in 1997. This increase was primarily due to increased payroll and related expenses, trade shows, promotions and advertising incurred to promote the initial release of our procurement agent.

 General and administrative expenses

   General and administrative expenses increased to $2.4 million, or 11.6% of our revenues, in 1998 from $2.1 million, or 11.7% of our revenues, in 1997. This increase was primarily due to increased employee costs.

 Net loss

   The net loss applicable to common shareholders increased to $1.9 million in 1998 from $117,000 in 1997. This increase was primarily due to the increased loss from operations of $554,000 and increased interest expense of $1.1 million relating to redeemable stock purchase warrants.

Liquidity and Capital Resources

   Since 1997, we have financed our operations primarily through the issuance of debt and equity securities. In July 1997, we raised a total of $3.0 million from the sale of a senior subordinated note and warrants to purchase our common stock. In March 1999, we raised $10.0 million from the issuance of our mandatorily redeemable convertible preferred stock and approximately $7.2 million in cash proceeds from the sale of our mandatorily redeemable common stock. In September 1999, we raised $10.0 million from the issuance of our mandatorily redeemable common stock. We have also financed our operations through borrowings under credit facilities, none of which are currently outstanding. At December 31, 1999, we had cash and cash equivalents totaling approximately $5.1 million. In February 2000, we raised $50.0 million from the issuance of our Series B mandatorily redeemable convertible preferred stock.

   For the year ended December 31, 1999, net cash used in operations was $9.6 million as compared to cash used in operations of $1.2 million in 1998 and $1.1 million in 1997. The increase in net cash used in operating activities is primarily due to an increase in our net loss to $17.9 million in 1999 from $1.9 million in 1998 and a higher level of accounts receivable. Working capital at December 31, 1999 was $7.7 million as compared to $1.5 million at December 31, 1998.

   For the year ended December 31, 1999, net cash used in investing activities was $13.4 million, primarily reflecting net capital expenditures of $8.1 million and the acquisition of Accurate for $5.3 million, net of cash acquired. Of the $8.1 million in net capital expenditures, $7.1 million was used in the development of the Free Trade Zone. We estimate that our 2000 capital expenditures will increase substantially primarily due to the further development of the Free Trade Zone. For the years ended December 1998 and 1997, net cash used in investing activities were approximately $151,000 and $232,000, respectively, primarily related to net capital expenditures.

   For the year ended December 31, 1999, net cash provided by financing activities was $27.9 million, primarily resulting from proceeds received from the issuance of mandatorily redeemable securities of $25.8 million, proceeds received from the issuance of debt of $5.2 million offset by debt repayments of $1.7 million and redemption of common stock of approximately $850,000. Net cash provided by financing activities was $1.3 million for the year ended December 31, 1998, primarily reflecting issuance of short-term debt. Net cash provided by financing activities was $1.5 million for the year ended December 31, 1997 reflecting proceeds from the issuance of a note payable and warrants of $3.0 million offset by certain financing costs and repayment of short-term debt.

   In September 1999, we entered into a three-year agreement with Cahners Business Information, Inc., an affiliate of one of our principal shareholders, in which we agreed to use Cahners as our exclusive advertising sales agent for our Free Trade Zone. We have agreed to pay Cahners a fee of 20.0% of all advertising revenues sold by Cahners on our behalf. We also have agreed to purchase a minimum of $500,000 in annual advertising from Cahners during the term of the agreement. In addition, Cahners is entitled to a fee of 1% of any revenues generated over our Free Trade Zone from customers referred to us by Cahners during this three-year period.

   In connection with the IQXpert acquisition, we agreed to enter into a services agreement with IHS, one of our principal shareholders. This agreement provides us with leasing of space and utilities, hosting of our CAPSXpert databases, shipping and order assembly related to CAPSXpert subscriptions, data processing and other general and administrative services. This agreement requires us to make monthly service fee payments of $248,000 to IHS. We have the option to cancel this agreement with respect to some or all of the services provided upon 30 days' notice.

   Since 1996, we have experienced net losses and negative cash flows from our operations. For the foreseeable future, we expect to experience significant net losses and negative cash flows. On February 16, 2000, we issued shares of mandatorily redeemable convertible preferred stock to investors, resulting in proceeds to us of approximately $50.0 million. We believe that the net proceeds from this offering, together with current cash and cash equivalents, will be sufficient to fund our operations for at least the next 12 months. However, our future capital needs, and the timing of those needs, are subject to substantial uncertainty. In the event the net proceeds of this offering, together with other available resources and cash generated by operations, are insufficient to satisfy our long-term liquidity requirements, we may seek to raise additional capital by selling debt or equity securities. These securities may have rights and preferences superior to those of our common stock, and our shareholders may experience dilution. In addition, financing may not be available to us on acceptable terms, if at all.

Recent Accounting Pronouncements

   In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts and for hedging. In July 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133", was issued. SFAS 137 deferred the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to all fiscal years beginning after June 15, 2000. We have no derivative instruments and the adoption of SFAS 133 should have no impact on our financial condition or results of operations.

Year 2000 Compliance

   Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used in many systems. Most reports to date, however, have indicated that computer systems are functioning normally and the compliance and remediation work accomplished leading up to 2000 was effective to prevent any problems. We did not incur any material interruption in our business or material costs in connection with our preparation for possible Year 2000 problems. Computer experts have warned that there may still be residual consequences of the change in centuries. It is also possible that errors or defects may remain undetected, or that dates other than January 1, may trigger Year 2000 type problems. As a result, although we have not experienced any Year 2000 problems to date, it is possible that we could face problems or disruptions during 2000. Any Year 2000 problems could cause difficulties accessing www.partminer.com and www.freetradezone.com, thereby resulting in decreased sales of our products and services to our customers and damage to our reputation.

Market Risks

 Interest Rate Risk

   To date, we have not utilized derivative financial instruments or derivative commodity instruments. We invest our cash in money market funds, which are subject to minimal credit and market risk. We believe the market risks associated with these financial instruments are immaterial.

 Foreign Currency Risk

   A majority of our revenues and cost of revenues are transacted in United States dollars. However, we have entered into sales or purchase agreements in certain local currencies, primarily the Euro. The effect of foreign exchange rate fluctuations was not material for the year ended December 31, 1999. As we expand our foreign sales organization and transact more business in local currencies, our foreign exchange rate exposure may increase. We will monitor this risk going forward and will utilize any such financial instruments we deem necessary in order to minimize any material exposures.

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   In addition, we are also exposed to foreign exchange rate fluctuations, primarily with respect to the Euro and the Israeli Shekel, as the financial results of foreign subsidiaries are translated into United States dollars for consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact net income (loss) and overall profitability. The effect of foreign exchange rate fluctuation for the year ended December 31, 1999 was not material.

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                                    BUSINESS

Overview

   We are a leading provider of business-to-business services for the procurement of electronic components worldwide. We provide proprietary Internet-based applications to buyers of electronic components in order to facilitate their product selection and purchasing processes. We act as a market maker, meaning we source electronic components and resell them to our customers, in the electronic components spot market. The spot market is the market in which buyers purchase electronic components on an unscheduled, as needed basis. Buyers often use our market maker services when their usual sources of supply fail. As a market maker, we source immediately needed components from our extensive electronic network of over 4,000 suppliers worldwide. We generate substantially all of our revenues in the spot market by purchasing components against a customer's buy order and reselling the components to the customer. We also serve as a spot market clearinghouse for our customers, providing quality assurance and consolidation services. We provide other services to reduce inefficiencies in the supply chain, including electronic components databases, component supplier management software and excess inventory management. We have been in operation since 1993, and in 1999 had a customer base of over 5,000 customers in 52 countries.

   In mid-1998, we began moving our business to the Internet with the release of our proprietary Internet procurement agent at no cost. Our procurement agent is a software application that can be downloaded from the Internet that allows users to source electronic components on the Internet and facilitates the online purchase of electronic components of all types from multiple suppliers. As of March 31, 2000, there were over 100,000 registered users of our procurement agent. To accommodate our rapid growth and further accelerate our transition to the Internet, we recently completed two acquisitions that provided us with additional customers as well as added infrastructure and extensive proprietary Internet-based electronic component databases.

   Our current Internet products facilitate the selection, sourcing and procurement of electronic components online, and act as a gateway to our market making services which are currently processed offline. In order to further automate the procurement process we are developing the Free Trade Zone, a suite of Internet-based software applications, including an Internet marketplace, for the electronic components industry, which we expect to commercially launch in the second half of 2000. In addition to the current functionality provided by our Internet products, our Free Trade Zone will enable component buyers to use the Internet to transact business with their preferred suppliers by transmitting requests for quotation, or RFQs, receiving quotes, negotiating terms and placing orders online. The Free Trade Zone will automatically detect when a preferred supplier cannot satisfy the terms of a RFQ, and, in such event, we will source and quote a price on the requested component or offer a quote on an alternative component with similar functions. We believe that the supply and demand information we will obtain with respect to RFQs and responses on our Free Trade Zone will significantly enhance our ability to source components for our customers and act as a market maker in the spot market. We expect that, over time, we will increasingly automate our market making services as part of our Free Trade Zone. We intend to migrate our existing users and customers to the Free Trade Zone and make the Free Trade Zone accessible to the entire electronic components purchasing community at no cost.

Industry Background

 The Internet Business-to-Business Opportunity

   The Internet provides companies the opportunity to conduct business with other companies directly and more efficiently. Business-to-business, or B2B, e-commerce over the Internet is projected to accelerate in the next five years. Forrester Research forecasts that online business trade will grow from an estimated $406 billion in 2000 to $2.7 trillion in 2004. As B2B e-commerce continues to grow, industry-specific marketplaces are achieving increasing acceptance. These marketplaces bring together buyers, sellers, and information in online marketplaces that automate complex business processes and supply chains. We believe that B2B e-commerce marketplaces are most likely to be successful in industries characterized by:

  .  large numbers of buyers and sellers;

  .  a high degree of fragmentation among buyers, sellers or both;

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  .  complex supply chains;

  .  significant dependence on information exchange;

  .  large transaction volume; and

  .  large product selection.

 The Electronic Components Industry

   The electronic components industry is composed mainly of electronic component manufacturers, franchised distributors and independent distributors on the supply side and product manufacturers, such as original equipment manufacturers and contract manufacturers, on the demand side. Component manufacturers sell components directly to large product manufacturers and also sell through both franchised and non-franchised, or independent, distributors. Franchised distributors are those distributors that distribute specific product lines in specific geographic territories pursuant to agreements with component manufacturers. Product manufacturers in the computer, telecommunications, medical equipment, military, consumer electronics and other industries rely on component manufacturers and distributors for the constant supply of electronic components used in their products. According to industry sources, electronic components represented a $220 billion global market in 1999, which is expected to grow to $440 billion by 2004.

   In order to achieve economies of scale and manufacturing efficiencies, electronic component manufacturers generally require significant lead-time in manufacturing their products. Therefore, product manufacturers are typically required to order their electronic components weeks or even months in advance of production, based on expected demand and other factors. Accordingly, product manufacturers satisfy the majority of their electronic component needs by placing advance orders with their preferred suppliers. When a product manufacturer is required to purchase components closer to, or at the time of production, it typically will first attempt to purchase the needed components from its usual sources of supply for those components. If these usual sources of supply cannot meet the demand, product manufacturers typically seek to purchase components in the spot market.

 Inefficiencies in the Electronic Components Industry

   Limited Access to Product Information. Millions of electronic components are produced by thousands of suppliers worldwide. A component produced by a particular manufacturer may provide the same functionality as other parts produced by other manufacturers, but each will generally have its own manufacturer-specific part number. An engineer or buyer who wishes to identify or compare components is required to engage in a time-consuming and expensive process of obtaining data sheets and other information on the components. This process limits the ability of engineers and buyers to realize cost and efficiency savings by comparing a broader range of components based on cost and functionality.

   Inefficient Procurement Process. In order to source and purchase components, buyers generally begin by obtaining price and availability quotes from multiple suppliers. This process is usually conducted by sending a RFQ, to each supplier by phone, fax, or e-mail. The RFQ typically will include a list of the components, requested delivery dates, and other relevant information. Suppliers generally respond to RFQs by phone, fax, or e-mail, and the buyer then collects this information, often in an electronic spreadsheet, in order to compare the responses. Once the buyer chooses a particular supplier or suppliers, the buyer again communicates with the supplier by phone, fax, or e-mail and eventually completes the purchase. This process, which generally requires multiple discrete contacts with multiple suppliers, is time-consuming and costly.

   Inefficient Enterprise-Wide Supplier Management. In many large enterprises, components are sourced and purchased independently at numerous operating units, and in many cases these independent units do not coordinate with each other regarding their component selection and procurement processes. As a result, it is

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

common for operating units within the same enterprise to duplicate the product selection process for certain components, and, in addition, these units may purchase similar components from different suppliers at disparate costs. These inefficiencies prevent the enterprise from consolidating their selection and purchasing processes and benefiting from associated volume discounts and cost savings processes.

   Inefficiencies in the Supply Chain. There is often an imbalance between supply and demand for components, resulting in shortages of some components and surpluses of others. Shortages occur as a result of a variety of factors including:

  . Supply Side Causes. Component manufacturers and distributors may experience difficulty or delay in supplying required parts to product manufacturers for a variety of reasons. Changes in market conditions may require component manufacturers to reallocate manufacturing capacity to other products. Manufacturers may encounter unexpected delays in the manufacturing process, and both manufacturers and distributors may experience logistical, distribution or delivery problems. Additionally, manufacturers and distributors may disparately allocate their inventory among geographic regions or specific customers.

  . Demand Side Causes. Product manufacturers may underestimate consumer demand for their finished goods and as a result schedule orders for fewer components than are actually needed. By the time product manufacturers realize that a need exists, they may be unable to obtain timely supply from the component manufacturer or distributor due to required lead times.

  . Demand for Obsolete Components. Product manufacturers may be unable or unwilling to incorporate newer components in their manufacturing process and may continue to use discontinued components. In addition, obsolete components are also needed for the repair of existing products. Obsolete components are often unavailable through traditional channels and must be purchased in the spot market.

  . Proprietary Supplier Channel Conflicts. Product manufacturers often source electronic components from franchised distributors and other intermediaries. These intermediaries often are bound by contractual arrangements that discourage or prevent them from selling similar products manufactured by competing component manufacturers. In addition, franchised distributors generally are not permitted to purchase components from any source, including other distributors, other than the component manufacturer, and they generally are not permitted to sell components outside their franchised geographic territory. As a result of these channel conflicts, buyers may experience shortages despite supply in the market.

   When a product manufacturer is unable to source sufficient quantities of a required component through its primary supply chain, the product manufacturer may incur high costs associated with an interruption of the manufacturing process. These costs are measured by the direct costs of shutting down a factory and the indirect costs of not delivering the finished goods to a customer in a timely manner, which adversely affects the manufacturer's brand name and reputation. Consequently, in the event of a shortage of a needed component, the price that a product manufacturer is willing to pay is no longer dictated by the intrinsic value of the component, but rather reflects the opportunity costs associated with interrupting a manufacturing process. In this situation, product manufacturers generally source and purchase the needed components in the spot market.

   Inefficient Spot Market. The spot market is primarily served by a highly fragmented group of independent distributors, brokers, trading companies and market makers that operate without the contractual limitations concerning buying and selling components that limit franchised distributors. They provide a critical source for electronic components not available through a product manufacturer's primary distribution channels at any given point in time. Companies operating in this independent channel range in size from thousands of small firms worldwide to larger multi-million dollar corporations.

   The spot market has historically exhibited a variety of deficiencies, including:

     Industry Fragmentation. Thousands of small companies worldwide engage in some form of market making. These companies are typically operated as small businesses and in many cases are unknown to potential customers.

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

     Lack of Information. There is limited centralized information regarding available supply in the spot market. Thus, spot market makers must expend a disproportionate amount of time and money in order to source and procure products for their customers.

     Lack of Automation. Most existing spot market makers lack the resources and scale necessary to automate their work-flow processes by integrating with their supply chain or customers. Accordingly, product manufacturers may find transactions with these companies to be slow and inefficient.

The PartMiner Solution

   We provide online procurement services that, along with our market making and other services, address many of the inefficiencies in the electronic components industry. Our Free Trade Zone, which we expect to commercially launch in the second half of 2000, will incorporate our current online services as well as additional functionality, and is designed to provide our customers with a comprehensive procurement solution. We believe our solution provides the following benefits to the buyers and suppliers of electronic components:

 Benefits to Product Manufacturers

   Improved Access to Electronic Components Data. Our CAPSXpert databases contain information on more than 12,000,000 discrete electronic component part numbers and include sophisticated search capabilities that allow users to search the databases based on a variety of component characteristics. The CAPSXpert databases give engineers and buyers access to critical design and purchasing information, allowing them to reduce costs and enhance functionality at the component level through a broader range of product selection. In addition, our CAPSXpert databases give buyers who have not been able to source a given component the ability to identify substitute, functionally equivalent, components that may be available in the market.

   Streamlined Procurement Process. The current procurement process requires buyers to contact multiple sources independently, usually by phone, fax or e-mail. Our procurement agent allows users to source electronic components on the Internet and facilitates the online purchase of electronic components from multiple suppliers, reducing the time and cost associated with traditional procurement methods. Our Free Trade Zone will further streamline this process by allowing buyers to use the Internet to transact business with their preferred suppliers by sending RFQs, receiving quotes, negotiating terms and placing orders online.

   More Efficient Supplier Management. Our ItemQuest software helps companies manage the process of procuring components and keep track of their suppliers. The software can be used by many different departments within a company, including engineering, purchasing, and manufacturing. Our ItemQuest software can be used to build a database with search capabilities that classifies product, supplier, commodity and component information. By utilizing the software, customers can determine, among other things, if they have purchased less expensive substitute components and whether components can be procured on a more cost effective basis. Our ItemQuest software enables our customers to analyze and potentially improve their component procurement process.

   Enhanced Product Availability. In the event that a buyer is unable to obtain components from its preferred suppliers, our market maker service enables customers to source components through us from a broader group of components suppliers. We maintain an electronic network of more than 4,000 suppliers worldwide and internal databases that track availability and pricing of more than 8,000,000 electronic component part numbers. As a result, a buyer is more likely to locate a needed component, reducing the risk of a production delay or shutdown. Buyers are also able to achieve cost savings by outsourcing their procurement to us, reducing the number of vendors with whom they deal directly, the number of orders that are processed and the number of shipments they receive. When a buyer uses our Free Trade Zone to source components from its preferred suppliers, and those suppliers are unable to meet this demand, we will source the components from our extensive network of suppliers and provide the buyer with a quote for the component.


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   Reduced Inventory Carrying Costs. Current options available to product manufacturers for the disposition of surplus component inventory are limited and often result in significant costs for write-offs. Our inventory management services enable product manufacturers to reduce surplus inventory at a lower cost by offering such inventory to our customers and online users, who represent a much larger targeted group of potential buyers.

 Benefits to Component Suppliers

   Enhancement of Existing Relationships. Unlike some online solutions addressing the electronic components market that seek to displace or compete with existing suppliers, our solution is intended to enhance existing relationships between buyers and sellers of electronic components. We intend to provide a quote to buyers using our Free Trade Zone only after the buyer has sent a RFQ to its preferred suppliers and those suppliers have been unable to provide the needed components.

   Greater Ability to Service Customers. Because of the improved efficiencies associated with communicating over the Internet rather than through traditional methods, we believe our services allow suppliers to better serve their customers, in particular smaller customers whose transaction volume might not justify the costs associated with traditional methods of communication.

Our Strategy

   Our objective is to be the leading online provider of business-to-business procurement services to the global electronic components industry. Our strategy to achieve this objective includes the following key elements:

   Establish the Free Trade Zone as the Leading Procurement Network for the Electronic Components Industry. We believe that the Free Trade Zone will over time provide a comprehensive procurement solution and serve as the leading online marketplace to the entire electronic components industry. We intend to promote its use to our current customers and users of our Internet products. After the Free Trade Zone is launched, users of our procurement agent will be directed to enter the Free Trade Zone when they sign on to use our procurement agent. Over time, we intend to transition our current traditional relationships with component manufacturers, distributors and buyers into online relationships on our Free Trade Zone by educating them about its benefits and efficiencies. We also intend to provide free access through the Free Trade Zone to our CAPSXpert databases, which we believe will attract new users to the Free Trade Zone. Over time, we expect to incorporate additional features into the Free Trade Zone to make it more attractive to participants. For example, we intend to integrate our surplus inventory management services into the Free Trade Zone.

   Expand Brand Awareness. We intend to increase industry awareness of our brand and the capabilities of our Free Trade Zone. We plan to accomplish this through targeted marketing efforts, advertisements in industry publications, participation in industry trade shows and through our relationships with component manufacturers, distributors and buyers. We also intend to leverage our strategic relationship with Cahners Business Information, one of the largest business-to-business information providers. We intend to hire additional business development professionals to actively encourage the adoption of the Free Trade Zone by product manufacturers, component manufacturers, buyers, and suppliers on an enterprise wide basis. We believe that the benefits offered by our Free Trade Zone will further enhance our recognition as a leading global market maker to the electronics components industry.

   Leverage Our Existing Expertise and Infrastructure. We have been engaged as a market maker in the electronic components spot market since 1993. We have substantial experience and know-how in sourcing components globally for the spot market and completing purchase and sale transactions. We intend to capitalize on our industry relationships and expertise to provide a comprehensive procurement solution and value proposition to our customers.


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   Pursue Strategic Relationships and Strategic Acquisitions. We intend to continue to pursue strategic relationships to expand our customer base and further extend our services for electronic components buyers. For example, we intend to offer our CAPSXpert databases for inclusion in products and services offered by third parties, including other marketplaces, exchanges, purchasing applications and enterprise resource planning solutions, in exchange for becoming the exclusive market maker to those products and services. We will also pursue strategic acquisitions and joint ventures, as appropriate.

   Explore Opportunities in Other Industry Specific Markets. We believe the technology embedded in our Free Trade Zone may be adapted to other industries. Eventually, we may explore opportunities to adapt the technology underlying our Free Trade Zone and our experience in creating an electronic marketplace in the electronic components industry to develop similar e-commerce services and marketplaces in other industries.

Our Services

   We provide electronic component procurement services, including Internet procurement, market making services, surplus inventory management, and component and supplier management services. We intend to integrate these services into our Free Trade Zone.

   Market Making. We conduct reverse auctions on behalf of our customers for components in the spot market. Upon receipt of a request for a component from a customer, we search our internal databases to determine price and availability of the component. Our network of over 4,000 suppliers worldwide, supported by our internal databases, allows us to track the pricing, availability and other data of over 8,000,000 component part numbers. Upon confirmation of available product, we provide our customer with a quote. If the customer accepts our quote, we buy the component for resale to the customer. The purchased component is then shipped to us and inspected. We provide quality assurance and consolidation services by maintaining a logistics infrastructure that serves as a clearinghouse for our customers.

   Internet Procurement. The electronic component procurement process can be complex and time consuming for buyers. Selecting, sourcing and purchasing multiple components from multiple suppliers is typically accomplished using phone, fax and e-mail. Our procurement agent allows users to source electronic components on the Internet and facilitates the online purchase of electronic components from multiple suppliers. A component buyer can enter an entire bill of materials into our procurement agent and obtain price and availability information from multiple distributors, data sheets from thousands of manufacturers and other relevant information on millions of components. Our Internet procurement services replace the fragmented and time-consuming process of searching through paper-based components catalogs and visiting dozens of Web sites to conduct individual searches for parts.

   Our Internet procurement agent currently is based on client server technology, requiring a user to download a file, complete a user registration form, and install the software on a local computer. Our procurement agent allows the user to enter a series of part numbers or import a bill of materials from an external application. The user then can execute a search to extract component data from multiple Web sites. This component data may include manufacturer part number, description, price, quantity available, manufacturer and data sheet where available. A user can export this component data to a spreadsheet for analysis. Users can also select a line item related to a specific component and our procurement agent will transport the user to the supplier's Web site. The user may then purchase the component online to the extent the supplier's Web site offers the functionality to execute the transaction.

   When commercially launched, our Free Trade Zone is designed to provide users with additional procurement functionality that will allow them to send RFQs to their preferred suppliers. The system will automatically route RFQs to the selected suppliers, who will be able to respond directly to the requesting user through the Free Trade Zone. The user will also be able to negotiate online with the supplier and once the parties have reached agreement on terms, the user can generate a purchase order online.


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


   Our Free Trade Zone is designed to monitor all communications in the marketplace. We will participate in the Free Trade Zone as the market maker if the Free Trade Zone detects that no preferred supplier has indicated that it can satisfy the terms of a RFQ. In this event, we will source the component or an alternative component, determine price and availability, and then respond to the user's RFQ. If the participant accepts our response, we will purchase the product and resell it to the customer.

   Content Delivery. Our CAPSXpert databases are recognized as the most comprehensive aggregation of electronic components data in the world. Access to these databases is now available through the Internet and these databases contain information on more than 12,000,000 discrete component part numbers produced by over 1,800 component manufacturers. The CAPSXpert databases facilitate the identification, comparison and selection process of components.

   Surplus Inventory Management. In addition to managing the procurement of electronic components for buyers, we also offer our customers surplus component inventory management services. Our surplus inventory management services enable sellers to maximize prices received for inventories by making these inventories available to our global network of buyers, assessing market conditions for best available pricing and demand characteristics and facilitating the marketing and sale of this inventory. We intend to automate these services and incorporate them into our Free Trade Zone.

   Supply Chain Management. We enable our customers to improve their electronic component usage and procurement processes, reducing costs associated with these functions. Our ItemQuest software helps companies manage the process of procuring components and keep track of their suppliers. The software can be used by many different departments within a company, including engineering, purchasing, and manufacturing. Our ItemQuest software can be used to build a database with search capabilities that classifies product, supplier, commodity and component information. By utilizing the software, customers can determine, among other things, if they have purchased less expensive substitute components and whether components can be procured on a more cost effective basis. Our ItemQuest software enables our customers to analyze and potentially improve their component procurement process.

Customers

   We have an extensive customer base which includes many of the world's largest original equipment manufacturers, contract manufacturers, and distributors. During 1999, we had a customer base of over 5,000 customers in 52 countries. Some of the largest customers of our market making service include British Aerospace, Infos, Lucent, Motorola, Nortel and Solectron. Our recent acquisition of IQXpert provided us with another large, complementary customer base. In 1999, approximately 2,000 customers representing over 20,000 users or seats paid for subscriptions to the CAPSXpert databases. The largest customers of the CAPSXpert databases in 1999 included Boeing, Lockheed Martin, Seagate Technology, Solectron, Sony and TRW.

   In 1999, our largest 20 customers accounted for $16.0 million of our total $41.5 million in sales, our largest 50 customers accounted for $22.3 million of our total $41.5 million in sales, and our top 100 customers accounted for $27.2 million of our total $41.5 million in sales. In 1999, British Aerospace accounted for approximately 6% of our total sales. No other customer accounted for more than 5% of our total sales in 1999.

Distribution and Fulfillment

   We operate two distribution and fulfillment centers in the United States and one in Denmark. Our United States facilities are located in Palisades Park, NJ and in Bohemia, NY. We provide a complete set of services including receiving, inspection, verification, quality check, order tracking, consolidation, repackaging, export documentation and shipping in each facility. Our facility in Bohemia is certified under ISO 9002, a set of standards published by the International Standardization Organization used to document, implement and demonstrate quality management and assurance systems.


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   The goal of our distribution and fulfillment activity is to provide our customers with rapid turnaround, on-time and accurate fulfillment, and an overall high level of service. We actively monitor our performance and work closely with our customers and suppliers to address any problems that may occur.

Sales and Marketing

   We currently market our services through 11 domestic offices and four foreign offices. In addition, we maintain relationships with sales representatives located in four additional foreign offices. Our sales force targets buyers and engineers at product manufacturers.

   After the Free Trade Zone is commercially operational, users of our procurement agent will be directed to enter our Free Trade Zone when they sign on to use the procurement agent. We will also utilize a direct sales force, telemarketing efforts, and strategic relationships to promote the adoption and use of our Free Trade Zone. We intend to conduct marketing programs designed to create brand awareness for the Free Trade Zone and educate potential participants as to its functionality and efficiency. In addition, we will advertise and conduct direct mail, public relations and event marketing campaigns. We also expect to be active at industry trade shows and other available public forums.

   We recently entered into a three-year agreement with Cahners Business Information Inc., or Cahners, for the creation of interfaces between our online products and Cahners' e-inSITE online network of Web sites. Cahners is one of the largest business-to-business information providers with more than 125 targeted print magazines, 140 Web sites, research databases and CD-ROMs serving 16 markets. Cahners is an affiliate of Cahners Information Holdings, Inc., one of our principal shareholders. Cahners' EDN magazine is a provider of printed information concerning complex design problems, product announcements, industry news and events to over 215,000 design and development engineers and engineering managers. EDN Access, Cahners' Web site for the industry, offers online access to information provided in EDN and has attracted over 75,000 users during the past two years. Under the agreement, Cahners has agreed to promote us as its exclusive e-commerce business partner for electronic components to the electronic original equipment market on e-inSITE and in Cahners' publications. In return, we have agreed to use Cahners as the exclusive advertising sales agent for our procurement agent and our Free Trade Zone to electronic component distributors and manufacturers.

Technology and Systems

   Our Information Systems department is responsible for internal infrastructure as well as software development. Infrastructure encompasses all of our internal technology and systems, including networks and desktops, internal application support, internal help desk, data acquisition and management and external customer support. Software development is responsible for the design, creation, development and maintenance of the Free Trade Zone.

   The Free Trade Zone's applications, databases, connection to the Internet and physical environment require considerable resources, maintenance, monitoring and support. The Free Trade Zone will support multiple electronic document formats. The Free Trade Zone will be hosted on IBM RS/6000 equipment at a hosting site in New York City operated by Intira Corporation. Intira specializes in the physical operation of large-scale Web sites and has been chosen by us to operate and manage the physical platform in their secure facilities with multiple, high-speed connections to the Internet, dual connections to the electrical power grid, and multiple environmental control systems. We have entered into a three-year agreement with Intira that requires it to provide the equipment, facilities and services necessary to host our Free Trade Zone. In addition, Intira also will provide us with data management, security and Internet access services. As part of their service, Intira has provided that our Free Trade Zone website will be available and accessible 99.5% of the time within any given calendar month, and has provided other assurances relating to the functioning of Intira's systems, networks and facilities.

   The CAPSXpert databases operate on computer equipment manufactured by Digital Equipment Corporation. Presently, the CAPSXpert databases reside at a hosting site in Denver, CO operated by Information Handling Services, Inc., one of our principal shareholders. We intend to move the CAPSXpert databases to the Intira hosting site and integrate them with the Free Trade Zone. In addition, we intend to increase the service level so that the CAPSXpert databases can accommodate the increase in traffic expected from making the databases free of charge to users of the Free Trade Zone.

Competition

   The markets in which we operate are characterized by intense competition from several types of companies, including but not limited to component manufacturers, distributors, market makers, brokers, online catalog aggregators, online excess surplus auction companies, enterprise software companies, e-procurement providers and content providers. Many of these companies have established strategic alliances which may create additional competitive product and service offerings. We expect there are or will be other types of potential competitors that we have not identified.

   We expect to face further competition from new entrants to the market not yet known, as well as from alliances between competitors in the future. Many of our current and potential future competitors have greater financial, technical, market and other resources than us and may have deeper strategic relations with a broader supply and customer base than we do. As a result, these competitors may be able to provide a more competitive solution, respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their services than we can. We may not be able to compete successfully with existing or new competitors and competition may have a material adverse effect on our business, financial condition, prospects and operating results.

Intellectual Property

   Our intellectual property is very important to our business. We rely on a combination of contractual provisions, employee and third-party nondisclosure agreements, and copyright, trademark, service mark, trade secret and patent laws to establish and protect the proprietary rights of our software and services.

   Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our software and services. Intellectual property laws provide limited protection. Moreover, the laws of some foreign countries do not offer the same level of protection for intellectual property as the laws of the United States. We may be unable to detect some unauthorized use of our intellectual property. We may have to resort to litigation to enforce our intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Any such litigation may be expensive and time-consuming.

   We could be subject to intellectual property infringement claims. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing upon their intellectual property rights, we could be required to pay substantial damage awards and be forced to develop noninfringing technology, obtain a license or cease using the applications that contain the infringing technology or content. We may be unable to develop noninfringing technology or content or obtain a license on commercially reasonable terms, or at all.

   We have registered trademarks in the United States for "PartMiner," "CAPS," and "ItemQuest." We have pending service mark applications for the registration of "Free Trade Zone," "PartMiner Free Trade Zone," "Electronic Commerce Free Trade Zone," "Fast. Simple Complete. Which part don't you get?," "CAPSXpert," and "IQXpert" (and design), and have also used "Market-Trak," "Accu-Trak," and "Req-Trak" in the course of our business. In addition, we currently have two pending patent applications in the United States, one relating to the Free Trade Zone's business model and one relating to our ItemQuest software. We may not be successful in obtaining the patents or service mark registrations for which we have applied. Even if we are issued a patent, it is possible that others may be able to challenge such patent and/or that no competitive advantage will be gained from such patent.

   We license some components of our technology from third parties. These licenses from third parties may not be available to us on commercially reasonable terms in the future. The loss of these licenses could delay release or enhancement of our services until equivalent technology could be licensed, developed or otherwise obtained. Any such delay could have a material adverse effect on our business.

   We cannot determine whether future patent, service mark or trademark applications, if any, will be granted. No certainty exists as to whether our current intellectual property, or any future intellectual property that we may develop, will be challenged, invalidated or circumvented or will provide us with any competitive advantage.

   In connection with the development of our Free Trade Zone, we entered into a master agreement with IBM providing for the development and purchase or license of hardware, software and services. Our obligations under this agreement include paying for the hardware, software and services provided by IBM, designating a project manager to work with IBM personnel, providing content and data for inclusion in the Free Trade Zone, and granting IBM an irrevocable, non-exclusive license to use specified custom deliverables developed for us by IBM. In general, the agreement may be terminated by us upon termination or expiration of our obligations, or by either party if the other party does not comply with the terms of the agreement.

   Pursuant to this agreement, we currently license a portion of our Free Trade Zone's underlying code from IBM. Among the considerations made in selecting IBM to assist us in the initial development of the Free Trade Zone was IBM's ability to incorporate some of their preexisting resources into the Free Trade Zone. Our contractual arrangements with IBM provide that IBM will continue to own these preexisting resources subject to IBM having granted us an irrevocable, non-exclusive, perpetual license to use these preexisting resources. We will own all custom deliverables that have been created during this development project, but we are required to grant IBM a license to use some of the custom deliverables developed for us by IBM prior to December 1, 1999.

   We believe that we own or have the right to use all intellectual property necessary for the commercial acceptance and success of the Free Trade Zone. However, if IBM were to provide its preexisting resources along with those custom deliverables for which they have a license to other IBM customers, many of whom may be larger, more well established and have greater access to resources than we do, such customers may introduce similar or competing e-commerce products and services that achieve market acceptance, which could make the success of our Free Trade Zone less likely. In such event, our business, financial condition, prospects and operating results would be seriously harmed.

Government Regulation

   Export Controls. We derive revenues from sales of goods and technology to customers in countries other than the United States. The United States government controls the export of goods and technology through rules and regulations promulgated and enforced by the Department of Commerce, the Department of the Treasury, and the Department of State. Export licenses for the shipment of goods and technology may be required for some items sold to certain foreign customers or to all customers in certain countries. In addition, export of all goods and technology may be forbidden from the United States to certain countries. The need for export licenses could disrupt some sales due to the inability to obtain licenses in a timely manner or the inability to ship to some customers or countries because of export law restrictions. Failure to obtain an export license when one is required or other violations of export laws and regulations may result in civil and/or criminal penalties and fines. The civil fines and penalties imposed are assessed at the discretion of the authorized government agency and may include monetary fines of up to $10,000 per violation (or up to $100,000 per violation involving national security controls), and/or denial of export privileges. Penalties may also include seizure and forfeiture of subject items. The criminal penalties for willful violations may include fines of either five times the value of the export involved or $50,000, whichever is greater, or imprisonment of not more than five years, or both. For willful violations involving controls for foreign policy purposes or military or intelligence gathering purposes, penalties may include fines of not more than five times the value of the export involved or $1,000,000, whichever is greater; and in the case of an individual, a fine of not more than $250,000, or imprisonment of not more than 10 years, or both.

   Internet Regulation. There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to the liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and the quality of products and services. Moreover, it may take years to determine whether and how existing laws such as those governing issues relating to intellectual property ownership and infringement, privacy, libel, copyright, trademark, trade secret, taxation and the regulation of the sale of other specified goods and services apply to the Internet. The requirement that we comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the use of the Internet, which could in turn decrease the demand for our service, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition, prospects and operating results.

   Internet Taxation. A number of legislative proposals have been made at the Federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although in October 1998 Congress enacted a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of Federal and/or state taxes may be imposed upon Internet commerce. Similar risks relating to the taxation of the Internet exist with respect to foreign jurisdictions. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities.

   Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

Facilities

   Our headquarters are located in New York, NY in an office consisting of approximately 9,000 square feet of office space. We lease approximately 18,000 square feet in Denver, CO that serves as the main office of IQXpert. We lease approximately 61,500 square feet in Melville, New York, 17,500 square feet in Bohemia, NY and 6,200 square feet in Palisades Park, NJ for sales, accounting and warehouse functions. In addition, we also lease foreign sales offices in Denmark, Israel, Singapore and the United Kingdom, as well as domestic sales offices in California, Georgia, Massachusetts and North Carolina. We lease all of our facilities with terms expiring in 2001 through 2007. We may require additional space to meet our needs in the next 12 months, and we are currently evaluating additional space. We believe that suitable additional facilities will be available as needed on commercially reasonable terms.

Employees

   As of March 31, 2000, we had a total of 382 full-time employees. Of the total employees, 53 were in finance and administration, 24 in operations and fulfillment, 165 in purchasing, sales and marketing, 63 in information systems, 53 in content development and 24 in business development. None of our employees are represented by a labor union or subject to any collective bargaining agreements. We consider our relations with our employees to be good.

Legal Proceedings

   We are party to routine litigation incidental to our business. We do not believe that any legal proceedings to which we are a party or to which any of our property is subject will have a material adverse effect on our business, financial condition, prospects or operating results.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their respective ages and positions as of March 31, 2000 are set forth below.

 Name                          Age                   Position
 ----                          ---                   --------
 Daniel Nissanoff............   34 President and Chief Executive Officer;
                                    Chairman of the Board of Directors
 Earle Zucht.................   45 Chief Operating Officer; Executive Vice
                                    President--Business Development
 William R. Engles, Jr. .....   41 Chief Financial Officer
 William E. Barron...........   40 Chief Marketing Officer
 Mark A. Schenecker..........   39 Chief Technology Officer
 Kimberly Hibler.............   41 Senior Vice President--Sales and Purchasing
 Richard P. Sobel............   38 Senior Vice President--Strategic Planning
                                    and Development
 Michael R. Manley...........   33 Vice President and General Counsel;
                                    Secretary
 Terri L. Pike...............   37 Vice President--Corporate Controller
 Bruce M. Friedman...........   34 Director; Executive Vice President--
                                    International Operations
 L. Christopher Meyer........   52 Director
 Eben S. Moulton.............   53 Director
 Brian Nairn.................   51 Director
 Gerhard Schulmeyer..........   61 Director
 James M. Wilson.............   47 Director

   Daniel Nissanoff is our founder and has served as President, Chief Executive Officer and Chairman of our Board of Directors since our inception in 1993. Prior to founding our company, Mr. Nissanoff was an associate attorney in the corporate reorganization department of the law firm of Weil, Gotshal & Manges from August 1992 to October 1993.

   Earle Zucht has served as Executive Vice President--Business Development since April 1999 and Chief Operating Officer since October 1999. From January 1997 to February 1999, Mr. Zucht served as senior vice president of semiconductor marketing at Wyle Electronics, a large franchised distributor of electronic components, and as senior vice president of corporate sales from March 1994 to January 1997.

   William R. Engles, Jr. has served as Chief Financial Officer since January 2000. From April 1992 to January 2000, Mr. Engles was employed with Bear, Stearns & Co. Inc., a securities firm, most recently as a managing director in the investment banking department, where he principally advised companies in the electronic components and contract manufacturing sectors.

   William E. Barron has served as Chief Marketing Officer since January 1999. From November 1997 to December 1998, Mr. Barron served as publishing director of CMP Media Inc.'s electronics group, from January 1996 to October 1997, as publisher of CMP Media's Electronic Buyer's News, and from August 1994 to December 1995, as Associate Publisher of CMP Media's Electronic Engineering Times.

   Mark A. Schenecker has served as Chief Technology Officer since May 1999. From October 1998 to May 1999, Mr. Schenecker served as vice president of electronic commerce strategies at Doculabs where he provided analysis and strategic advisory services to companies considering the use of the Internet as a business application platform for conducting commerce. From March 1994 to September 1998, Mr. Schenecker served as vice president of research and development for Optika Inc.

   Kimberly Hibler has served as Senior Vice President--Sales and Purchasing since December 1999 and served as Vice President of Strategic Alliances from June 1999 through December 1999. From March 1994 to

June 1999, Ms. Hibler was employed with Wyle Electronics, as marketing director from September 1998 to June 1999, as vice president of Atlas Services from March 1998 to September 1998, as vice president-operations from June 1997 to March 1998 and as vice president of the southwest region from March 1994 to June 1997.

   Richard P. Sobel has served as a consultant to us since December 1999 and as Senior Vice President-- Strategic Planning and Development since February 2000. From July 1992 to December 1999, Mr. Sobel served in various venture capital and financial advisory positions with CIBC Oppenheimer, ING Barings, and the European Bank for Reconstruction and Development.

   Michael R. Manley has served as Vice President and General Counsel and Secretary since May 1999. From April 1993 to May 1999, Mr. Manley was an attorney at the law firm of Gould & Wilkie LLP, where he was responsible for developing the firm's New Media practice.

   Terri L. Pike has served as Vice President--Corporate Controller since December 1999 and as controller from May 1999 through November 1999. Ms. Pike was employed with TLC Beatrice International Holdings, Inc., as vice president--controller from November 1998 to May 1999, as controller from July 1993 to October 1998 and as assistant controller from July 1992 to July 1993. Ms. Pike was also employed by Inter-Act Systems from June 1997 to October 1998 as controller. During her employment with Inter-Act Systems, Ms. Pike worked on a limited, as-needed basis for TLC Beatrice International Holdings, Inc.

   Bruce M. Friedman has served as Director and Executive Vice President-- International Operations since March 1999 and served as our Chief Operating Officer from November 1996 to December 1998. From November 1995 to November 1996, Mr. Friedman served as a consultant to us. From January 1993 to December 1995, Mr. Friedman was president of Certified Industries International Inc.

   L. Christopher Meyer has served as a Director since March 1999. He has served as a member of the compensation committee since March 1999 and as a member of the audit committee since September 1999. Mr. Meyer has served as president and chief operating officer at Information Handling Services, Inc. since June 1996 and as executive vice president and chief financial officer from June 1989 to June 1996.

   Eben S. Moulton has served as a Director since March 1999. He has served as a member of the compensation committee since March 1999 and as a member of the audit committee since September 1999. Mr. Moulton has served as the senior managing director of Seacoast Capital Corporation since November 1994.
Mr. Moulton also serves as a director of IEC Electronics Corp.

   Brian Nairn has served as a Director and a member of the compensation committee since September 1999. In September 1996, Mr. Nairn joined Cahners Business Information as executive vice president in charge of business publications and was promoted to chief operating officer in September 1999. From January 1991 to August 1996, Mr. Nairn was employed by Advanstar Communications where he held a number of senior positions and was promoted to president of the publishing division in 1994.

   Gerhard Schulmeyer has served as a Director since December 1999. Mr. Schulmeyer has served as president and chief executive officer of Siemens Corporation since January 1999. From July 1994 until December 1998, Mr. Schulmeyer served as president and chief executive officer of Siemens Nixdorf. Mr. Schulmeyer also serves as a director of Alcan Aluminum Limited, Korn/Ferry International, FirePond, Inc. and Ingram Micro, Inc.

   James M. Wilson has served as a Director since March 1999. He has served as a member of the compensation committee since March 1999 and as a member of the audit committee since September 1999. Mr. Wilson has served as managing director of Boston Ventures Limited Partnership V since its formation in 1996. Mr. Wilson has been a partner in each of Boston Ventures prior four investment funds beginning in 1983.

   Our Board of Directors consists of seven members. Four of our Directors are affiliated with certain of our principal shareholders. All of our Directors have been elected to such positions pursuant to a stockholders agreement with us. This stockholders agreement will terminate upon the closing of this offering. Our officers serve at the discretion of our Board of Directors, subject to the terms of any employment agreements.

Classes of our Board of Directors

   Our Board of Directors is divided into four classes that serve staggered four-year terms as follows:

                                  Expiration
   Class                           of Term                Member(s)
   -----                          ---------- -----------------------------------
   Class I.......................    2000    Gerhard Schulmeyer
   Class II......................    2001    Brian Nairn, L. Christopher Meyer
   Class III.....................    2002    Eben S. Moulton, James M. Wilson
   Class IV......................    2003    Daniel Nissanoff, Bruce M. Friedman

Committees of our Board of Directors

   Our Board of Directors has two standing committees, an audit committee and a compensation committee. Our audit committee currently consists of L. Christopher Meyer, Eben S. Moulton, Brian Nairn and James M. Wilson. This committee is responsible for choosing and interacting with our independent accountants, reviewing the scope and results of our audits with our independent accountants and raising any issues with management and the full Board of Directors and evaluating the adequacy of our internal accounting and control procedures. Our compensation committee currently consists of L. Christopher Meyer, Eben S. Moulton, Brian Nairn and James M. Wilson. This committee is responsible for the design, review, recommendation and approval of compensation arrangements, including salaries and bonuses, for our directors, executive officers and key employees. In addition, it is responsible for the administration of our stock plans, including the approval of grants under such plans to consultants and other non-employees.

Director Compensation

   Non-employee Directors are entitled to receive a fee of up to $15,000 per year, or such other amount as the Board of Directors may deem advisable, and all Directors are entitled to reimbursement of his or her related expenses.

Compensation Committee Interlocks and Insider Participation

   Prior to the establishment of our compensation committee, Daniel Nissanoff, our President, Chief Executive Officer and Chairman of our Board of Directors, participated in deliberations of our Board of Directors concerning executive officer compensation.

Executive Compensation

   The following table sets forth compensation information for fiscal year 1999 in respect of our Chief Executive Officer and our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us and our subsidiaries during 1999. We refer to these executive officers as our "named executive officers" in various parts of this prospectus.

                           Summary Compensation Table

                                                    Long-Term
                             Annual Compensation   Compensation
                             ------------------------------------
                                                    Securities
                                                    Underlying     All Other
Name and Principal Position    Salary    Bonus   Options/SARs (#) Compensation
---------------------------  ---------- ------------------------- ------------
Daniel Nissanoff............ $  334,427 $  3,125         --          $  547(5)
 President and Chief
  Executive Officer
William E. Barron(1)........    222,917      --      600,000            --
 Chief Marketing Officer
Bruce M. Friedman(2)........    199,792    1,875         --          21,302(6)
 Executive Vice President--
  International Operations
Mark A. Schenecker(3).......    121,282      --      214,800            --
 Chief Technology Officer
Earle Zucht(4)..............    121,043      --      414,800            --
 Chief Operating Officer and
 Executive
 Vice President--Business
 Development

--------

(1) Mr. Barron was hired in January 1999 at an annual base salary of $250,000.

(2) Mr. Friedman's employment agreement, dated March 16, 1999, provides for an annual base salary of $225,000.

(3) Mr. Schenecker was hired in May 1999 at an annual base salary of $200,000.

(4) Mr. Zucht was hired in April 1999 at an annual base salary of $150,000. His annual base salary was increased to $200,000 as of September 1999.

(5) Reflects our matching contributions to the PartMiner, Inc. 401(k) Plan, as allowable under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(6) Reflects personal expenses paid by us in the amount of $20,722 and our matching contributions to the PartMiner, Inc. 401(k) Plan in the amount of $580.

   In January 2000, we hired William R. Engles, Jr. as our Chief Financial Officer. Pursuant to his employment agreement, Mr. Engles is entitled to an annual base salary of $200,000 and was granted options to purchase 570,000 shares of common stock, subject to vesting requirements.

Option Grants

   The following table contains information concerning the stock option grants which were made to our named executive officers in fiscal year 1999. Only three of such officers were granted options. These options may terminate before their expiration dates if the optionee's employment is terminated or upon the optionee's death or disability.

                                                                                   Potential Realizable Value at
                                                                                   Assumed Annual Rates of Stock
                                                                                   Price Appreciation for Option
                                            Individual Grants                                  Term
                         ------------------------------------------------------- ---------------------------------
                         Number of  % of Total                Fair
                           Shares    Options                 Market
                         Underlying Granted to  Exercise     Value
                          Options   Employees     Price    on Date of Expiration
Name                      Granted   in 1999(1) (per share)   Grant       Date        0%         5%         10%
----                     ---------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
William E. Barron.......  600,000       --        $0.50      $0.91      1/26/09  $5,100,000 $7,913,000 $12,033,000
Mark A. Schenecker......  214,800       17         1.16       1.16      7/29/09   1,684,000  2,614,000   3,980,000
Earle Zucht.............  214,800       17         1.16       1.16      7/12/09   1,684,000  2,614,000   3,980,000
Earle Zucht.............  200,000       16         2.10       3.66     10/01/09   1,380,000  2,142,000   3,260,000

--------

(1) Mr. Barron holds an option to purchase 600,000 shares of common stock. To the extent Mr. Barron exercises all or a portion of these options, Mr. Nissanoff and Seacoast Capital Partners Limited Partnership, two of our existing shareholders, are required to contribute common stock to us to satisfy these options. Therefore, this amount was not included in this column for calculating these percentages.

   The potential realizable value is calculated based on the ten-year term of the option at time of grant. Stock price appreciation at 5% and 10% annual rates is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the estimated value on the date of this offering (based on the assumed initial public offering price of $9.00 per share) appreciates at the indicated rates for the entire term of the option and that the option is exercised at the exercise price and the shares sold on the last day of its term at the appreciated prices.

Fiscal Year-End Option Values

   The following table sets forth information concerning the year-end number and value of unexercised options with respect to three of our named executive officers. The other two named executive officers did not hold any options as of the end of fiscal year 1999 to acquire common stock from us. No options were exercised in fiscal year 1999 by any of our named executive officers. No stock appreciation rights were exercised by the named executive officers in fiscal year 1999 or were outstanding at the end of that year. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values set forth below have been calculated on the basis of the assumed initial public offering price of $9.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                                     Number of
                               Securities Underlying     Value of Unexercised
                                Unexercised Options     In-the-Money Options at
                              at Fiscal Year-End (#)       Fiscal Year-End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
William E. Barron...........   200,000      400,000    $1,700,000   $3,400,000
Mark A. Schenecker..........    71,600      143,200       561,000    1,123,000
Earle Zucht.................    71,600      343,200       561,000    2,691,000

   In addition to the outstanding options set forth in the above table, Bruce
M. Friedman, one of our named executive officers, and his wife jointly held options to purchase from Daniel Nissanoff shares of our common stock for an exercise price of approximately $0.13 per share. In February 2000, Daniel Nissanoff contributed to us 2,796,175 shares of common stock and we thereafter granted options to Mr. and Mrs. Friedman covering these shares. Mr. and Mrs. Friedman exercised all of these options on February 16, 2000 and currently hold no options to purchase shares of our common stock.

Employment Agreements

   We have employment agreements with all of our named executive officers and with our recently hired Chief Financial Officer. Each of Daniel Nissanoff and Bruce M. Friedman's employment agreement has an initial five-year term expiring on March 16, 2004 and each may be extended beyond the initial term with the prior written agreement of Mr. Friedman or Mr. Nissanoff, respectively, and us.

   Mr. Nissanoff's employment agreement provides for his employment as our President and Chief Executive Officer at a base salary of $300,000 per year and an additional amount of $2,000 per month to be used to pay for, in his discretion, an automobile, parking, health insurance or other similar fringe benefit. Mr. Friedman's employment agreement provides for his employment as an executive officer at a base salary of $225,000 per year.

   If we terminate either of Messrs. Nissanoff or Friedman's employment without cause (as cause is defined in each such employment agreement), we must continue to pay their base salaries and benefits for two years or until the scheduled terms of their employment agreements expire, whichever period is shorter. If we terminate Mr. Nissanoff's or Mr. Friedman's employment without cause or decide not to renew or extend the term of either of their employment agreements or if either terminates their employment for good reason (as defined in each employment agreement), they have the right to require us to repurchase their shares of common stock at the fair market value. This repurchase provision will expire upon the consummation of this offering.

   William E. Barron's employment agreement provides for his employment as our Chief Marketing Officer for a term ending on February 15, 2001. Mr. Barron has a base salary of $250,000 per year. If we terminate Mr. Barron's employment without cause, we must continue to pay his base salary and provide his benefits until February 15, 2001 and all of Mr. Barron's stock options will immediately vest. If Mr. Barron's employment is terminated due to death or disability, all of his options shall immediately vest.

   Mark A. Schenecker's employment agreement provides for his employment as our Chief Technology Officer for a term ending on May 24, 2001. Mr. Schenecker has a base salary of $200,000 per year under his agreement.

   Earle Zucht's employment agreement provides for his employment as our Executive Vice President-Business Development for a term ending on April 5, 2001. Mr. Zucht has a base salary of $150,000 per year under his agreement. His annual salary was increased to $200,000 as of September 1999. If we terminate Mr. Zucht's employment without cause or if Mr. Zucht terminates his employment for good reason, we must continue to pay his health insurance and other benefits (not including salary) for a period of 12 months from the date of termination.

   William R. Engles, Jr.'s employment agreement provides for his employment as our Chief Financial Officer for a term ending on January 30, 2002. Mr. Engles has a base salary of $200,000 per year under his agreement. If we terminate Mr. Engles's employment without cause or if Mr. Engles terminates his employment for good reason, we must pay a lump sum payment equal to the net present value of his base salary for the remainder of his employment term provided that we have cash available to make such a payment and all of his options will immediately vest. If we do not have the cash to make the payment, we must pay him continuing payments of base salary and benefits in accordance with our regular payroll practice until we are capable of making the balance of the lump sum payment.

   All of our named executive officers and our Chief Financial Officer are entitled to participate in our benefit plans, to reimbursement of reasonable expenses incurred in the performance of their duties and, in the case of Messrs. Nissanoff and Friedman, the provision of life insurance benefits. In addition, all of our named executive officers and our Chief Financial Officer have agreed to restrictions on their ability to compete with us and to keep certain information confidential.

   In addition to the employment agreements with our named executive officers and Chief Financial Officer, we have entered into employment and/or severance agreements or arrangements providing for total annual salary and bonus over $100,000 with several of our other executive officers. We also have arrangements with several of our employees, including some of our named executive officers, in which we provide and pay for corporate apartments for such employees in New York City and pay for round-trip weekly airfare from the locations of their primary residence to New York City.

1999 Stock Plans

   1999 Stock Plan. In May 1999, our Board of Directors established the 1999 Stock Plan to enable our directors, officers and key employees to participate in our future and to enable us to attract and retain such persons by offering them stock options, stock appreciation rights and/or restricted stock in our company. Our shareholders adopted this plan in May 1999. The plan will be administered by the Board or the Board's compensation committee. Our Board selects participants of the plan who, in its judgment, are in a position to contribute materially to our continued growth, development and long-term financial success.

   The total number of shares of our common stock subject to issuance under the plan may not exceed 2,498,200 shares (subject to appropriate adjustment upon a stock split and other similar events). The plan will remain in effect until all the shares of common stock subject to it have been purchased or acquired. No stock options or restricted stock may be granted under the plan on or after the plan's tenth anniversary.

   Our Board has complete discretion, subject to the provisions of the plan, in determining the terms and conditions of any stock option grant, including whether to grant stock options, the number of stock options to grant, the exercise price, the term, any vesting requirements and whether the stock option is to be an incentive stock option or a nonstatutory stock option. Each stock option award must be made pursuant to an option agreement. Each stock option will expire at an expiration date determined by the Board and no later than 10 years from the grant date. The exercise price for options granted is determined by the Board. Incentive stock options may not have an exercise price that is less than the fair market value of the underlying stock on the date the stock option is granted. Any stock option granted to a person who owns greater than 5% of our stock must have an exercise price of not less than 110% of the fair market value of the underlying stock on the date the stock option is granted.

   The Board has the discretion, in connection with a stock option grant, to grant stock appreciation rights covering the same shares of common stock subject to the stock option grant or on a stand alone basis. The terms and conditions of the stock appreciation rights will be included in the stock option agreement issued in connection with the stock option grant or in a separate agreement. Upon the exercise of a stock option, any related stock appreciation right will be canceled. Similarly, upon the exercise of a stock appreciation right, any related stock option will be canceled. Stock appreciation rights may not be exercised until six months after the grant date.

   Each grant of restricted stock must be made pursuant to an agreement containing such restrictions, terms and conditions as determined by our Board. Transfer and other restrictions will be removed from the restricted stock after the end of the period of restrictions. During the period of restrictions, holders of restricted stock will have full voting rights and be entitled to receive dividends and distributions.

   The Board has the discretion to accelerate the exercisability date(s) for stock options and the term of the restricted period for restricted stock upon a change in control of our company. Such acceleration may be automatic or, at the discretion of the Board, may depend upon whether a majority of the Board approves the change in control or may be pursuant to other criteria specified by the Board.

   The Board may include provisions in the applicable agreement that restrict the transfer of shares purchased or granted under the plan unless they are first offered to our company or to another shareholder. In addition, the Board may include a provision providing us with a right to repurchase or redeem all shares held by a person under the plan upon termination of his or her employment.

   As of April 4, 2000, we had stock options outstanding under the 1999 Stock Plan to purchase 2,485,900 shares of common stock, 498,900 of which were vested and 1,987,000 of which were subject to future vesting requirements. None of the stock options have been exercised. We have not granted any stock appreciation rights or restricted stock pursuant to the plan.

   1999 Employee Incentive Stock Plan. The Board of Directors established the 1999 Employee Incentive Stock Plan in September 1999 to enable our employees and consultants to participate in our future and to enable us to attract and retain such persons by offering them stock options, stock appreciation rights or restricted stock in our company. Our shareholders adopted the plan in November 1999. The plan is administered by the Board or the Board's Compensation Committee. All of our employees and consultants are eligible to participate in the plan. The Board and/or its Compensation Committee selects the actual participants in the plan.

   The total number of shares of our common stock subject to issuance under the plan may not exceed 2,155,000 shares (subject to appropriate adjustment upon a stock split and other similar events). The plan will remain in effect until all the shares of common stock subject to it have been purchased or acquired, unless the Board decides to terminate the plan earlier. No stock options or restricted stock may be granted under the plan on or after the plan's tenth anniversary.

   Our Board has complete discretion, subject to the provisions of the plan, in determining the terms and conditions of any stock option grant, including whether to grant stock options, the number of stock options to grant and whether the stock option is to be an incentive stock option or a nonstatutory stock option. Each stock option award must be made pursuant to an option agreement. Each stock option will expire according to an expiration date determined by the Board and no later than 10 years from the grant date. The exercise price for options granted is determined by the Board. Incentive stock options may not have an exercise price that is less than the fair market value of the underlying stock on the date the stock option is granted. Any stock option granted to a person who owns greater than 10% of our stock must have an exercise price of not less than 110% of the fair market value of the underlying stock on the date the stock option is granted.

   The Board has the discretion, in connection with a stock option grant, to grant stock appreciation rights covering the same shares of common stock subject to the stock option grant or on a stand alone basis. The terms and conditions of the stock appreciation rights will be included in the stock option agreement issued in connection with the stock option grant or in a separate agreement. Upon the exercise of a stock option, any related stock appreciation right will be canceled. Similarly, upon the exercise of a stock appreciation right, any related stock option will be canceled. Stock appreciation rights may not be exercised until six months after the grant date.

   Each grant of restricted stock must be made pursuant to an agreement containing such restrictions, terms and conditions as determined by our Board. Transfer and other restrictions will be removed from the restricted stock after the end of the period of restriction. During the period of restriction, holders of restricted stock will have full voting rights and be entitled to receive dividends and distributions.

   The Board has the discretion to accelerate the exercisability date(s) for stock options and the term of the restricted period for restricted stock upon a change in control of our company. Such acceleration may be automatic or, at the discretion of the Board, may depend upon whether a majority of the Board approves the change in control or may be pursuant to other criteria specified by the Board.

   The Board may include provisions in the applicable agreement that restrict the transfer of shares purchased or granted under the plan unless they are first offered to our company or to another shareholder. In addition, the Board may include a provision providing us with a right to repurchase or redeem all shares held by a person under the plan upon termination of his or her employment or engagement with us.

   As of April 4, 2000, we had stock options outstanding under the 1999 Employee Incentive Stock Plan to purchase 1,193,175 shares of common stock. These options will vest only in the event of an initial public offering. Upon the effective date of the registration statement, 238,635 of these options become immediately exercisable and 954,540 will be subject to future vesting requirements. We have not granted any stock appreciation rights or restricted stock pursuant to the plan.

                        RELATED PARTY TRANSACTIONS

   In March 1999, we sold 81,632 shares of our Series A mandatorily redeemable convertible preferred stock to Boston Ventures Limited Partnership V, or Boston Ventures, for $10,000,000 and 10,204,100 shares of our common stock to Thybo New Ventures Limited, or Thybo, for $7,150,000 in cash. Thybo has since transferred these shares to its affiliate, Vulcan Securities Limited, or Vulcan. The 81,632 shares of Series A mandatorily redeemable convertible preferred stock will automatically convert into 8,163,200 shares of common stock upon the closing of this offering. In addition, in March 1999 we executed a license agreement with Information Handling Services, Inc., a related party of Thybo. This license agreement was terminated in November 1999.

   On March 16, 1999, we entered into a stock purchase agreement with Seacoast Capital Partners Limited Partnership, or Seacoast. Pursuant to this stock purchase agreement, Seacoast converted its 12.5% Senior Subordinated Note of ours in the principal amount of $3,000,000 issued on July 30, 1997 into 24,490 shares of Series A mandatorily redeemable convertible preferred stock, exercised warrants for nominal consideration issued in connection with the Note for 5,000,000 shares of mandatorily redeemable common stock and terminated all of its then existing contractual arrangements with us that it had entered into relating to its purchase of the Note and warrants. The 24,490 shares of Series A mandatorily redeemable convertible preferred stock will automatically convert into 2,449,000 shares of common stock upon the closing of this offering.

   On March 16, 1999, Boston Ventures granted to Daniel Nissanoff and Bruce M. Friedman an option to purchase an aggregate of 1,020,400 shares of common stock held by Boston Ventures at a price of $1.225 per share.

   In March 1999, we loaned Daniel Nissanoff, our Chief Executive Officer and President, $850,000 in exchange for a promissory note in the principal amount of $850,000. Mr. Nissanoff used the proceeds of the loan to purchase 15,000,000 shares of our common stock held by Stacy Jargowsky Nissanoff, then a principal shareholder of ours, and at the time, Mr. Nissanoff's wife. In March 1999, we repurchased 15,000,000 shares of common stock owned by Mr. Nissanoff in exchange for cancelling the promissory note.

   On September 10, 1999, we entered into a stock purchase agreement with Elsevier Realty Information Inc., or Elsevier. Pursuant to this stock purchase agreement, Elsevier purchased 4,630,600 shares of mandatorily redeemable common stock from us for a purchase price of $10,000,000 and an aggregate of 2,315,300 shares of common stock from Messrs. Nissanoff and Friedman for an aggregate purchase price of $5,000,000. Elsevier has since changed its name to Cahners Information Holdings, Inc., or Cahners. In connection with such sale, we entered into a three-year agreement with Cahners, in which we agreed to pay Cahners a fee of 20% of all advertising sold by Cahners on our behalf. We are obligated to purchase a minimum of $500,000 in annual advertising from Cahners. In addition, Cahners is entitled to a fee of 1% of any revenues generated during this three-year period over our Free Trade Zone from customers referred to us by Cahners. In exchange Cahners has agreed to promote us as its exclusive e-commerce business partner for electronic components to the electronic original equipment market on its e-inSITE online network of Web sites and in Cahners' publications.

   On November 30, 1999, we entered into an agreement and plan of merger with, among others, Information Handling Services, Inc., or IHS, and Thybo. Pursuant to this agreement and plan of merger, we issued to IHS 9,360,600 shares of our common stock, an additional 437,800 shares of our common stock to Thybo, and a total of an additional 1,920,600 shares of our common stock to other individuals in exchange for all of the outstanding shares of common stock of IQXpert Holdings Inc. Thybo has since transferred these shares to its affiliate, Vulcan. As part of the agreement and plan of merger, we agreed to negotiate in good faith to license to IHS the CAPSXpert databases and other data, and IHS agreed to negotiate in good faith to license to us some of their additional databases. Additionally, we agreed to enter into a services agreement with IHS to pay IHS approximately $248,000 per month in return for the provision of corporate services by IHS. We currently pay this amount to IHS. This services arrangement is unrelated to our license agreement with IHS that was terminated in November 1999. Although a formal written agreement has not been signed, the services we receive include leasing of space and utilities, hosting of our CAPSXpert databases shipping and order assembly related to CAPSXpert subscriptions, data processing and other general and administrative services.

   James M. Wilson, one of our Directors, is a related person of Boston Ventures. L. Christopher Meyer, one of our Directors, is a related person of Thybo, Vulcan and IHS. Eben S. Moulton, one of our Directors, is a related person of Seacoast. Brian Nairn, one of our Directors, is a related person of Cahners.

   On December 20, 1999, Boston Ventures paid Messrs. Nissanoff and Friedman an aggregate of $4.0 million in consideration for terminating the option granted to them by Boston Ventures on March 16, 1999. This option had originally been scheduled to terminate if the option had not vested by December 31, 2001.

   On December 20, 1999, we entered into a revolving credit facility with HAIC Inc., an entity affiliated with IHS, Thybo and Vulcan. The credit facility allowed us to borrow up to $10,000,000. Pursuant to a security agreement entered into in connection with such credit facility, we granted HAIC Inc. a first priority security interest in all of our inventory and accounts receivable as collateral for such facility. During December 1999 and January and February 2000 we borrowed a total of $9,000,000 under this facility. This credit facility has been repaid with the net proceeds of our issuance of Series B mandatorily redeemable convertible preferred stock in February 2000. Both the credit facility and the security agreement have been terminated.

   On February 16, 2000, Bruce M. Friedman and his wife exercised an option they had with us to purchase 2,796,175 of shares of common stock contributed to us by Mr. Nissanoff for an exercise price of approximately $0.13 per share. Mr. and Mrs. Friedman sold 1,287,975 of those shares of common stock to three of our other shareholders for an aggregate amount equal to $4,500,000.

   On February 16, 2000, we sold 1,320,994, 1,013,309, 924,656 and 862,204 shares of our Series B mandatorily redeemable convertible preferred stock to Vulcan, Boston Ventures, Seacoast and Cahners, respectively, for an aggregate purchase price of $20,000,000, or $4.853 per share. These shares were sold pursuant to a stock purchase agreement dated February 16, 2000 and will automatically convert to common stock on a one-to-one basis upon the closing of this offering.

   On February 16, 2000, we entered into a third amended and restated registration rights agreement with Vulcan, Boston Ventures, Seacoast, IHS and Cahners, our principal shareholders, as well as other shareholders of ours.

   We are party to a license agreement with Market Maker Systems Corporation, an entity which is 50% owned by Mr. Nissanoff. Pursuant to the license agreement, we received a license to use their Priority Data Software System for a term of 50 years in exchange for our leasing space to Market Maker for one year rent free. We have no future monetary obligations to Market Maker under this license agreement.

   We believe that all of the transactions described above were made on overall terms no less favorable to us than could have been obtained from unaffiliated third parties at such time. All future transactions between us and our directors, officers, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors on the Board of Directors, and will be on terms we believe to be no less favorable to us than could be obtained from unaffiliated third parties at such time.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth information with respect to the actual beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect our sale of the common stock in this offering by the following:

  . each person (or group of affiliated persons) whom we know to own beneficially more than five (5%) percent of our common stock;

  .  each of our Directors;

  .  each of our named executive officers; and

  .  all of our Directors and executive officers as a group.

   The numbers of shares and the percentages of beneficial ownership in the following table are based on 67,468,805 shares of common stock outstanding as of the date of this prospectus, assuming the conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into shares of common stock. The number of shares of common stock outstanding after the offering includes the 5,000,000 shares of common stock being offered for sale by us in this offering and assumes no exercise of the underwriters' over-allotment option.

   Under the rules of the Securities and Exchange Commission, beneficial ownership includes sole or shared voting and/or investment power with respect to shares and includes shares issuable under stock options that are exercisable within 60 days from the date of this prospectus. Shares issuable under such stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

   To our knowledge, except as noted in the footnotes to the table, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise indicated, the business address for each person listed in the table is c/o PartMiner, Inc., 432 Park Avenue South, 12th Floor, New York, New York 10016.

                                                    Percentage of Shares
                                                    ------------------------
                                  Number of Shares   Before         After
Name of Beneficial Owner         Beneficially Owned Offering       Offering
------------------------         ------------------ --------      ----------
Daniel Nissanoff(1).............      9,888,525             14.7%         13.6%
Vulcan Securities Limited.......     11,962,894             17.7%         16.5%
 Par La Ville Place
 14 Par La Ville Place
 Hamilton HM JK Bermuda

Boston Ventures Limited.........      9,176,509             13.6%         12.7%
 Partnership V
 c/o Boston Ventures Management,
  Inc.
 One Federal Street
 23rd Floor
 Boston, Massachusetts 02110

Seacoast Capital Partners
 Limited Partnership(2).........      8,067,175             12.0%         11.1%
 c/o Seacoast Capital
  Corporation
 55 Ferncroft Road
 Danvers, Massachusetts 01923

Information Handling Services,
 Inc............................      7,988,618             11.8%         11.0%
 15 Inverness Way East
 Englewood, Colorado 80112

                                                Percentage of Shares
                                                ---------------------------
                              Number of Shares    Before           After
Name of Beneficial Owner     Beneficially Owned  Offering        Offering
------------------------     ------------------ ---------        ----------
Cahners Information
 Holdings, Inc..............      7,808,104       11.6%            10.8%
 275 Washington Street
 Newton, Massachusetts 02458

Bruce M. Friedman(3)........      1,508,200              2.2%             2.1%

William E. Barron(4)........        400,000                *                *

Mark A. Schenecker(4).......        214,800                *                *

Earle Zucht(4)..............         71,600                *                *

L. Christopher Meyer(5).....        685,991              1.0%               *

Eben S. Moulton(5)(6).......            --               --               --

Brian Nairn(5)..............            --               --               --

Gerhard Schulmeyer..........            --               --               --

James M. Wilson(5)..........            --               --               --

All executive officers and
 directors as a group (15
 persons)(6)(7).............     13,040,716               19.1%          17.8%

--------

 * Less than one (1%) percent.

(1) 1,500,000 of these shares are subject to stock options granted to some of our employees.

(2) 500,000 of these shares are subject to stock options granted to some of our employees.

(3) These shares are held jointly by Bruce Friedman and his wife Lynne Friedman. Includes 30,000 shares subject to an option held by Eben S. Moulton.

(4) Represents options to purchase shares of common stock that are exercisable within 60 days of the date of this prospectus.

(5) Pursuant to rules of the Securities and Exchange Commission, L. Christopher Meyer may be deemed to beneficially own the shares held by Information Handling Services, Inc.; Eben S. Moulton may be deemed to beneficially own the shares held by Seacoast Capital Partners Limited Partnership and an additional 306,480 shares held by an entity related to Seacoast Capital Partners Limited Partnership; Brian Nairn may be deemed to beneficially own the shares held by Cahners Information Holdings, Inc.; and James M. Wilson may be deemed to beneficially own the shares held by Boston Ventures Limited Partnership V. The foregoing individuals disclaim beneficial ownership of such shares to the extent they have no pecuniary interest in such shares.

(6) Does not include options to purchase 30,000 shares of common stock that was granted by Bruce M. Friedman and his wife to Mr. Moulton at the initial public offering price.

(7) Includes options to purchase 958,000 shares of common stock that are exercisable within 60 days of the date of this prospectus. Does not include the shares deemed to be beneficially owned by L. Christopher Meyer, Eben S. Moulton, Brian Nairn and James M. Wilson described in footnote 5 of this table.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 150,000,000 shares of common stock, $.0001 par value, 106,122 shares of Series A mandatorily redeemable convertible preferred stock, $.01 par value, and 10,302,905 shares of Series B mandatorily redeemable convertible preferred stock, $.01 par value. Upon the closing of this offering, all outstanding shares of our mandatorily redeemable convertible preferred stock will automatically convert into shares of common stock.

Common Stock

   As of the date of this prospectus, there are 67,468,805 shares of common stock issued and outstanding assuming the conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into shares of common stock. As of such date, our capital stock is held of record by 33 shareholders. There will be 72,468,805 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise after
          , 2000 of any outstanding options) after giving effect to the sale of the shares of common stock in this offering and to the conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into shares of common stock.

   The following summarizes the rights of holders of our common stock:

  . each share of common stock is entitled to one vote on all matters to be voted on by shareholders, including the election of directors;

  .  there are no cumulative voting rights;

  . subject to any preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to dividends and other distributions out of assets legally available at such times and in such amounts as our directors may determine from time to time; and

  . upon our liquidation, dissolution or winding-up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference(s) of any then outstanding preferred stock.

   All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be, upon issuance, fully paid and nonassessable.

Preferred Stock

   Prior to the closing of this offering, we have shares of Series A and Series B mandatorily redeemable convertible preferred stock outstanding. Each series of mandatorily redeemable convertible preferred stock will automatically convert into common stock upon the closing of this offering. The shares of mandatorily redeemable convertible preferred stock vote together with our common stock on all matters, subject to applicable law, and enjoy certain preferences over our common stock in the case of our liquidation. Concurrent with the closing of this offering, we intend to amend our certificate of incorporation to delete references to our outstanding mandatorily redeemable convertible preferred stock.

   We intend to further amend our certificate of incorporation concurrent with the closing of this offering to authorize undesignated shares of preferred stock and authorize our Board of Directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our certificate of incorporation and applicable law. Among other rights, we intend to authorize the Board to determine, without further vote or action by our shareholders:

  . the number of shares constituting the series and the distinctive designation of the series;

  . the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

  . whether the series will have voting rights in addition to the voting rights provided by applicable law and, if so, the terms of the voting rights;

  . whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

  . whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

  . whether the series will have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

  . the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding-up and the relative rights or priority, if any, of payment of shares of the series.

   Although we have no present plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control of our company or an unsolicited acquisition proposal. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to the holders of common stock and/or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Registration Rights

   The holders of 56,072,080 outstanding shares of our common stock (assuming the conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock) have rights to cause us to register their shares under the Securities Act of 1933, as amended, as follows:

  . Demand Registration Rights: Some of our existing shareholders may make a demand for registration beginning 180 days after the closing of this offering by providing a written demand from the holders of at least 30% of the shares of common stock held by all such shareholders. We have agreed to use our best efforts to effect such registration as soon as possible after receipt of notice. We are obligated to effect a total of two such demand registrations. We do not, however, have to effect such a registration more than once during any six-month period.

  . Piggyback Registration Rights: Our existing shareholders (other than our President and Chief Executive Officer, Daniel Nissanoff and our executive officer and director, Bruce Friedman) may request to have their shares registered anytime we file a registration statement (not including the one filed in connection with this offering) to register any of our securities for our own account or for the account of others. The number of such registration opportunities is not limited but the number of shares that can be registered for such shareholders may be eliminated entirely or reduced in certain situations by the underwriters.

  . S-3 Registration Rights: After we have qualified for registration on Form S-3, some of our existing shareholders can request us to register their shares if the aggregate price of the shares to be offered to the public is not less than $3,000,000. Such a request must be in writing from the holders of at least 30% of the shares of common stock held by all such shareholders. We are not obligated to register these investors' shares on Form S-3 more than once during any six-month period or more than a total of six registrations.

   These registration rights are subject to conditions and limitations, including the right of the underwriters in such offering to reduce the number of shares included in that registration under specified circumstances. We are responsible for paying expenses related to these registration rights, including registration and filing fees, exchange listing fees, printing expenses, transfer taxes and fees and expenses of our counsel. In addition, we are responsible for paying reasonable fees of up to $50,000 for each registration and expenses of one counsel for our shareholders seeking registration. We are not responsible for underwriting discounts or commissions.

Although we are obligated to effect a total of six registrations on Form S-3 for some of our existing shareholders, we have to pay the expenses for only three of the registrations.

Anti-Takeover Effects of Provisions of New York Law, Our Certificate of Incorporation and Proposed Amended By-laws

 General

   Provisions of New York law and our restated certificate of incorporation could make more difficult or delay the acquisition of our company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. In addition, we intend to amend our by-laws to include provisions that may also make it more difficult to attempt or delay the unsolicited acquisition of our company or the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. They may also encourage persons seeking to acquire control of us to negotiate with us first.

 New York Takeover Statute

   We are subject to the business combination provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Section 912 provides, with certain exceptions, that a New York corporation may not engage in a business combination (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless:

  . the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

  . the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder;

  . the business combination is approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or

  . the business combination meets specified valuation requirements for the capital stock of the New York corporation.

   An interested shareholder is defined as any person that is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder.

   This statute could prohibit or delay the accomplishment of mergers, tender offers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. These provisions are likely to impose greater restrictions on new, unaffiliated shareholders than on our existing shareholders who will continue to own a majority of our outstanding common stock after this offering.

   The stock acquisition date, with respect to any person and any New York corporation, means the date that such person first becomes an interested shareholder of such corporation.

 Classified Board of Directors

   Our restated certificate of incorporation divides our Board of Directors into four classes with staggered four-year terms. Our directors cannot be removed except for cause.

 Meetings of Shareholders

   Our proposed by-laws provide that special meetings of our shareholders may be called only by our President, our Board of Directors, or upon the written request of shareholders owning a majority of the shares of capital stock issued and outstanding at such time.

 Amendment of By-laws and Certificate of Incorporation

   Our certificate of incorporation may be amended by our shareholders. Our proposed by-laws may be amended or repealed by our Board of Directors or by our shareholders. An amendment by shareholders with respect to the term, vacancy or removal of directors and with respect to the amendment provision of our by-laws and/or our certificate of incorporation will require the approval of holders of at least 80% of the shares of capital stock issued and outstanding at such time.

   This system of electing directors, the ability of shareholders to remove directors only for cause and the inability of shareholders holding less than a majority of the issued and outstanding shares of capital stock to call a special meeting may discourage someone from attempting to obtain control of our company and may prevent a party who acquires control of a majority of the outstanding shares of common stock from immediately obtaining control of our Board of Directors.

Limitations of Liability and Indemnification Matters

   As permitted by the New York Business Corporation Law, our restated certificate of incorporation provides that a director is not personally liable to us or our shareholders for damages for any breach of duty in his capacity as a director unless a judgment or other final adjudication adverse to such director establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) such director personally gained a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the New York Business Corporation Law.

   The provisions of our restated certificate of incorporation are intended to afford our directors protection, and limit their potential liability, to the fullest extent permitted by New York law. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or, in some cases, gross negligence or that are in violation of certain of their fiduciary duties. This provision does not affect a director's responsibilities under any other laws, such as the Federal securities laws. In addition, our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by New York law.

   We have obtained directors' and officers' insurance for our directors and officers for specified liabilities.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for any of our securities. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of common stock will be available for resale shortly after this offering due to contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after such restrictions lapse could adversely affect the then prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 72,468,805 shares of common stock outstanding, assuming no exercise of outstanding options or the underwriters' over-allotment option and the automatic conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into shares of common stock. All of the 5,000,000 shares of common stock sold in this offering and any shares sold upon exercise of the underwriters' over-allotment option will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates," as such term is defined in Rule 144 under the Securities Act, which shares will be subject to applicable limitations of Rule 144. The remaining shares will, subject to any lock-up agreements, become eligible for public sale as follows:

                                                                Approximate
   Date of Availability of Sale                               Number of Shares
   ----------------------------                               ----------------

            , 2000 (180 days after the date of this
    prospectus, in some cases under Rule 144)................
   at various times after          , 2000 ...................

 Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate of ours, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then outstanding shares of common stock, which will equal approximately 720,000 shares immediately after this offering, or the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares that were purchased from us, or any affiliate of ours, at least two years previously, would be entitled to sell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

 Rule 701

   Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements only. However, all shares that could be sold in reliance on Rule 701 are subject to lock up agreements and will only become eligible for sale when the 180-day lock-up period expires.

 Lock-up Agreements

   Our officers, directors, shareholders and optionholders have agreed, pursuant to lock-up agreements with the underwriters, not to offer, sell, contract to sell, pledge, or otherwise dispose of any shares of common stock, or any securities convertible into or exchangeable or exercisable for any shares of common stock, owned by them without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days from the date of this prospectus. However, Credit Suisse First Boston Corporation may, in its sole discretion, at any time and without public notice, release all or any portion of the shares subject to lock-up agreements.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc. and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
     Underwriter                                                       of Shares
     -----------                                                       ---------
Credit Suisse First Boston Corporation................................
Bear, Stearns & Co. Inc...............................................
FleetBoston Robertson Stephens Inc....................................
                                                                       ---------
    Total............................................................. 5,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to 750,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and
 Commissions paid by
 us.....................      $              $              $              $
Expenses payable by us..      $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers, directors, shareholders and optionholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities or securities convertible into or exchangeable or exercisable for any securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our securities, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to   shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "PTMR."

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in those negotiations will be:

  .  our results of operations in recent periods;

  .  estimates of our prospects and the industry in which we compete;

  .  an assessment of our management;

  . the general state of the securities markets at the time of this offering; and

  .  the prices of similar securities of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

   In the past, Bear, Stearns & Co. Inc. has provided financial advisory services to us. In connection with such services, in addition to their portion of the underwriting discounts and commissions, we have agreed to make a payment in cash to Bear, Stearns & Co. Inc. upon the consummation of this offering. The amount of this cash payment will be based upon the gross proceeds to us in this offering, but in no event will the payment exceed $1.4 million.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made under securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the Canadian securities regulatory authority that has jurisdiction. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will represent to us and the dealer from whom the purchase confirmation is received that: (i) the purchaser is entitled under the provincial securities laws that apply to the purchaser to purchase the common stock without the benefit of a prospectus qualified under these securities laws; (ii) the purchaser is purchasing as principal and not as agent if the purchaser is not allowed to purchase as agent under the provincial securities laws that apply to the purchaser; and (iii) the purchaser has reviewed the text above under "--Resale Restrictions."

Rights of Action of Ontario Purchasers

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named in this prospectus may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to serve process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser under this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors about the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under Canadian legislation.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, New York, NY. Proskauer Rose LLP, New York, NY has acted as counsel for the underwriters in connection with this offering.

                                    EXPERTS

   The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Effective September 22, 1999, we dismissed Ernst & Young LLP, or E&Y, and engaged PricewaterhouseCoopers LLP, or PwC, as our independent accountants to audit our financial statements as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999. During the two years ended December 31, 1998 and through the date E&Y ceased serving as our accountants, we had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports. E&Y's report on our financial statements for the two years ended December 31, 1998, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period from January 1, 1997 through the date of E&Y's dismissal, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933.

   We did not consult with PwC during the two years ended December 31, 1998 or through September 22, 1999 on either the application of accounting principles or type of opinion PwC might issue on our financial statements or any specific transaction. The decision to change accounting firms was approved by our Board of Directors on the recommendation of our management.

   We provided a copy of the Form S-1 of which this prospectus forms a part to E&Y and have requested that E&Y furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of E&Y's letter to the Securities and Exchange Commission is filed as an exhibit to the Form S-1 of which this prospectus forms a part.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are accurate in all material respects. In each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. A copy of the registration statement and the exhibits may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file (or will file) electronically with the Commission. We intend to provide our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.

                                PARTMINER, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
PartMiner, Inc. Consolidated Financial Statements
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets at December 31, 1998 and 1999................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1998 and 1999.....................................................  F-4
Consolidated Statements of Mandatorily Redeemable Securities and
 Shareholders' Equity (Deficit) for the years ended December 31, 1997,
 1998 and 1999...........................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1998 and 1999.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

Accurate Components Inc. and Affiliate Combined Financial Statements
Report of Independent Accountants........................................ F-28
Combined Balance Sheets at December 31, 1998 and September 1999.......... F-29
Combined Statements of Operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999........................ F-30
Combined Statements of Shareholder's Equity for the year ended December
 31, 1998 and for the nine months ended September 30, 1999............... F-31
Combined Statements of Cash Flows for the year ended December 31, 1998 and for the nine months ended September 30, 1999........................ F-32
Notes to Combined Financial Statements................................... F-33

IQXpert Holdings Inc. and Affiliate Combined Financial Statements
Report of Independent Accountants........................................ F-37
Combined Balance Sheets at November 30, 1998 and 1999.................... F-38
Combined Statements of Operations for the years ended November 30, 1998 and 1999................................................................ F-39
Combined Statements of Owners' Equity for the years ended November 30,
 1998 and 1999........................................................... F-40
Combined Statements of Cash Flows for the years ended November 30, 1998 and 1999................................................................ F-41
Notes to Combined Financial Statements................................... F-42

PartMiner, Inc.
Schedule II--Valuation and Qualifying Accounts........................... F-50
PartMiner, Inc. Unaudited Pro Forma Condensed Consolidated Financial
 Information
Selected Unaudited Pro Forma Condensed Consolidated Financial
 Information............................................................. F-51
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the year ended
 December 31, 1999....................................................... F-52
Notes to Unaudited Pro Forma Condensed Consolidated Statement of
 Operations.............................................................. F-53

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PartMiner, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable securities and shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of PartMiner, Inc. (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule of PartMiner, Inc. listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York

February 16, 2000 except for Paragraph 1 of Note 15 for which the date is April 4, 2000.

                                PARTMINER, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                   Pro Forma as
                                                                        of
                                         December 31, December 31, December 31,
                                             1998         1999         1999
                                         ------------ ------------ ------------
                                                                   (unaudited)
                                                                   (See Note 1)
Assets
Current assets:
 Cash and cash equivalents..............    $  127      $  5,063     $ 52,063
 Accounts receivable, net of allowance
  for doubtful accounts of $40 at
  December 31, 1998 and $900 at
  December 31, 1999, respectively.......     3,003        17,069       17,069
 Inventories, net.......................     1,039         3,603        3,603
 Prepaid expenses and other current
  assets................................       157         1,418        1,418
                                            ------      --------     --------
   Total current assets.................     4,326        27,153       74,153
 Fixed assets, net......................       391         9,248        9,248
 Deferred financing costs, net of
  accumulated amortization of $116 at
  December 31, 1998.....................       318            --           --
 Intangible assets, net of accumulated
  amortization of $6 and $3,049 at
  December 31, 1998 and 1999,
  respectively..........................        68       110,272      110,272
 Other assets...........................       100           228          228
                                            ------      --------     --------
   Total assets.........................    $5,203      $146,901     $193,901
                                            ======      ========     ========
Liabilities, Mandatorily Redeemable
 Securities and Shareholders' Equity
Current liabilities:
 Accounts payable.......................    $1,021      $  7,919     $  7,919
 Accrued expenses.......................       301         4,405        4,405
 Short-term debt and current portion of
  long-term debt........................     1,487           692          692
 Income taxes payable...................        --         1,209        1,209
 Deferred revenues......................        --         5,210        5,210
                                            ------      --------     --------
   Total current liabilities............     2,809        19,435       19,435
Long-term debt..........................     2,275         4,331        1,331
Redeemable stock purchase warrants......     2,363            --           --
Other liabilities.......................        --           495          495
                                            ------      --------     --------
   Total liabilities....................     7,447        24,261       21,261
Commitments and contingencies (Note
 12)....................................
Mandatorily redeemable securities:
 Mandatorily redeemable convertible
  preferred stock, Series A, $.01 par
  value; 106,122 shares authorized and
  outstanding at December 31, 1999; no
  pro forma authorized, issued and
  outstanding shares (liquidation
  preference of $13,000)................        --        24,434           --
 Mandatorily redeemable convertible
  preferred stock, Series B, $.01 par
  value; 10,302,905 pro forma shares
  authorized, none issued and
  outstanding...........................        --            --           --
 Mandatorily redeemable common stock;
  22,150,000 shares issued and
  outstanding at December 31, 1999; no
  pro forma issued and outstanding
  shares................................        --        43,604           --
                                            ------      --------     --------
   Total mandatorily redeemable
    securities..........................        --        68,038           --
Shareholders' equity (deficit):
 Common stock, $.0001 par value;
  150,000,000 shares authorized;
  (22,150,000 shares designated as
  mandatorily redeemable at December
  31,
  1999 actual; no shares pro forma)
  30,000,000 shares issued and
  outstanding at December 31, 1998,
  24,403,700 shares issued and
  outstanding at December 31, 1999 and
  67,468,805 shares issued and
  outstanding pro forma ................         3             2            7
 Additional paid-in capital.............        17        98,509      216,542
 Deferred compensation..................        --        (1,026)      (1,026)
 Accumulated other comprehensive loss...        --            (2)          (2)
 Accumulated deficit....................    (2,264)      (42,881)     (42,881)
                                            ------      --------     --------
   Total shareholders' equity
    (deficit)...........................    (2,244)       54,602      172,640
                                            ------      --------     --------
   Total liabilities, mandatorily
    redeemable securities and
    shareholders' equity (deficit)......    $5,203      $146,901     $193,901
                                            ======      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                PARTMINER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                                Year Ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Revenues
 Product revenues.......................  $    18,255  $    20,655  $    40,328
 Other revenues.........................           --           --        1,175
                                          -----------  -----------  -----------
   Total revenues.......................       18,255       20,655       41,503
 Cost of revenues.......................       12,737       14,711       29,669
                                          -----------  -----------  -----------
   Gross profit.........................        5,518        5,944       11,834
Operating expenses
 Selling and marketing, exclusive of
  stock-based compensation expense of
  $395 in 1999..........................        2,950        3,500       11,081
 General and administrative, exclusive
  of stock-based compensation expense
  of $4,026 in 1999.....................        2,144        2,395        6,967
 Technology and development, exclusive
  of stock-based compensation expense
  of $144 in 1999.......................           --          173        1,812
 Stock-based compensation...............           --           --        4,565
 Amortization of intangibles............           --            6        3,826
                                          -----------  -----------  -----------
   Total operating expenses.............        5,094        6,074       28,251
                                          -----------  -----------  -----------
Income (loss) from operations...........          424         (130)     (16,417)

Other (income) expense
 Increase in redeemable stock purchase
  warrants..............................          150        1,213          673
 Other interest expense.................          345          740          180
 Interest and other income..............          (25)        (195)        (402)
                                          -----------  -----------  -----------
   Total other expense, net.............          470        1,758          451
                                          -----------  -----------  -----------
Loss before provision (benefit) for
 income taxes and extraordinary item....          (46)      (1,888)     (16,868)
Provision (benefit) for income taxes....           71          (38)          33
                                          -----------  -----------  -----------
Loss before extraordinary item..........         (117)      (1,850)     (16,901)
Extraordinary item--loss on early
 extinguishment of debt, net of income
 tax benefit of $0 in 1999..............           --           --       (1,030)
                                          -----------  -----------  -----------
Net loss................................         (117)      (1,850)     (17,931)
Accretion of mandatorily redeemable
 convertible preferred stock............           --           --      (12,075)
                                          -----------  -----------  -----------
Net loss applicable to common
 shareholders...........................  $      (117) $    (1,850) $   (30,006)
                                          ===========  ===========  ===========
Basic and diluted loss per common share:
 Loss before extraordinary item.........  $        --  $      (.06) $      (.79)
 Extraordinary item.....................           --           --         (.03)
                                          -----------  -----------  -----------
 Basic and diluted net loss per common
  share.................................  $        --  $      (.06) $      (.82)
                                          ===========  ===========  ===========
Weighted average shares used in
 computing basic and diluted net loss
 per common share.......................   24,219,178   30,000,000   36,676,134
                                          ===========  ===========  ===========
Pro forma basic and diluted loss per
 common share (unaudited)
 Loss before extraordinary item.........                            $      (.37)
 Extraordinary item.....................                                   (.02)
                                                                    -----------
 Pro forma basic and diluted net loss
  per common share......................                            $      (.39)
                                                                    ===========
Weighted average shares used in
 computing pro forma basic and diluted
 net loss per common share (unaudited)..                             45,107,745
                                                                    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                PARTMINER, INC.

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE SECURITIES AND SHAREHOLDERS'
                               EQUITY (DEFICIT)
                       (in thousands, except share data)

                          Mandatorily Redeemable
                    ----------------------------------
                      Convertible
                    Preferred Stock    Common Stock                   Common Stock
                    --------------- ------------------             -------------------
                                                          Total                                                 Accumulated
                                                       Mandatorily                     Additional                  Other
                                                       Redeemable                       Paid-in     Deferred   Comprehensive
                    Shares  Amount    Shares   Amount  Securities    Shares     Amount  Capital   Compensation     Loss
                    ------- ------- ---------- ------- ----------- -----------  ------ ---------- ------------ -------------
 Balance at
 January 1,
 1997............        -- $    --         -- $    --   $    --    30,000,000   $ 3    $     17    $    --         $--
 Distributions to
 founders........        --      --         --      --        --            --    --          --         --          --
 Net loss........        --      --         --      --        --            --    --          --         --          --
                    ------- ------- ---------- -------   -------   -----------   ---    --------    -------         ---
 Balance at
 December 31,
 1997............        --      --         --      --        --    30,000,000     3          17         --          --
 Distributions to
 founders........        --      --         --      --        --            --    --          --         --          --
 Net loss........        --      --         --      --        --            --    --          --         --          --
                    ------- ------- ---------- -------   -------   -----------   ---    --------    -------         ---
 Balance at
 December 31,
 1998............        --      --         --      --        --    30,000,000     3          17         --          --
 Redemption and
 retirement of
 common stock....        --      --         --      --        --   (15,000,000)   (2)         --         --          --
 Issuance of
 mandatorily
 redeemable
 preferred stock
 for cash, net of
 issuance costs
 of $641.........    81,632   9,359         --      --     9,359            --    --          --         --          --
 Issuance of
 mandatorily
 redeemable
 convertible
 preferred stock
 in exchange for
 note payable....    24,490   3,000         --      --     3,000            --    --          --         --          --
 Issuance of
 mandatorily
 redeemable
 common stock for
 cash, net of
 issuance costs
 of $669.........        --      -- 12,858,079  21,481    21,481    (2,315,300)   --          --         --          --
 Issuance of
 mandatorily
 redeemable
 common stock in
 exchange for a
 license
 agreement.......        --      --  4,291,921   4,726     4,726            --    --          --         --          --
 Issuance of
 mandatorily
 redeemable
 common stock in
 exchange for
 exercise of
 warrants........        --      --  5,000,000   3,036     3,036            --    --          --         --          --
 Issuance of
 common stock in
 connection with
 IQXpert
 acquisition.....        --      --         --      --        --    11,719,000     1     102,499         --          --
 Compensation
 relating to
 stock options...        --      --         --      --        --            --    --       1,591     (1,026)         --
 Accretion of
 mandatorily
 redeemable
 securities......        --  12,075         --  14,361    26,436            --    --      (9,598)        --          --
 Executive
 compensation
 expense related
 to stock option
 grants..........        --      --         --      --        --            --    --       4,000         --          --
 Foreign currency
 translation
 adjustment......        --      --         --      --        --            --    --          --         --          (2)
 Net loss........        --      --         --      --        --            --    --          --         --          --
                    ------- ------- ---------- -------   -------   -----------   ---    --------    -------         ---
 Balance at
 December 31,
 1999............   106,122 $24,434 22,150,000 $43,604   $68,038    24,403,700   $ 2    $ 98,509    $(1,026)        $(2)
                    ======= ======= ========== =======   =======   ===========   ===    ========    =======         ===
                                    Total
                                Shareholders'
                    Accumulated    Equity
                      Deficit     (Deficit)
                    ----------- -------------
 Balance at
 January 1,
 1997............    $   (149)    $   (129)
 Distributions to
 founders........         (68)         (68)
 Net loss........        (117)        (117)
                    ----------- -------------
 Balance at
 December 31,
 1997............        (334)        (314)
 Distributions to
 founders........         (80)         (80)
 Net loss........      (1,850)      (1,850)
                    ----------- -------------
 Balance at
 December 31,
 1998............      (2,264)      (2,244)
 Redemption and
 retirement of
 common stock....        (848)        (850)
 Issuance of
 mandatorily
 redeemable
 preferred stock
 for cash, net of
 issuance costs
 of $641.........          --           --
 Issuance of
 mandatorily
 redeemable
 convertible
 preferred stock
 in exchange for
 note payable....          --           --
 Issuance of
 mandatorily
 redeemable
 common stock for
 cash, net of
 issuance costs
 of $669.........      (5,000)      (5,000)
 Issuance of
 mandatorily
 redeemable
 common stock in
 exchange for a
 license
 agreement.......          --           --
 Issuance of
 mandatorily
 redeemable
 common stock in
 exchange for
 exercise of
 warrants........          --           --
 Issuance of
 common stock in
 connection with
 IQXpert
 acquisition.....          --      102,500
 Compensation
 relating to
 stock options...          --          565
 Accretion of
 mandatorily
 redeemable
 securities......     (16,838)     (26,436)
 Executive
 compensation
 expense related
 to stock option
 grants..........          --        4,000
 Foreign currency
 translation
 adjustment......          --           (2)
 Net loss........     (17,931)     (17,931)
                    ----------- -------------
 Balance at
 December 31,
 1999............    $(42,881)    $ 54,602
                    =========== =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                PARTMINER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Cash flows from operating activities
Net loss..........................................  $  (117) $(1,850) $(17,931)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization...................      184      393     4,081
  Interest expense for accretion of warrants......      150    1,213       673
  Extraordinary loss on early extinguishment of
   debt...........................................       --       --     1,030
  Stock-based compensation........................       --       --     4,565
  Deferred income taxes...........................       --      (38)       --
  Changes in operating assets and liabilities, net
   of effect of acquisitions:
   Accounts receivable............................   (1,626)    (103)   (6,941)
   Inventories....................................     (367)    (404)   (2,033)
   Prepaid and other current assets...............     (173)      77      (333)
   Other assets...................................       (8)     (24)     (116)
   Accounts payable and accrued expenses..........      834     (491)    7,794
   Deferred revenues..............................       --       --      (388)
                                                    -------  -------  --------
    Net cash used in operating activities.........   (1,123)  (1,227)   (9,599)

Cash flows from investing activities
Acquisitions of businesses, net of cash acquired..       --       --    (5,282)
Net capital expenditures..........................     (232)     (77)   (8,128)
Acquisition of intangible assets..................       --      (74)       --
                                                    -------  -------  --------
    Net cash used in investing activities.........     (232)    (151)  (13,410)

Cash flows from financing activities
Proceeds from issuance of mandatorily redeemable
 common stock, net................................       --       --    16,481
Proceeds from issuance of mandatorily redeemable
 convertible preferred stock, net.................       --       --     9,359
Proceeds from borrowings..........................    3,000    1,450     5,191
Repayments of borrowings..........................   (1,060)     (58)   (1,687)
Deferred financing and registration costs.........     (409)     (25)     (547)
Redemption of common stock and distributions to
 shareholders.....................................      (68)     (80)     (850)
                                                    -------  -------  --------
    Net cash provided by financing activities.....    1,463    1,287    27,947
Foreign exchange effects on cash and cash
 equivalents......................................       --       --        (2)
Net increase (decrease) in cash and cash
 equivalents......................................      108      (91)    4,936
Cash and cash equivalents, beginning of year......      110      218       127
                                                    -------  -------  --------
Cash and cash equivalents, end of year............  $   218  $   127  $  5,063
                                                    =======  =======  ========
Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest........................................  $   241  $   482  $    268
  Income taxes....................................       56        1       (61)


  The accompanying notes are an integral part of these consolidated financial statements.

                                PARTMINER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (in thousands, except share data)

1. Organization and Summary of Significant Accounting Policies

Organization and Description of Business

   PartMiner, Inc. (formerly Dast Corporation) (the "Company"), a New York Corporation, was incorporated in September 1993. On May 19, 1999, Dast Corporation changed its name to PartMiner, Inc. The Company is a provider of business-to-business services for the procurement of electronic components worldwide.

   In mid-1998, the Company began moving its business to the Internet with the release of its proprietary Internet procurement agent at no cost to users. The procurement agent allows users to source electronic components on the Internet and facilitates the online purchase of electronic components from multiple suppliers. In 1999, the Company commenced the development of the Free Trade Zone, an online procurement platform for the electronic components industry. At December 31, 1999, the Free Trade Zone and its related infrastructure was still under development; accordingly, no revenues have been generated through December 31, 1999 from the Free Trade Zone. In 1999, costs of $7,086 associated with the development of the Free Trade Zone were capitalized as computer software developed or obtained for internal use.

   The Company is subject to risks common to rapidly growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products, new product development, new product introductions and other activities of competitors, and a limited operating history in Internet related e-commerce activities.

   Since 1996, the Company has experienced net losses and negative cash flows from operations. For the foreseeable future, the Company expects to experience continuing net losses and negative cash flows as management executes its current business plan. At December 31, 1999, the Company had cash and cash equivalents totaling approximately $5,063. In September 1999, the Company's Board of Directors authorized the Company to pursue the sale of shares of the Company's common stock in an initial public offering. Management believes that the net proceeds from this offering, together with the Company's current cash and cash equivalents, will be sufficient to fund its operations for at least the next twelve months. If the IPO is not completed in a timely manner, the Company would seek additional financing through private equity or debt financing sources.

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PARTMINER, INC.

                       (in thousands, except share data)


Revenue Recognition

 Product Revenues

   To date, substantially all of the Company's revenues have been derived from the sale of electronic components in the spot market. The Company recognizes revenues on sales of electronic components, net of any discounts, when the products are shipped and the customer takes ownership and assumes risk of loss. The Company provides an allowance for sales returns, which have not been significant, based on historical experience.

 Other Revenues

   As a result of the recent acquisition of IQXpert (see Note 2) effective November 30, 1999, the Company began to derive revenues from the sale of subscriptions to the CAPSXpert databases and software licensing and related services. Deferred revenue comprises amounts billed or collected by the Company prior to satisfying the applicable revenues recognition criteria and related principally to database subscription revenues.

   Revenues from the sale of subscriptions are recognized ratably over the term of the subscription period, generally 12 months. Royalties and commissions associated with database subscriptions are deferred and amortized to expense over the subscription period. Software licensing and related services revenues, which were not significant for the year ended December 31, 1999, are recognized in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4. Software-related license revenues are generated from licensing the rights to the periodic or perpetual use of the Company's software products. Software-related service revenues are generated from sales of maintenance, consulting and training services performed for customers that license the Company's products.

   Additionally, the American Institute of Certified Public Accountants recently issued Statement of Position 98-9, which provides certain amendments to SOP 97-2, which is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

   The Company intends to integrate the CAPSXpert databases content and search functionality into the Free Trade Zone and make it available to the Company's users at no cost. Consequently, the Company does not expect it will derive significant amounts of database subscription revenues in the future periods. Based on the integration of IQXperts' operations into the Free Trade Zone business model, the Company continues to operate as one business segment.

Cash and Cash Equivalents

   Cash equivalents consist of financial instruments which are readily convertible to cash and have original maturities of three months or less. Such investments are carried at cost which approximate fair value.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. No customer accounted for 10% or more of net accounts receivable at December 31, 1998 and 1999, respectively. One customer represented 11% of revenues for the year ended December 31, 1997. No customer represented 10% or more of revenues during the years ended December 31, 1998 or 1999.

                                PARTMINER, INC.

                       (in thousands, except share data)

Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short-term maturities. The carrying amounts of long-term debt, including current portions, approximate fair value based on interest rates currently available for instruments with similar terms.

Inventory

   Inventory, consisting of purchased electronic component parts, is stated at the lower of cost or market. Cost is determined on the specific identification method.

Property and Equipment

   Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the respective assets.

Computer Software Developed or Obtained for Internal Use

   The Company follows the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of 3 years, the estimated useful life of the software. No costs for computer software developed for internal use were capitalized during the years ended December 31, 1997 and 1998, respectively. Capitalized computer software developed or obtained for internal use approximated $7,358 for the year ended December 31, 1999. No amortization expense for computer software developed or obtained for internal use was recorded for the year ended December 31, 1999, as the software was not ready for its intended use as of December 31, 1999.

Intangible Assets

   Intangible assets, which represent the excess of the purchase price paid over the fair value of the tangible net assets acquired, is being amortized on a straight-line basis over periods which range from 3 to 10 years. The Company assesses the recoverability of its intangible assets by determining whether the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Management has evaluated forecasted cash flows and amortization periods in the current period and has determined that no impairment currently exists.

Income Taxes

   Effective August 1, 1997, the Company began to recognize deferred taxes using the asset and liability method, wherein, deferred income taxes are determined based on differences between the financial reporting

                                PARTMINER, INC.

                       (in thousands, except share data)

and tax bases of assets and liabilities and are measured using the enacted tax laws and rates in effect for the years in which the differences are expected to reverse. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

   Prior to August 1, 1997, the Company elected to be taxed as an S corporation, which provides that, in lieu of corporate income taxes, the stockholders report their pro rata share of the Company's items of income, deductions, losses, and credits. Accordingly, no income tax provision or deferred tax amounts were recorded prior to this date. See Note 11 for pro forma tax provision for the year ended December 31, 1997.

Advertising Costs

   Advertising costs are expensed as incurred. Such costs amounted to approximately $71, $105 and $2,041 for the years ended December 31, 1997, 1998 and 1999, respectively.

Foreign Currency Translation

   The functional currency of the Company's subsidiaries are the local currencies. The financial statements of these subsidiaries are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period for assets and liabilities and average rates of exchange during the year for revenues, cost of revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss.

Stock-Based Compensation

   The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure only requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows entities to continue to apply the provisions of APB 25 for transactions with employees and provide pro forma earnings and pro forma earnings per share disclosures for employee stock grants made in 1999 and future years as if the fair value based method of accounting in SFAS 123 had been applied to these transactions.

Technology and Development

   Technology and development expenses consist primarily of the payroll and operating expenses for the information technology group, database content development costs, as well as all costs associated with the Company's web site, including designing, developing and third party hosting. The useful life of technology and development costs is less than one year and, accordingly, are expensed as incurred.

Comprehensive Loss

   Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive loss and its components in financial statements. For the year ended December 31, 1999, comprehensive loss consisted of foreign currency translation adjustments of $2 and the net loss of $17,931. There were no elements of comprehensive loss for the years ended December 31, 1997 and 1998, other than the net loss incurred during each of those years.

                                PARTMINER, INC.

                       (in thousands, except share data)

Net loss per common share

   Basic net loss per common share is computed by dividing the net loss applicable to common shareholders for the year by the weighted average number of common and redeemable common shares outstanding during the year. Diluted net loss per common share is computed by dividing the net loss applicable to common shareholders for the year by the weighted average number of common, redeemable common and common equivalent shares outstanding during the year. Common equivalent shares, composed of common shares issuable upon the exercise of stock options, warrants and upon conversion of the mandatorily redeemable convertible preferred stock, are included in the diluted net loss per share computation to the extent such shares are dilutive. There is no difference between basic and diluted earnings per share since potential common shares from common equivalent shares are anti-dilutive for the years ended December 31, 1997, 1998 and 1999, respectively.

   The following table summarizes common stock equivalents that are excluded from the historical basic and diluted net loss per share calculation because to do so would be anti-dilutive for the years indicated:

                                                     Year Ended December 31,
                                                  -----------------------------
                                                    1997      1998      1999
                                                  --------- --------- ---------
Weighted average effect of common equivalent
 shares:
  Mandatorily redeemable convertible preferred
   stock.........................................        --        -- 8,431,611
  Warrants to purchase common stock.............. 2,109,589 5,000,000        --
  Options to purchase common stock...............        --        --   470,198
                                                  --------- --------- ---------
                                                  2,109,589 5,000,000 8,901,809
                                                  ========= ========= =========

   Pro forma basic and diluted net loss per share for the year ended December 31, 1999 has been computed as described above and also gives effect to the automatic conversion of the mandatorily redeemable convertible preferred stock that will occur upon completion of the Company's initial public offering. Accordingly, the Company has included the equivalent number of common shares from the conversion of the mandatorily redeemable convertible preferred stock in the calculation of pro forma loss per share from the date of issuance and excluded the related mandatorily redeemable preferred stock accretion charges of $12,075.

                                PARTMINER, INC.

                       (in thousands, except share data)


   A reconciliation of the numerator and denominator used in the calculation of basic and diluted and pro forma basic and diluted net loss per common share follows:

                                                Year Ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Numerator:
 Net loss before extraordinary item.....  $      (117) $    (1,850) $   (16,901)
 Extraordinary item--loss on early
  extinguishment of debt................           --           --       (1,030)
 Accretion of mandatorily redeemable
  convertible preferred stock...........           --           --      (12,075)
                                          -----------  -----------  -----------
  Net loss applicable to common
   shareholders.........................  $      (117) $    (1,850) $   (30,006)
                                          ===========  ===========  ===========
Denominator:
 Weighted average shares of common stock
  outstanding...........................   24,219,178   30,000,000   19,077,504
 Weighted average shares of mandatorily
  redeemable common stock outstanding ..           --           --   17,598,630
                                          -----------  -----------  -----------
  Denominator for basic and diluted
   calculation..........................   24,219,178   30,000,000   36,676,134
                                          -----------  -----------  -----------
Basic and diluted net loss per common
 share:
 Loss before extraordinary item.........  $        --  $      (.06) $      (.79)
 Extraordinary item.....................           --           --         (.03)
                                          -----------  -----------  -----------
 Basic and diluted net loss per common
  share.................................  $        --  $      (.06) $      (.82)
                                          ===========  ===========  ===========
Weighted average shares used in
 computing basic and diluted net loss
 per common share.......................                             36,676,134
                                                                    -----------
Adjustment to reflect the assumed
 conversion of the mandatorily
 redeemable convertible preferred
 stock..................................                              8,431,611
                                                                    -----------
Weighted average shares used in
 computing pro forma basic and diluted
 net loss per common share (unaudited)..                             45,107,745
                                                                    -----------
Pro forma basic and diluted net loss per
 common share (unaudited)
 Loss before extraordinary item.........                            $      (.37)
 Extraordinary item.....................                                   (.02)
                                                                    -----------
 Pro forma basic and diluted net loss
  per common share......................                            $      (.39)
                                                                    ===========

Unaudited Pro Forma Information

   As described in Notes 8 and 15, upon completion of the Company's initial public offering, the Series A and Series B mandatorily redeemable convertible preferred stock outstanding as of the closing date, will automatically be converted into an aggregate of 20,915,105 shares of common stock. In addition, the mandatory redemption feature associated with 22,150,000 shares of common stock outstanding at December 31, 1999 will terminate upon completion of the initial public offering.

   The unaudited pro forma consolidated balance sheet information gives effect to the following:

  . the issuance of 10,302,905 shares of Series B mandatorily redeemable convertible preferred stock for $50,000 consummated in February 2000;

  . the repayment of $3,000 of indebtedness outstanding at December 31, 1999 with a portion of the proceeds of such issuance;

  . the automatic termination of the mandatorily redeemable feature of the mandatorily redeemable common stock upon the closing of this offering; and

  . the automatic conversion of all outstanding shares of our Series A and B mandatorily redeemable convertible preferred stock into 20,915,105 shares of common stock upon the closing of this offering.

                                PARTMINER, INC.

                       (in thousands, except share data)


Recent Accounting Pronouncements

   Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging. In July 1999, Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133" ("SFAS 137"), was issued. SFAS 137 deferred the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to all fiscal years beginning after June 15, 2000. Currently, as the Company has no derivative instruments, the adoption of SFAS 133 would have no impact on the Company's financial condition or results of operations.

2. Acquisitions

 IQXpert

   Effective November 30, 1999, the Company acquired all of the outstanding common stock of IQXpert Holdings Inc. and its wholly-owned subsidiaries and substantially all of the assets and liabilities of an affiliated business (collectively, "IQXpert"), in exchange for 11,719,000 common shares of the Company valued at $8.75 per share, which in management's opinion was the fair market value of the common stock at the date of issuance. IQXpert is engaged in the design and development of software and database systems relating to enterprise client/server software products and electronic components information, including the CAPSXpert databases and the ItemQuest software. IQXpert was a majority-owned subsidiary of Information Handling Services, Inc. ("IHS"), which is a significant shareholder of the Company's common stock both directly and through an affiliated company.

   The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses have been included in the Company's financial statements from the date of acquisition. The aggregate purchase price which includes the unamortized balance of $4,017 on the acquisition date relating to the CAPSXpert license with IHS (see Notes 8 and 13), was allocated based on the fair value of the acquired assets and assumed liabilities as follows:

      Current assets.................................................. $  4,235
      Current liabilities.............................................   (6,719)
      Non-current assets..............................................      801
      Intangible assets...............................................  108,200
                                                                       --------
                                                                       $106,517
                                                                       ========

 Accurate Components

   On November 12, 1999, the Company acquired all of the common stock of Accurate Components Inc. and Market Trading Concepts Inc., its affiliate (collectively, "Accurate Components"), an ISO 9002 certified market maker, for cash of $6,462. The purchase agreement requires the payment of additional consideration contingent on future operating results of Accurate Components through December 31, 2000.

                                PARTMINER, INC.

                       (in thousands, except share data)

Contingent consideration of $510 was recorded as additional goodwill and accrued expenses on December 31, 1999 in connection with a payment due under the contingent payment arrangement. Payments under the contingent payment arrangement during the year ended December 31, 2000, if any, will similarly increase goodwill. The maximum contingent consideration payable for the year ending December 31, 2000 is $1,190.

   The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of the acquired businesses have been included in the Company's financial statements from the date of acquisition. The purchase price, including direct costs of the acquisition of $171, was allocated based on the fair values of the acquired assets and assumed liabilities as follows:

      Current assets.................................................... $5,723
      Current liabilities............................................... (3,856)
      Non-current assets................................................    155
      Intangible assets.................................................  5,121
                                                                         ------
                                                                         $7,143
                                                                         ======

   The following unaudited summary presents consolidated results of operations for the Company as if the acquisitions of Accurate Components and IQXpert had been consummated on January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                     Years Ended December 31,
                                                     ------------------------
                                                         1998         1999
                                                     ------------  ------------
      Revenues...................................... $     53,976  $    76,439
      Loss before extraordinary item................    $ (39,428) $   (48,653)
      Net loss...................................... $    (39,428) $   (49,683)
      Basic and diluted net loss per share, before
       extraordinary item, applicable to common
       shareholders................................. $       (.95) $     (1.28)
      Basic and diluted net loss per share
       applicable to common
      shareholders.................................. $       (.95) $     (1.30)

3. Fixed Assets

   Fixed assets consist of the following:

                                                                     December
                                                                        31,
                                                                    -----------
                                                                    1998  1999
                                                                    ---- ------
      Computer equipment........................................... $511 $1,559
      Computer software developed or obtained for internal use.....   --  7,358
      Furniture and fixtures.......................................  140    366
      Leasehold improvements.......................................   27    237
                                                                    ---- ------
                                                                     678  9,520
      Less: accumulated depreciation and amortization..............  287    272
                                                                    ---- ------
                                                                    $391 $9,248
                                                                    ==== ======

   Depreciation and amortization expense was $81, $131 and $210 for the years ended December 31, 1997, 1998 and 1999, respectively.

                                PARTMINER, INC.

                       (in thousands, except share data)

4. Intangible Assets

   Intangible assets consist of the following:

                                                               December 31,
                                                            -------------------
                                                               1998      1999
                                                            ---------- --------
      Goodwill............................................. $       74 $ 75,321
      Electronic components database.......................         --   20,000
      Software.............................................         --   18,000
                                                            ---------- --------
                                                                    74  113,321
      Less--Accumulated amortization.......................          6    3,049
                                                            ---------- --------
      Intangible assets, net............................... $       68 $110,272
                                                            ========== ========

   Amortization expense was $6 and $3,826 for the years ended December 31, 1998 and 1999, respectively. There was no amortization expense of intangible assets for the year ended December 31, 1997.

5. Accrued Expenses

   Accrued expenses consist of the following at December 31, 1998 and 1999:

                                                               December 31,
                                                            -------------------
                                                               1998      1999
                                                            ---------- --------
      Payroll and related benefits......................... $      135 $    779
      Professional services................................         25      739
      Acquisition consideration............................         --      510
      Due to related party (Note 13).......................         --    1,417
      Other................................................        141      960
                                                            ---------- --------
                                                            $      301 $  4,405
                                                            ========== ========

6. Borrowings

 Related Party Borrowings

   On December 20, 1999, the Company entered into a $10,000 revolving credit agreement (the "Credit Agreement") with an affiliate of IHS. The funds available under the Credit Agreement are to be used solely for the development of the Company's Free Trade Zone, working capital and capital expenditure purposes. In addition, the funds are restricted such that credit advances shall not exceed $3,000 for each of the monthly periods from December 1999 to February 2000 and $2,000 for each of the monthly periods from March 2000 to the January 31, 2001 maturity date. The Credit Agreement also contains other customary conditions and events of default, the failure to comply with, or occurrence of, would prevent any further borrowings and would generally require the repayment of any outstanding borrowings under the Credit Agreement.

   Borrowings, including accrued interest, under the Credit Agreement are due on the earlier of (i) January 31, 2001; (ii) the third business day after the closing date of an initial public offering by the Company; or (iii) the third business day after the closing day of a refinancing, as defined. Borrowings bear interest at the prime rate of approximately 8.5%, and are collateralized primarily by accounts receivable and inventory. As of December 31, 1999, the Company had $3,000 of borrowings outstanding under the Credit Agreement.

                                PARTMINER, INC.

                       (in thousands, except share data)

 Equipment and Service Financing

   In 1999, the Company entered into a three year financing arrangement, as amended, with a financing affiliate of a vendor in the amount of $2,191 for the purchase of computer software equipment and related service support. This arrangement provides for monthly payments of the financed amount with interest accruing at annual rates ranging from 12.9% to 15.9%. Total payments for the year ended December 31, 1999 were $332, of which $133 represented interest expense. This financing arrangement is collateralized by computer equipment.

   As of December 31, 1999, future principal payments under this financing agreement are as follows:

   Year ending December 31,
     2000............................................................... $  671
     2001...............................................................    782
     2002...............................................................    539
                                                                         ------
     Total future principal payments....................................  1,992
     Less current portion...............................................   (671)
                                                                         ------
     Long term portion.................................................. $1,321
                                                                         ======

 Line of Credit

   On October 22, 1998, the Company entered into a $3,000 line of credit agreement with a bank (the "Line Agreement"). Borrowings under the Line Agreement bore interest at the LIBOR base rate, as defined, plus 2.25% or the bank's cost of funds base rate, as defined, plus 2.25%. Such borrowings, were based on eligible accounts receivable and inventory, were payable on demand and were collateralized by a security interest in substantially all the assets of the Company. At December 31, 1998, the Company had $1,450 of borrowings outstanding under the Line Agreement. During 1999, the Company repaid all outstanding borrowings and subsequently terminated this Line Agreement on December 31, 1999.

 Note Payable

   On July 30, 1997, the Company issued a senior subordinated note (the "Note") to an unrelated third party in the amount of $3,000. The Note had a stated interest rate of 12.5% per annum, which was adjustable to 16.5% upon the occurrence of any event of default, as defined. In connection with issuance of the Note, the Company (i) incurred financing costs of approximately $409, primarily consisting of investment banking and legal fees, which were deferred and amortized over the life of the Note and (ii) issued warrants to the Note holder to purchase 5,000,000 common shares of the Company (See Note 7).

   Principal on the Note was due and payable annually on December 31 in an amount equal to 50% of the Company's free cash flow, as defined, provided that the cumulative amounts that were due and payable did not exceed $600, $1,200, $1,800 and $2,400 for the years ended December 31, 1998, 1999, 2000 and 2001, respectively. Any remaining outstanding principal amounts would then be payable on July 29, 2002. No payments were due under the Note at December 31, 1998.

   Substantially all of the assets and outstanding common stock of the Company were pledged as collateral for the Note. The rights to such collateral were subordinate to those of the Line Agreement. In addition, the Note also provided for, among other things, the maintenance of certain covenants, as defined, including (i) minimum net worth; (ii) minimum earnings before interest, taxes, depreciation and amortization ("EBITDA") to interest coverage ratio; and (iii) maximum indebtedness to net worth ratio.

                                PARTMINER, INC.

                       (in thousands, except share data)


   On March 16, 1999, the Note holder exchanged the Note for 24,490 shares of mandatorily redeemable convertible preferred stock having a fair value of $3,000. In connection with the exchange of the Note, the Company recorded a loss on the early extinguishment of debt of $1,030, consisting of (i) $726, which represented the difference between the fair value of the securities issued in exchange for the Note and the carrying amount of the Note and (ii) $304, which represented the unamortized deferred financing costs. Amortization expense for deferred financing costs was $34, $82 and $14 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Other

   Long-term debt includes other notes payable of $69 and $31 at December 31, 1998 and 1999, respectively, including current portions of $37 in 1998 and $21 in 1999.

7. Redeemable Stock Purchase Warrants

   In connection with the senior subordinated note financing (see Note 6), the Company issued warrants to the Note holder to purchase 5,000,000 shares of the Company's common stock, at an exercise price of $.0001 per share. The warrants were exercisable at any time prior to the earlier of ten years or six years from the date on which the Note was paid, as defined. The Note was recorded net of a discount of $1,000, which represented the estimated fair value of warrants on July 30, 1997. The discount was being amortized as interest expense utilizing the effective interest method over the life of the Note. Interest expense recorded in connection with the warrants was $69, $174 and $31 for the years ended December 31, 1997, 1998 and 1999, respectively.

   The Company also granted the warrant holder a put option ("Put Option") to sell to the Company such warrant shares plus any other shares of capital stock owned, as defined, at a per share price as defined in the agreement. The Put Option was exercisable after the earlier to occur of July 30, 2002 or upon the occurrence of an event of default, as defined. The Company recorded interest expense of $150, $1,213 and $673 for the years ended December 31, 1997, 1998 and 1999 for accretion of the warrants to their redemption price.

   In March 1999, in connection with the exchange of the note payable, the Note holder exercised the warrants and was issued 5,000,000 shares of the Company's mandatorily redeemable common stock.

8. Mandatorily Redeemable Securities and Shareholders' Equity

 Authorization of Series A Mandatorily Redeemable Convertible Preferred Stock

   In 1999, the Company amended and restated its articles of incorporation to authorize 106,122 shares of $.01 par value Series A mandatorily redeemable convertible preferred stock. The preferred stock is voting and is convertible into shares of common stock on a 100 for 1 basis, subject to certain adjustments. The preferred stockholders are entitled to receive dividends when declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, the convertible preferred stock has a liquidation preference of $122.50 per share. The preferred stock is immediately convertible into common stock, at the option of the holder, and shall automatically convert into common stock upon closing of an initial public offering of common stock in which the aggregate net proceeds received by the Company are at least $30,000.

 Redeemable Stock Purchase Agreements

   On March 16, 1999, the Company issued 81,632 shares of convertible preferred stock, for proceeds of $9,359, net of issuance costs of $641, to an investor.

   On March 16, 1999, the Company issued 10,204,100 shares of mandatorily redeemable common stock, for proceeds of $11,235, net of issuance costs of $641, of which $6,509 was in cash and $4,726 was the value

                                PARTMINER, INC.

                       (in thousands, except share data)

assigned to a license agreement entered into with IHS, an affiliate of the purchaser of the redeemable common shares. (See Note 13).

   On September 10, 1999, the Company issued 4,630,600 shares of mandatorily redeemable common stock, for proceeds of $9,972, net of issuance costs of $28, to an investor. In connection with this equity transaction, the founder also sold 2,315,300 shares of common stock to this investor for $5,000.

   The investors which purchased the convertible preferred stock and common stock in March and September 1999, respectively, are parties to a stockholders agreement. Pursuant to the terms of the stockholders agreement, if the Company has not already completed an initial public offering with net proceeds of $30,000, the holders of the convertible preferred stock and common stock issued may require the Company to redeem their shares. The earliest redemption dates are March 16, 2004 for the convertible preferred stockholders and March 16, 2006 for the common stockholders, respectively. The redemption price shall be the fair market value of the Company's convertible preferred stock and common stock on the redemption date, as defined. The carrying values of these mandatorily redeemable securities are being accreted over the period from issuance through the earliest redemption date. Accretion for these mandatorily redeemable securities was $26,436 for the year ended December 31, 1999.

   If the convertible preferred stock and common stockholders elect to exercise their redemption options after March 16, 2007, the redemption price shall be the original issuance price.

   In February 2000, the Company amended its certificate of incorporation to authorize the issuance of Series B convertible preferred shares (See Note 15).

 Common Stock

   In connection with the Company's 1999 amended and restated articles of incorporation, the Company authorized a 100 for 1 common stock split. At December 31, 1999, the authorized common stock consists of 150,000,000 shares of common stock, at $.0001 par value. All per share amounts and number of shares in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

   The common stockholders are entitled to dividends and other distributions out of assets legally available at such times and in such amounts as the directors may determine from time to time. The holders of shares of common stock are entitled to one vote per share of common stock. Upon liquidation, dissolution or winding-up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of the assets remaining available for distribution after satisfaction of all the liabilities and the payment of the liquidation preference(s) of any then outstanding preferred stock.

 Share Redemption

   On March 16, 1999, the Company redeemed 15,000,000 shares or 50% of the outstanding common shares of the Company, for $850. Immediately prior to and immediately after the redemption, the founder controlled 100% of the outstanding common stock of the Company.

 Shareholder Repurchase Option

   In connection with the March 1999 convertible preferred stock issuance, the founder and certain option holders (collectively, the "Optionees") entered into an option agreement with the convertible preferred stock investor. Pursuant to the terms of the agreement, the Optionees are entitled to repurchase 1,020,400 shares of preferred stock from the convertible preferred stock investor at $1.225 per share. The repurchase option was exercisable on December 31, 2001 if the Company reached certain operating profit or market capitalization thresholds, as defined. In December 1999, the convertible preferred stock investor and the Optionees entered into an agreement to terminate the option agreement. In connection with the termination of this agreement, the

                                PARTMINER, INC.

                       (in thousands, except share data)

convertible preferred stock investor paid the Optionees $4,000, or approximately $3.92 per convertible preferred share. Accordingly, the $4,000 option termination payment was accounted for as compensation expense and as a contribution to additional paid-in capital by the convertible preferred stock investor.


 Reserved Shares

   As of December 31, 1999, common stock was reserved for future issuance as follows:

   Conversion of mandatorily redeemable convertible preferred stock......................................................... 10,612,200
   1999 Stock Plan................................................  2,148,200
   1999 Employee Incentive Stock Option Plan......................  2,505,000
                                                                   ----------
                                                                   15,265,400
                                                                   ==========

9. Stock Option Plans

   During 1999, certain stockholders granted 600,000 non-qualified stock options to an employee to purchase shares of common stock held by the shareholders at an exercise price of $.50 per share. The Company recorded deferred compensation relating to these options totaling $245, representing the aggregate difference between the estimated fair market value of the Company's common stock on the date of grant and the exercise price of each option. This deferred compensation is being amortized over the two-year vesting period of the related options, resulting in stock-based compensation of $156 for the year ended December 31, 1999.

   The Company also has various stock plans which provide for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock. A summary of the various stock plans is as follows:

 1999 Stock Plan

   Effective May 1999, the Company's Board of Directors established the PartMiner 1999 Stock Plan (the "1999 Stock Plan"), under which the Company may issue awards including non-qualified and incentive stock options, stock appreciation rights and restricted stock for directors, officers and key employees. A total of 2,148,200 shares of common stock have been reserved for issuance under the 1999 Stock Plan. Each stock option under the 1999 Stock Plan allows for the purchase of common stock, generally vests within two to four years of the grant date and expires at an expiration date determined by the Board no later than 10 years from the grant date.

   Under the terms of the 1999 Stock Plan, the exercise price of incentive stock options granted shall be at exercise prices not less than 100% of the fair market value of the Company's common stock on the date of grant, as determined by the Company's Board or the Board's compensation committee, except that incentive stock option grants to an optionee who owns greater than 5% of the Company's stock must have an exercise price of not less than 110% of the fair market value of the underlying common stock on the date the stock option is granted. Non-statutory stock options may be granted at exercise prices determined by the Board of Director's or the Board's compensation committee, except that the exercise price may not be less than the statutory minimum.

   During 1999, the Company granted 1,286,700 non-qualified stock options to employees to purchase shares of its common stock at exercise prices ranging from $1.16 to $2.15 per share. The Company recorded deferred compensation relating to these options totaling $1,346, representing the aggregate difference between the

                                PARTMINER, INC.

                       (in thousands, except share data)

estimated fair market value of the Company's common stock on the date of grant and the exercise price of each stock option. This deferred compensation is being amortized over the two to three year vesting period of the related stock options, resulting in stock-based compensation of $409 for the year ended December 31, 1999.

 1999 Employee Incentive Stock Plan

   Effective October 1999, the Company's Board of Directors approved the adoption of the PartMiner 1999 Employee Incentive Stock Plan (the "1999 Employee Stock Plan"), under which the Company may issue employees and consultants stock options, stock appreciation rights or restricted stock in the Company. A total of 2,505,000 shares of the Company's common stock have been reserved for issuance under the 1999 Employee Stock Plan. Each option under the 1999 Employee Stock Plan allows for the purchase of shares of the Company's common stock, generally vests within five years of grant date and must be exercised no later than ten years from the date of grant.

   Under the 1999 Employee Stock Plan, incentive stock options may not have an exercise price that is less than the fair market value of the underlying stock on the date the stock option is granted, as determined by the Company's Board of Directors or the Board's compensation committee, except that any stock option granted to an optionee who owns greater than 10% of the Company's stock must have an exercise price of not less than 110% of the fair market value of the underlying common stock on the date the stock option is granted. Non-statutory stock options may be granted at exercise prices determined by the Company's Board of Director's or the Board's compensation committee, except that the exercise price may not be less than the statutory minimum. Each stock option will expire according to an expiration date determined by the Board and no later than 10 years from the grant date, except for any stock options granted to an optionee who owns greater than 10% of the voting stock on the date the stock option is granted in which case the option term shall be five years from the grant date. During 1999, no stock options, stock appreciation rights or restricted stock in the Company were granted under this plan.

   The following table summarizes the activity of the Company's stock option grants:

                                                                    Weighted-
                                                      Outstanding    Average
                                                        Options   Exercise Price
                                                      ----------- --------------
   Balance at January 1, 1999........................        --       $ --
   Options granted...................................  1,286,700       1.48
                                                       ---------      -----
     Balance at December 31, 1999....................  1,286,700      $1.48
                                                       =========      =====

   The following table summarizes information about stock options issued by the Company that are outstanding and exercisable at December 31, 1999.

                         Options Outstanding              Options Exercisable
                 --------------------------------------  ------------------------
                                Weighted-
                                 Average     Weighted-                 Weighted-
                                Remaining     Average                   Average
     Exercise      Number      Contractual   Exercise      Number      Exercise
      Price      Outstanding      Life         Price     Outstanding     Price
     --------    -----------   -----------   ---------   -----------   ---------
                                  (In Years)
      $1.16         859,200        9.5         $1.16       286,400       $1.16
      $2.10         311,400        9.8         $2.10        23,800       $2.10
      $2.15         116,100        9.9         $2.15        38,700       $2.15
                  ---------                                -------
                  1,286,700                                348,900
                  =========                                =======

                                PARTMINER, INC.

                       (in thousands, except share data)


   The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net loss would have been as follows:

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
   Net loss applicable to common shareholders
     As reported...................................................   $(30,006)
     Pro forma.....................................................   $(30,117)
   Net loss per share applicable to common shareholders
     As reported...................................................   $   (.82)
     Pro forma.....................................................   $   (.82)

   For these pro forma calculations, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted-average assumptions: (1) weighted average risk free interest rate of 5.82%, (2) weighted-average expected option life of 3.19 years, and (3) expected dividend yield of 0. The effects of applying the fair value method may be material to the pro forma results of operations in future years because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1999 and most options vest over several years.

10. Employee Savings and Retirement Plan

   The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than statutory limit. The Company may make discretionary matching contributions, limited to a maximum of 3% of participants' eligible compensation. The Company contributed approximately $13, $18 and $13 to the plan during the years ended December 31, 1997, 1998, and 1999, respectively.

11. Income Taxes

   The provision (benefit) for income taxes is summarized as follows:

                                                     Year Ended December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  --------  -------
   Current:
     Federal........................................ $    56  $     --  $    --
     State..........................................      15        --       --
     Foreign........................................      --        --       33
                                                     -------  --------  -------
                                                          71        --       33
                                                     -------  --------  -------
   Deferred:
     Federal........................................      --       (30)      --
     State..........................................      --        (8)      --
     Foreign........................................      --        --       --
                                                     -------  --------  -------
                                                          --       (38)      --
                                                     -------  --------  -------
       Provision (benefit) for income taxes......... $    71  $    (38) $    33
                                                     =======  ========  =======

                                PARTMINER, INC.

                       (in thousands, except share data)


   The tax effects of temporary differences that give rise to a significant portion of the deferred income taxes are as follows:

                                                                  December 31,
                                                                  -------------
                                                                  1998    1999
                                                                  -----  ------
   Deferred tax asset:
     Net operating loss carryforwards............................ $ 189  $7,427
     Reserves and accruals.......................................    35     287
     Other temporary differences.................................    11     379
                                                                  -----  ------
                                                                    235   8,093
       Less: valuation allowance.................................  (193) (7,927)
                                                                  -----  ------
                                                                     42     166
                                                                  -----  ------
   Deferred tax liability:
     Depreciation and amortization...............................    (4)   (128)
                                                                  -----  ------
   Net deferred tax asset........................................ $  38  $   38
                                                                  =====  ======

   Due to the uncertainty of the Company generating future taxable income, the Company has recorded a valuation allowance against certain deferred tax assets, which more than likely will not be realized.

   The provision for income taxes differs from the amount computed by applying the federal income tax rate of 34% as a result of the following:

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997    1998      1999
                                                    ------- -------  ---------
   Expected benefit at federal income tax rate....  $  (31) $  (642) $  (5,735)
   Foreign, state, and other taxes, net of federal
    benefit.......................................      13      (41)    (1,068)
   Change in valuation allowance for deferred tax
    assets........................................      --      193      5,261
   Amortization of intangibles....................      --       --      1,301
   Non-deductible interest expense................      74      472        239
   Other..........................................      15      (20)        35
                                                    ------  -------  ---------
   Provision (benefit) for income tax.............  $   71  $   (38) $      33
                                                    ======  =======  =========

   At December 31, 1999, the Company had net operating loss carryforwards of approximately $18,263, which expire through 2019. The Company's utilization of net operating loss carryforwards will be limited pursuant to Internal Revenue Code Section 382, due to cumulative changes in ownership in excess of 50% within a three year period.

                                PARTMINER, INC.

                       (in thousands, except share data)


   Effective August 1, 1997 (see Note 1), the Company's S corporation status was terminated and the Company began operations as a C corporation. If the Company had operated as a C corporation since January 1, 1997, the pro forma income tax provision for the year ended December 31, 1997 would have been $154 (unaudited), without contemplating any applicable tax laws related to the utilization of net operating losses. The following sets forth pro forma net loss and net loss per share data assuming the Company operated as a C corporation throughout the year ended December 31, 1997.

   Loss before provision for income taxes......................... $      (46)
   Pro forma income tax provision.................................       (108)
                                                                   ----------
   Pro forma net loss............................................. $     (154)
                                                                   ==========
   Pro forma basic and diluted net loss per common share:          $     (.01)
                                                                   ==========
   Weighted average shares used in computing pro forma basic and diluted net loss per share.................................... 24,219,178
                                                                   ==========

   No pro forma adjustments are required for the years ended December 31, 1998 and 1999 as the Company was operating as a C corporation during those years.

12. Commitments and Contingencies

 Leases

   The Company leases its warehouse and office facilities, under noncancelable operating leases which expire at various dates through 2004.

   Future minimum lease payments under these leases are as follows:

                                                                     Operating
                                                                      Leases
                                                                     ---------
   Year ending December 31,
   2000.............................................................  $1,067
   2001.............................................................     833
   2002.............................................................     441
   2003.............................................................     299
   2004.............................................................      97

   Rent expense charged to operations amounted to approximately $208, $291 and $733 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Employment Agreements

   The Company has employment agreements with various executive officers and management personnel which provide for annual base salaries pursuant to agreements, which expire through March 2004. The Company's aggregate prospective commitment under such agreements is approximately $2,000 as of December 31, 1999. In addition, the employment agreements provide for annual bonuses which are contingent upon the Company's operating performance.

   In connection with the March 16, 1999 equity financing (see Note 8), the Company entered into a five year employment agreement with its chief executive officer which provides for an annual salary and certain

                                PARTMINER, INC.

                       (in thousands, except share data)

other benefits, as defined. In addition, if the chief executive officer is terminated, as defined, the chief executive officer may require the Company to repurchase all of the outstanding common stock held by the chief executive officer at the fair market value, as defined, of the common stock at the date of termination. This repurchase provision expires upon an initial public offering of the Company's common stock with aggregate net proceeds of $30,000.

 Consulting Agreements

   In 1999, the Company entered into agreements with certain consultants whereby the Company is committed to grant non-qualified stock options to the consultants upon the completion of an initial public offering by the Company. The number of options to be granted will be the equivalent of $275,000 divided by the fair value of the Company's common stock underlying the non-qualified stock options on the date of the initial public offering. The exercise price for these options will be equal to the initial public offering price.

 Litigation and Other Contingencies

   The Company is party to various legal and administrative matters arising in the normal course of business. The resolution of these matters is subject to many uncertainties, and the ultimate outcome of these proceedings cannot presently be determined. It is reasonably possible that the final resolution of some of these matters may require the Company to make expenditures, in excess of established reserves, over an extended period of time, and in a range of amounts that cannot be reasonably estimated. Management believes, after consulting with legal counsel, the ultimate liability in excess of reserves currently provided for is not expected to have a material adverse effect on the financial position or overall trends in results of operations of the Company.

13. Other Related Party Transactions

 License Agreements

   The Company has a 50 year license agreement with an affiliate company, which is 50% owned by the Company's founder, for the use of a specialized computer software system which expires in the year 2045. The above agreement does not call for any payments to be received or paid. No amounts were due to the affiliate at December 31, 1999.

   In March 1999, and concurrent with the sale of 10,204,100 shares of mandatorily redeemable common stock to an affiliate of IHS, the Company entered into an agreement with IQXpert to license certain electronic component database information. Under the terms of this license, IQXpert was to receive an annual royalty payment of 2% on the first $100,000 of the Company's on-line revenues and 1% of the revenues in excess of $100,000. In addition, the Company was to compensate IQXpert for lost revenues attributable to certain customers which failed to renew their subscription to the database. Concurrent with the Company's acquisition of IQXpert on November 30, 1999, this license agreement was terminated. No amounts were due to IQXpert from March 1999 to November 30, 1999.

 Advertising Agreement

   On September 10, 1999, the Company entered into a three year agreement with a shareholder for the creation of interfaces between the Company's search engine and Free Trade Zone and the stockholder's online network of websites. Pursuant to the agreement, the shareholder agreed to promote the Company as its exclusive e-commerce business partner for electronic components in the electronic original equipment market on the shareholder's online network of websites and in the shareholder's publications. The Company agreed to

                                PARTMINER, INC.

                       (in thousands, except share data)

use the shareholder as the Company's exclusive advertising agent of the Company's search engine and Free Trade Zone to electronic component distributors and manufacturers.

   The Company has agreed to pay the shareholder a fee of 20% of all advertising sold by the shareholder on the Company's behalf and is obligated to purchase a minimum of $500 in annual advertising from the shareholder. In addition, the shareholder is entitled to a fee of 1% of the Company's consolidated revenues received from customer purchases resulting from this agreement. Related party advertising expense for the year ended December 31, 1999 was $486 and is included in selling and marketing expenses in the consolidated statements of operations for the year ended December 31, 1999.

 IQXpert Agreements

   In connection with the IQXpert acquisition, the Company agreed to enter into a service agreement with IHS, which provides transitional support functions to the Company. This agreement requires monthly service fees of $248. Service fees for the year ended December 31, 1999 were $248. The Company has the option to cancel either a portion or the entire service agreement with a 30-day notice.

   IHS has paid certain expenses, primarily employee salary expenses, during the period from December 1, 1999 through December 31, 1999 on the Company's behalf. Amounts due to IHS were $1,417 at December 31, 1999 and are included in accrued expenses on the accompanying consolidated balance sheet.

   The Company is party to a non-exclusive sales agency agreement with IHS, which expires in April 2000. Pursuant to the agreement, IHS is entitled to receive an 18% commission on the net price paid by customers for new and renewal subscriptions to the CAPSXpert products. Commission expense for the year ended December 31, 1999 was $180.

                                PARTMINER, INC.

                       (in thousands, except share data)


14. Operating Segment and Geographic Information

   Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments in annual financial statements and for related disclosures about products and services, geographic areas and major customers. For the following geographic area data, revenues are attributed to geographic regions based on the location of the customer. Identifiable assets in the United States as of December 31, 1998 and 1999 include net intangible assets of $68 and $110,272, respectively.

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1997    1998    1999
                                                        ------- ------- -------
   Revenues:
     Product Sales:
     United States..................................... $ 4,920 $ 7,908 $18,770
     Israel............................................   3,266   3,826   5,358
     Australia.........................................   1,968   1,439   2,718
     Finland...........................................   1,638   1,248   1,506
     Other Foreign Countries...........................   6,463   6,234  11,976
     Other:
     United States.....................................      --      --     823
     Other Foreign Countries...........................      --      --     352
                                                        ------- ------- -------
   Total............................................... $18,255 $20,655 $41,503
                                                        ======= ======= =======

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------ --------
   Identifiable assets:
     United States.............................................. $4,939 $146,313
     Foreign countries..........................................    264      588
                                                                 ------ --------
   Total........................................................ $5,203 $146,901
                                                                 ====== ========

15. Subsequent Events

 Stock Options

   During the period from January through March 2000, the Company granted an aggregate of 2,392,375 options to its employees and a director at exercise prices ranging from $2.50 to $5.15 per share. In connection with these option grants, the Company will record approximately $3,910 of deferred compensation during the quarter ended March 31, 2000, which will be amortized over the vesting period of two to four years. Upon the closing of its proposed initial public offering, the Company estimates that it will record an immediate compensation charge of $1,699 and additional deferred compensation of $3,675 relating to 1,313,175 options that will begin to vest on such date.

   In February 2000, the Company amended its 1999 Stock Plan to increase the number of common shares reserved for issuance by 350,000 common shares from 2,148,200 to 2,498,200. In addition, the Company reduced the number of common shares reserved for issuance of the 1999 Employee Incentive Stock Plan by 350,000 common shares from 2,505,000 to 2,155,000.

   In February 2000, the founder contributed 2,796,175 shares of common stock to the Company. Such contributed shares were previously subject to an option agreement between the founder and an executive officer

                                PARTMINER, INC.

                       (in thousands, except share data)

of the Company. Simultaneous with the contribution of the common shares by the founder, the Company issued options to the officer to purchase 2,796,175 shares of the Company's common stock, at an exercise price equivalent to the original option exercise price between the founder and the officer.

 Amendment to Certification of Incorporation

   In February 2000, the Board of Director's of the Company authorized a restatement of the Company's certification of incorporation to (i) increase the number of authorized $.01 par value shares of preferred stock to 10,409,027,
(ii) to designate the 106,122 already outstanding convertible preferred shares as Series A mandatorily redeemable convertible preferred shares ("Series A") and (iii) to designate 10,302,905 convertible preferred shares as Series B convertible preferred shares ("Series B").

   The Series B preferred shares have substantially all of the same rights and preferences as the Series A mandatorily redeemable convertible preferred shares, except that (i) the Series B shares are convertible into shares of common stock on a 1 for 1 basis, subject to certain adjustments, and (ii) in the event of a liquidation, dissolution or winding up of the Company, the Series B shares have a liquidation preference of $4.853 per share.

   The Series A and B preferred shares are immediately convertible into common shares, at the option of the holder, and shall automatically convert into common stock, upon the closing of a firm commitment underwritten initial public offering of the Company's common stock in the which the aggregate proceeds received by the Company are at least $30,000 and at an initial public offering price of at least $6.06 per common share. The Company intends to amend its certificate of incorporation immediately following the automatic conversion of the Series A and Series B preferred shares upon the completion of the initial public offering to cancel the authorization of such shares.

 Private Placement

   In February 2000, the Company issued 10,302,905 shares of Series B convertible preferred stock for proceeds of $50,000.

   The Series B shares were issued with a conversion ratio that represented a discount from the market value of the Company's common stock at the time of issuance. Accordingly, the discount amount is considered incremental yield ("the beneficial conversion"), to the Series B convertible preferred shareholder's. Based on the conversion terms of the Series B shares, an embedded dividend will be added to the net loss in the calculation of net loss applicable to common shareholders in the first quarter of 2000.

 Repayment of Related Party Borrowings

   In connection with the equity proceeds raised in the February 2000 private placement, the Company repaid all outstanding borrowings under its Credit Agreement, of which $3,000 was outstanding at December 31, 1999 ($9,000 was outstanding immediately prior to the repayment) and subsequently terminated this agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of
Accurate Components Inc. and Affiliate

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Accurate Components Inc. and Affiliate (the "Company") at December 31, 1998 and September 30, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 and for the nine months ended September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
November 12, 1999

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current assets:
  Cash and cash equivalents.........................    $  281       $1,792
  Accounts receivable, net for allowance for
   doubtful accounts of $47 at December 31, 1998 and
   $52 at September 30, 1999, respectively..........     1,663        2,220
  Inventory, net....................................       755          544
  Deferred income taxes.............................       356          434
  Current portion of related party promissory note
   receivable.......................................        10           10
                                                        ------       ------
    Total current assets............................     3,065        5,000
Property and equipment, net.........................       148          126
Related party promissory note receivable............       147          139
Other assets........................................        11           12
                                                        ------       ------
    Total assets....................................    $3,371       $5,277
                                                        ======       ======

Liabilities and Shareholder's Equity
Current liabilities:
  Accounts payable..................................    $  352       $  692
  Accrued salaries and benefits.....................       196          347
  Income taxes payable..............................     1,336        1,986
  Notes payable.....................................        16           --
                                                        ------       ------
    Total current liabilities.......................     1,900        3,025
                                                        ------       ------

Commitments and contingencies (Note 9)

Shareholder's equity:
  Common stock (Note 7).............................         7            7
  Retained earnings.................................     1,726        2,631
  Advances to related party (Note 8)................      (262)        (386)
                                                        ------       ------
    Total shareholder's equity......................     1,471        2,252
                                                        ------       ------
    Total liabilities and shareholder's equity......    $3,371       $5,277
                                                        ======       ======

    The accompanying notes are an integral part of these combined financial statements.

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                        For The    For The Nine
                                                       Year Ended  Months Ended
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
Revenues.............................................   $15,582       $15,358
Cost of revenues.....................................    10,394         9,865
                                                        -------       -------
  Gross profit.......................................     5,188         5,493
Selling and marketing................................     3,198         2,463
General and administrative expenses..................     2,014         1,612
                                                        -------       -------
  Total operating expenses...........................     5,212         4,075
                                                        -------       -------
(Loss) income from operations........................       (24)        1,418
Interest income, net.................................        72            64
                                                        -------       -------
  Income before provision for income taxes...........        48         1,482
Provision for income taxes...........................        23           577
                                                        -------       -------
  Net income.........................................   $    25       $   905
                                                        =======       =======


    The accompanying notes are an integral part of these combined financial statements.

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (in thousands)

                                    Common                            Total
                                    Stock  Retained  Advances to  Shareholder's
                                    Amount Earnings Shareholder's    Equity
                                    ------ -------- ------------- -------------
Balance at December 31, 1997.......  $ 7    $1,701      $(137)       $1,571
Net income.........................   --        25         --            25
Advances to related party..........   --        --       (125)         (125)
                                     ---    ------      -----        ------
Balance at December 31, 1998.......    7     1,726       (262)        1,471
Net income.........................   --       905         --           905
Advances to related party..........   --        --       (124)         (124)
                                     ---    ------      -----        ------
Balance at September 30, 1999......  $ 7    $2,631      $(386)       $2,252
                                     ===    ======      =====        ======





    The accompanying notes are an integral part of these combined financial statements.

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                       For The    For the Nine
                                                      Year Ended  Months Ended
                                                     December 31,  September
                                                         1998       30, 1999
                                                     ------------ ------------
Cash flows from operating activities
Net income..........................................    $  25        $  905
Adjustments to reconcile net income to net cash
 (used in) provided by operating activities:
  Depreciation and amortization.....................       21            22
  Deferred income taxes.............................     (302)          (78)
  Changes in operating assets and liabilities:
    Accounts receivable, net........................       54          (557)
    Inventory, net..................................     (191)          211
    Other assets....................................       --            (1)
    Accounts payable and accrued expenses...........     (100)          491
    Income taxes payable............................      393           650
                                                        -----        ------
      Net cash (used in) provided by operating
       activities...................................     (100)        1,643
Cash flows from investing activities
Purchases of property and equipment.................     (102)           --
Repayments of promissory note receivable............        8             8
Advances to related party...........................     (125)         (124)
                                                        -----        ------
      Net cash used in investing activities.........     (219)         (116)
Cash flows from financing activities
Repayments of notes payable.........................      (16)          (16)
                                                        -----        ------
      Net cash used in financing activities.........      (16)          (16)
                                                        -----        ------
Net (decrease) increase in cash and cash
 equivalents........................................     (335)        1,511
Cash and cash equivalents, beginning of period......      616           281
                                                        -----        ------
Cash and cash equivalents, end of period............    $ 281        $1,792
                                                        =====        ======
Supplemental disclosure of cash flow information
Income taxes paid...................................    $  --        $    5
                                                        =====        ======
Interest paid.......................................    $   2        $    1
                                                        =====        ======

    The accompanying notes are an integral part of these combined financial statements.

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (in thousands, except share data)

1. Organization and Summary of Significant Accounting Policies

Organization

   Accurate Components Inc. and Affiliate (the "Company") are engaged in the procurement and wholesale distribution of electronic components within the domestic and international markets.

Basis of Presentation

   Accurate Components Inc. ("ACI") and Marketing Trading Concepts Inc. ("MTCI") are presented on a combined basis since both entities are owned by the same stockholder, are under common management and have significant financial, operational, administrative, and legal relationships. All intercompany transactions and balances have been eliminated in the combined presentation.

Cash and Cash Equivalents

   Cash equivalents consist of financial instruments which are readily convertible to cash and have original maturities of three months or less. Such financial instruments are carried at cost which approximate fair value.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. No customer accounted for more than 10% of net accounts receivable at December 31, 1998 and September 30, 1999, respectively. No customer represented 10% of revenues during the year ended December 31, 1998 and during the nine months ended September 30, 1999, respectively.

Inventory

   Inventory, consisting of purchased electronic components parts, is stated at the lower of cost or market. Cost is determined on the specific identification method.

Property and Equipment

   Property and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the respective assets.

Revenue Recognition

   The Company recognizes revenue on product sales, net of any discounts, when the products are shipped and the customer takes ownership and assumes risk of loss. The Company provides an allowance for sales returns at the time the related revenue is recognized.

Income Taxes

   The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                       (in thousands, except share data)

necessary to reduce deferred tax assets to the amounts expected to be realized. The income tax expense and income tax assets and liabilities reflected in the combined financial statements are based upon the aggregate tax expense and tax assets and liabilities of ACI and MTCI since each entity files a separate income tax return.

Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, promissory note receivable, advances to related party, accounts payable, accrued salaries and benefits and notes payable, approximate fair value because of their short-term maturities.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Property and Equipment

   Property and equipment consist of the following:

                             December 31, September 30,
                                 1998         1999
                             ------------ -------------
   Furniture and fixtures..      $263         $263
   Leasehold improvements..        84           84
                                 ----         ----
                                  347          347
   Less: accumulated
    depreciation and
    amortization...........       199          221
                                 ----         ----
                                 $148         $126
                                 ====         ====

   Depreciation and amortization expense was $21 and $22 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

3. Line of Credit

   On September 1, 1999, the Company entered into a $1,000 line of credit agreement (the "Line") with a bank. Borrowings bear interest at approximately 8%. There were no borrowings under this Line at any time during the nine months ended September 30, 1999.

4. Note Payable

   On September 1, 1993, the Company entered into an agreement with a former shareholder, which provided for a $80 loan, in the form of a promissory note. The note bore interest at an annual rate of 8% and was repaid in September 1999. Interest expense during the year ended December 31, 1998 and during the nine months ended September 30, 1999 was approximately $2 and $1, respectively.

5. Employee Savings and Retirement Plan

   The Company has a 401(k) profit sharing plan that allows eligible employees to contribute up to 25% of their salary, subject to annual limits. Under the plan, eligible employees may defer a portion of their pretax salaries but not more than the statutory limit. The Company may make discretionary contributions, limited to a

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                       (in thousands, except share data)

maximum, as described in the plan document. The Company contributed $11 to the plan during the year ended December 31, 1998. There were no Company contributions during the nine months ended September 30, 1999.

6. Income Taxes

   The provision (benefit) for income taxes is summarized as follows:

                                                      For The Year For The Nine
                                                         Ended     Months Ended
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Current:
     Federal.........................................     $276         $557
     State...........................................       49           98
                                                          ----         ----
                                                           325          655
                                                          ----         ----
   Deferred:
     Federal.........................................     (257)         (66)
     State...........................................      (45)         (12)
                                                          ----         ----
                                                          (302)         (78)
                                                          ----         ----
   Provision for income taxes........................     $ 23         $577
                                                          ====         ====

   The components of the deferred tax assets (liability) consist of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Deferred tax assets:
     Bad debt reserve................................    $  19         $ 21
     Inventory reserve...............................       58          131
     Accrual to cash adjustment......................      480          282
                                                         -----         ----
                                                           557          434
                                                         -----         ----
   Deferred tax liability:
     Accrual to cash adjustment......................     (201)          --
                                                         -----         ----
       Net deferred tax asset........................    $ 356         $434
                                                         =====         ====

   For income tax purposes, MTCI's income is generally reported in the period cash is actually received and expenses are generally reported in the period payments are actually made.

   The provision for income taxes differs from the amount computed by applying the federal income tax rate of 34% as a result of the following:

                                                    For The Year For The Nine
                                                       Ended     Months Ended
                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
   Expected expenses at federal income tax rate....     $16          $504
   State taxes, net of federal benefit.............       2            59
   Other...........................................       5            14
                                                        ---          ----
   Provision for income tax........................     $23          $577
                                                        ===          ====

                     ACCURATE COMPONENTS INC. AND AFFILIATE

                       (in thousands, except share data)

7. Shareholder's Equity

   The common stock of the combined companies consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Accurate Components, Inc.
     Common Stock--No par value
       Authorized--200 shares
       Issued and outstanding--180 shares............     $ 2           $ 2

   Marketing Trading Concepts, Inc.
     Common Stock--No par value
       Authorized--200 shares
       Issued and outstanding--100 shares............       5             5
                                                          ---           ---
                                                          $ 7           $ 7
                                                          ===           ===

8. Related Party Transactions

   On July 18, 1994, the Company purchased a promissory note related to and secured by the principal residence of the sole shareholder for $190. The promissory note bears interest at 8.75% annually and requires monthly installments of approximately $2 through July 2009. Interest income on this note was $14 and $10 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

   Advances to related party consist of loans to the sole shareholder by the Company and are classified as a reduction of shareholder's equity. Such loans bear interest at an annual rate of 8.75% and have no fixed repayment terms. No repayments were made by the sole shareholder during the year ended December 31, 1998 and during the nine months ended September 30, 1999. Interest income with respect to such advances was approximately $17 and $20 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

9. Commitments and Contingencies

   The Company leases its office and operations facilities and other equipment under noncancellable operating leases which expire at various dates through 2001.

   Future minimum lease payments under these noncancellable operating leases are as follows:

                                                                       Operating
                                                                        Leases
                                                                       ---------
   Period ending December 31,
     1999 (three month period remaining)..............................   $ 35
     2000.............................................................    146
     2001.............................................................     53

   Rent expense charged to operations amounted to approximately $92 and $92 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

10. Subsequent Event

   On November 12, 1999, the Company was acquired by PartMiner, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IQXpert Holdings Inc. and Affiliate

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of owners' equity and of cash flows present fairly, in all material respects, the financial position of IQXpert Holdings Inc., and the affiliated Data division, operating units of Information Handling Services Group, Inc. (collectively, the "Company"), at November 30, 1998 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying combined financial statements have been prepared from the records maintained by Information Handling Services Group, Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if IQXpert Holdings, Inc. and the affiliated Data division had been operated as unaffiliated entities. Portions of certain expenses represent allocations made from and applicable to Information Handling Services Group, Inc. as a whole.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
January 14, 2000

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS
                       (In thousands, except share data)

                                                                 November 30,
                                                                --------------
                                                                 1998   1999
                                                                ------ -------
Assets
Current assets
  Accounts receivable, net of allowance for doubtful accounts of $103 and $95 in 1998 and 1999 ........................... $3,094 $ 4,152
  Prepaid expenses and other assets............................    247     408
                                                                ------ -------
    Total current assets.......................................  3,341   4,560
Property and equipment, net....................................    108   1,101
Intangible assets, net.........................................  3,533  27,527
                                                                ------ -------
    Total assets............................................... $6,982 $33,188
                                                                ====== =======

Liabilities and Owners' Equity
Current liabilities
  Accounts payable and accrued expenses........................ $   -- $   786
  Deferred revenues............................................  5,104   5,598
                                                                ------ -------
    Total current liabilities..................................  5,104   6,384
                                                                ------ -------

Commitments and contingencies (Note 9)

Owners' Equity
  Common stock; $0.001 par value, 110,000,000 shares
   authorized; 9,556,130 shares issued and outstanding at
   November 30, 1999 (Notes 1 and 3)...........................     --      10
  Additional paid-in capital...................................     --  30,161
  Accumulated deficit..........................................     --  (3,367)
  Net contribution from owner .................................  1,878      --
                                                                ------ -------
    Total owners' equity.......................................  1,878  26,804
                                                                ------ -------
    Total liabilities and owners' equity....................... $6,982 $33,188
                                                                ====== =======

    The accompanying notes are an integral part of these combined financial statements.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                               For the Years
                                                                   Ended
                                                               November 30,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
Revenues:
Database product subscription revenues, net.................. $13,342  $12,920
Software licenses and services revenues, net.................      --    3,546
                                                              -------  -------
  Total revenues, net........................................  13,342   16,466
Cost of goods and services...................................   7,417    7,351
Cost of software licenses and services.......................      --      886
                                                              -------  -------
  Gross profit...............................................   5,925    8,229
Selling and marketing expenses...............................   3,929    4,454
General and administrative expenses..........................   1,052    1,816
Research and development.....................................     256    1,612
Amortization of intangible assets............................   1,223    3,490
                                                              -------  -------
  Operating loss before provision (benefit) for income
   taxes.....................................................    (535)  (3,143)
Provision (benefit) for income taxes.........................    (207)     144
                                                              -------  -------
  Net loss................................................... $  (328) $(3,287)
                                                              =======  =======


    The accompanying notes are an integral part of these combined financial statements.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                     COMBINED STATEMENTS OF OWNERS' EQUITY
                       (In thousands, except share data)

                                 Common Stock
                          --------------------------
                                          Additional                            Total
                                     Par   Paid-in   Accumulated Contributions Owners'
                           Shares   Value  Capital     Deficit     by Owner     Equity
                          --------- ----- ---------- ----------- ------------- --------
Balance at November 30,
 1997...................         -- $ --   $     --   $     --      $ 4,482    $  4,482
Net distributions to
 owner..................         --   --         --         --       (2,276)     (2,276)
Net loss................         --   --         --         --         (328)       (328)
                          --------- ----   --------   --------      -------    --------
Balance at November 30,
 1998...................         --   --         --         --        1,878       1,878
Net distribution to
 owner..................         --   --         --         --       (1,162)     (1,162)
Net income through March
 31, 1999...............         --   --         --         --           80          80
                          --------- ----   --------   --------      -------    --------
Balance at March 31,
 1999...................         --   --         --         --          796         796
Incorporation and
 capitalization of
 IQXpert Holdings Inc...  7,632,977    8     12,405         --         (796)     11,617
Issuance of shares in
 connection with
 acquisition of ICI.....  1,923,153    2     17,756         --           --      17,758
Net loss from April 1,
 1999...................         --   --         --     (3,367)          --      (3,367)
                          --------- ----   --------   --------      -------    --------
Balance at November 30,
 1999...................  9,556,130 $ 10   $ 30,161   $ (3,367)     $    --    $ 26,804
                          ========= ====   ========   ========      =======    ========


    The accompanying notes are an integral part of these combined financial statements.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                       (In thousands, except share data)

                                                         For the Years
                                                         Ended November
                                                              30,
                                                        -----------------
                                                         1998      1999
                                                        -------  --------
Cash flows from operating activities
Net loss............................................... $  (328) $ (3,287)
Adjustments to reconcile net loss to net cash provided
 by (used in) operating activities:
  Depreciation and amortization........................   1,655     4,332
  Deferred income taxes................................      --        38
  Changes in operating assets and liabilities, net of
   effect of acquisitions
    Accounts receivable, net...........................     512      (774)
    Prepaid expenses and other assets..................     (23)     (199)
    Accounts payable and accrued expenses..............     (35)      588
    Deferred revenues..................................     516       494
                                                        -------  --------
      Net cash provided by operating activities........   2,297     1,192
Cash flows from investing activities
Purchase of ICI, net of cash acquired..................      --   (10,905)
Purchase of ExtraTime..................................      --      (250)
Purchase of property and equipment.....................     (21)     (468)
Other..................................................      --       (23)
                                                        -------  --------
      Net cash used in investing activities............     (21)  (11,646)
Cash flows from financing activities
Net contributions from (distributions to) owner........  (2,276)   10,454
                                                        -------  --------
      Net cash (used in) provided by financing
       activities......................................  (2,276)   10,454
                                                        -------  --------
Net change in cash.....................................      --        --
Cash and cash equivalents, beginning of period.........      --        --
                                                        -------  --------
Cash and cash equivalents, end of period............... $    --  $     --
                                                        =======  ========
Supplemental disclosure of cash flow information:
Income taxes paid...................................... $    --  $     --
                                                        =======  ========
Interest paid.......................................... $    --  $     --
                                                        =======  ========

    The accompanying notes are an integral part of these combined financial statements.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (In thousands, except share data)

1. Organization and Description of Business

   IQXpert Holdings Inc. (the "Company") is engaged in the design and development of information database systems relating to electronic components, including the CAPSXpert database, and the sale of subscriptions to such databases through its wholly-owned subsidiary IQXpert Inc. ("IQXpert") and the affiliated Data division ("Data"). IQXpert Holdings Inc. and Data were operating units of Information Handling Services Group, Inc. ("IHS") through November 30, 1999. On November 30, 1999, IHS sold IQXpert Holdings Inc. and substantially all of the assets and liabilities of Data to PartMiner, Inc. The accompanying financial statements do not give effect to any adjustments which would arise as a result in the change in the Company's ownership on November 30, 1999.

   On March 24, 1999, the Company was incorporated in Delaware, at which time IHS transferred cash and certain assets to the Company, consisting primarily of the CAPSXpert database assets and operations, in return for 7,632,977 common shares of the Company. Net assets contributed were recorded at their historical net book value and totaled approximately $796 at March 31, 1999.

   Effective April 1, 1999, the Company acquired all of the outstanding common stock of International ComputTex, Inc. ("ICI"), a developer and provider of enterprise client/server software products and services that enable manufacturers to improve product development and business processes through component and supplier management and product data management.

   On September 1, 1999, the Company acquired certain assets of ExtraTime Technologies, LLC ("ExtraTime"). ExtraTime provides software development, support and implementation services.

   IHS, a Delaware corporation, is a wholly owned subsidiary of HAIC Inc., which is a wholly owned subsidiary of Holland America Investment Corporation ("HAIC").

2. Summary of Significant Accounting Policies

Basis of Presentation

   The accompanying financial statements are presented on a combined basis as both IQXpert Holdings Inc. and its subsidiaries and Data were under common ownership and management for the periods presented and have significant financial, operational, administrative and legal relationships. All material intercompany transactions and balances have been eliminated in the combined presentation.

   The Company does not maintain corporate treasury, legal, tax, purchasing and other similar corporate support functions. For purposes of preparing the accompanying financial statements, certain IHS corporate costs were allocated to the Company using the allocation methods described in Note 8.

Cash and Cash Equivalents

   The Company's cash management functions are performed by IHS. All excess cash balances of the Company are paid to IHS daily, and as a result, the Company holds no cash or cash equivalents.

Financial Risks

   Financial instruments that potentially subject the Company to credit risk consist of accounts receivable. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)

receivable. No customer accounted for more than 10% of accounts receivable at November 30, 1998 and 1999. No customer represented 10% of revenues during the year ended November 30, 1998. One customer represented 10% or more of revenues during the year ended November 30, 1999.

   The Company operates in the United States. Export sales to customers (principally in Europe) comprised approximately 39% and 38% in 1998 and 1999, respectively. The Company's aggregate sales to various customers within the U.S. federal government approximated 8% of total revenues in each of 1998 and 1999.

   The Company's business is subject to other risks and uncertainties common to growing technology-based companies, including rapidly changing business models, new service introductions and other activities of competitors.

Property and Equipment

   Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

Intangible Assets

   Intangible assets are amortized on a straight-line basis over the estimated periods benefited which range from five to fifteen years. The realizability of intangible assets is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amounts. Such evaluation is based on various analyses, including cash flow and profitability projections. The analyses involve significant management judgment to evaluate the capacity of an acquired business to perform within projections.

Revenue Recognition

   The Company has historically derived revenues from the sale of subscriptions to its database of electronic components information. Commencing with the acquisition of ICI, the Company began to derive revenue from the sale of software licenses and related services. Deferred revenue comprises amounts billed or collected by the Company prior to satisfying the applicable revenue recognition criteria and relate principally to database subscription revenues.

 Database Subscription Revenue

   Revenue from the sale of database subscriptions is recognized ratably over the term of the subscription period, generally 12 months. Royalties and commissions associated with database subscriptions are deferred and amortized to expense over the subscription period.

 Software and Service Revenue

   Software licensing and services revenues are recognized in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4. Additionally, the American Institute of Certified Public Accountants recently issued Statement of Position 98-9, which provides certain amendments to SOP 97-2, which is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)


   Software-related license revenues are generated from licensing the rights to the periodic or perpetual use of the Company's software products. Software-related service revenues are generated from sales of maintenance, consulting and training services performed for customers that license the Company's products.

   Revenues from software license agreements are generally recognized over the software implementation period if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all elements of the arrangement. The Company has concluded that the implementation services are essential to the customer's use of the software in arrangements where implementation services are provided. As such, the Company recognizes revenue for these arrangements following the percentage-of-completion method over the implementation period. Percentage of completion is measured by the percentage of implementation hours incurred to date to estimated total implementation hours.

   Vendor-specific objective evidence is based on the price charged when an element is sold separately. Elements included in multiple-element arrangements could consist of software licenses, maintenance, consulting and training services.

   Revenues from maintenance services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements. Revenues from consulting and training services are recognized as services are performed.

   The Company provides allowances for sales returns at the time the related revenue is recognized.

Research and Development

   Research and development activities are expensed as incurred.

Income Taxes

   From April 1, 1999 to November 30, 1999, the Company was a separate taxable entity for federal, state and local income tax purposes. The Company's tax provision has been prepared in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, on a separate return basis for all periods presented.

   Deferred taxes result from differences between the financial and tax bases of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the Company.

Owners' Equity and Accumulated Deficit

   Prior to incorporation in March 1999, the Company was not a separate legal entity and had no historical capital structure. For all periods prior to the Company's incorporation, funding provided by and distributions made to IHS, and net losses incurred by the Company, have been recorded as Owners' Equity. Subsequent to incorporation, all losses have been recorded in Accumulated Deficit.

Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximate fair value because of their short-term maturities.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)


Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Acquisitions

   Effective April 1, 1999, the Company acquired 91.3% of the outstanding common stock of ICI for an aggregate purchase price of $25,528 including $10,905 in cash plus 1,566,153 shares of the Company's common stock. The remaining 8.7% interest in ICI was previously held by Thybo New Ventures Limited ("Thybo"), an affiliate of IHS. Thybo exchanged its 8.7% interest in ICI for 357,000 newly issued shares of IQXpert. This exchange was accounted for at Thybo's original cost of the shares of $3,135 which approximated their fair value on April 1, 1999. The transaction has been accounted for as a purchase and the assets and liabilities of ICI have been recorded at fair value on the date of acquisition as follows:

   Accounts receivable................................................. $   284
   Other assets........................................................      --
   Property, plant and equipment.......................................     735
   Software development costs..........................................   1,968
   Goodwill............................................................  25,875
   Accounts payable and accrued expenses...............................    (199)

   The results of ICI's operations are included in those of the Company for the period from acquisition to November 30, 1999.

   Supplemental Pro Forma Information (unaudited):

   Results of operations for the years ended November 30, 1998 and 1999 assuming that the Company and ICI had been combined at the beginning of such periods are as follows:

                                                                1998     1999
                                                               -------  -------
   Revenue.................................................... $17,739  $16,761
   Net loss...................................................  (7,239)  (6,007)

   The pro forma information does not reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

   On September 1, 1999, the Company acquired certain fixed assets and intangible assets of ExtraTime for approximately $250 in cash in a transaction accounted for as a purchase.

   The purchase price was allocated as follows:

   Computer equipment...................................................... $  5
   Goodwill................................................................  245

   The results of ExtraTime's operations are included in those of the Company for the period from acquisition to November 30, 1999. Supplemental pro forma information has not been included herein as the results of ExtraTime's operations for the periods presented are not material to the combined results of the Company.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)


4. Property and Equipment

   Property and equipment consist of the following:

                                                                December 31,
                                                              --------------
                                                              1998    1999
                                                              -----  ------
Furniture and computer equipment............................. $ 683  $1,814
Less--accumulated depreciation...............................  (575)   (713)
                                                              -----  ------
                                                              $ 108  $1,101
                                                              =====  ======

   Depreciation expense was $68 and $215 for the years ended November 30, 1998 and 1999, respectively.


5. Intangible Assets

   Intangible assets consist of the following:

                                                  Useful Lives  1998     1999
                                                  ------------ -------  -------
   Goodwill......................................    5 years   $    --  $26,120
   Software development costs....................    5 years       360    2,328
   Acquired database assets......................   15 years     4,685    4,685
   Copyrights and patents........................   12 years       500      523
                                                               -------  -------
                                                                 5,545   33,656
   Less--accumulated amortization................               (2,012)  (6,129)
                                                               -------  -------
                                                               $ 3,533  $27,527
                                                               =======  =======


   Amortization expense for the years ended November 30, 1998 and 1999 was $1,587 and $4,117, respectively, of which $364 and $627 is included in cost of goods and services in the accompanying combined statements of operations for the years ended November 30, 1998 and 1999, respectively.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)


6. Income Taxes

   At November 30, 1999, the Company had net operating loss carryforwards of approximately $6,148 and research credit carryforwards of approximately $88, which expire through 2014. The net operating loss carryforwards were generated by ICI prior to its acquisition by the Company on April 1, 1999. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur. Changes in the Company's ownership may limit the use of such carryforward benefits.

   Deferred tax assets and liabilities are comprised of the following:

                                                                 December 31,
                                                                 --------------
                                                                 1998    1999
                                                                 -----  -------
Deferred tax assets
  Allowance for doubtful accounts............................... $  38  $    50
  Net operating loss carryforwards..............................    --    2,459
  Research credit carryforwards.................................    --       88
                                                                 -----  -------
    Gross deferred tax assets...................................    38    2,597
  Deferred tax liabilities
    Accumulated depreciation and amortization...................    --     (124)
                                                                 -----  -------
      Gross deferred tax liabilities............................    --     (124)
                                                                 -----  -------
                                                                    38    2,473
  Valuation allowance...........................................    --   (2,473)
                                                                 -----  -------
      Net deferred tax assets................................... $  38  $    --
                                                                 =====  =======

   A valuation allowance has been provided for as of November 30, 1999 relating to the Company's deferred tax assets due to the fact that it is more likely than not that such benefits will not be realized.

   The following summarizes the provision (benefit) for income taxes for the years ended November 30, 1998 and 1999:

                                                                 1998    1999
                                                                 -----  -------
Current:
  Federal....................................................... $(147) $    92
  State.........................................................   (22)      14
                                                                 -----  -------
                                                                  (169)     106
                                                                 -----  -------
Deferred:
  Federal.......................................................   (35)      35
  State.........................................................    (3)       3
                                                                 -----  -------
                                                                   (38)      38
                                                                 -----  -------
Provision (benefit) for income taxes............................ $(207)    $144
                                                                 =====  =======

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)


   The income tax provision (benefit) differs from the amount computed by applying the U.S. federal income tax rate of 34% to the loss before income taxes. The amounts for the years ended November 30, 1998 and 1999 are reconciled as follows:

                                                                 1998    1999
                                                                 -----  -------
   U.S. federal income tax benefit at statutory rate............ $(182) $(1,068)
   Change in valuation allowance................................    --       56
   State income tax benefit, net of federal expense.............   (25)      17
   Research credits.............................................    --      (30)
   Nondeductible goodwill.......................................    --    1,177
   Other........................................................    --       (8)
                                                                 -----  -------
   Income tax provision (benefit)............................... $(207) $   144
                                                                 =====  =======

7. Employee Benefit Plans

   The Company participates, as part of IHS and along with other affiliated companies, in a non-contributory, defined benefit retirement plan administered by HAIC. The plan covers substantially all salaried employees. Pension costs are allocated and funded based upon annual actuarial estimates, except that funding is subject to limitations under applicable tax regulations. The Company's allocated pension costs totaled approximately $7 for each of the years ended November 30, 1998 and 1999.

   The Company provides workers' compensation, medical and traditional dental insurance coverages. Costs allocated to the Company were approximately $360 and $270 for these programs for the years ended November 30, 1998 and 1999, respectively.

   In addition, the Company provides certain health care benefits, along with other IHS affiliates, for retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach normal retirement age while working for the Company. Costs allocated to the Company for such benefits totaled approximately $6 and $7 for the years ended November 30, 1998 and 1999, respectively.

   Employees may participate in IHS sponsored defined contribution retirement plans. Benefit expense relating to these plans was approximately $64 and $83 for the years ended November 30, 1998 and 1999, respectively.

   On April 1, 1999, the Company established a non-qualified stock option plan for certain key employees. A total of 288,500 options at an exercise price of $14.80 per share were issued in 1999 under the plan. The plan was terminated on November 30, 1999 and all options issued thereunder were cancelled.

8. Related Party Transactions

   As discussed in Note 1, the financial statements of the Company reflect certain allocated corporate support costs from IHS. Such allocations and charges are based on a percentage of total costs of the services provided, based on factors such as headcount, revenues, gross asset value, or the specific level of activity directly related to such costs.

   Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted in the business had been operated as a separate entity.

                      IQXPERT HOLDINGS INC. AND AFFILIATE

                       (in thousands, except share data)


   The following summarizes the corporate costs allocated to the Company for the years ended November 30, 1998 and 1999:

                                                                     1998  1999
                                                                    ------ ----
   Marketing and advertising....................................... $3,367 $986
   General and administrative......................................    829  211
   Data processing.................................................  1,200  300

   In March 1999, the Company entered into a services agreement with IHS under which it agreed to pay IHS a fixed monthly fee of $331 in exchange for many of the services that IHS formerly provided on an allocated basis. A total of approximately $2,648 was charged to the Company under this agreement during the period from April 1, 1999 to November 30, 1999.

   In March 1999, the Company entered into a non-exclusive sales agency agreement with IHS, pursuant to which IHS shall receive an 18% commission on the net price paid by customers for new and renewal subscriptions to the CAPSXpert products. Commissions paid by the Company to IHS under this agreement totaled $1,440 through November 30, 1999. This agreement terminates in April 2000.

   The Company receives and pays cash to IHS from time to time as necessary for reimbursement of Company expenses incurred by IHS and for corporate cash management purposes. No formal borrowing agreement exists between the Company and IHS and no interest income or expense has been charged or allocated to the Company. As of November 30, 1999, no amounts were owed to or between IHS and the Company under this informal agreement.

9. Commitments and Contingencies

   Rent expense allocated to the Company by IHS amounted to approximately $200 for each of the years ended November 30, 1998 and 1999, respectively. In addition, the Company incurred direct rental expenses of $134 in 1999. Minimum rental commitments under non-cancelable operating leases in effect at November 30, 1999 are as follows:


   For the Year Ending November 30,
     2000................................................................. $202
     2001.................................................................  209
     2002.................................................................   85

                                                                     Schedule II

                                PartMiner, Inc.
                       Valuation and Qualifying Accounts
                                 (in thousands)

   The following is a rollforward of the Company's provision for doubtful accounts and tax valuation allowances for the years ended December 31, 1997, 1998 and 1999:

                          Balance at   Charges    Additions
                         Beginning of Costs, and    due to                Balance at
                            Period     Expenses  Acquisitions Deductions End of Period
                         ------------ ---------- ------------ ---------- -------------

Year ended December 31,
 1997:
 Provision for doubtful
  accounts..............     $ 30       $  --       $  --        $ 10       $   20
 Tax valuation
  allowances............      --           --          --         --           --

Year ended December 31,
 1998:
 Provision for doubtful
  accounts..............       20           20         --         --            40
 Tax valuation
  allowances............      --           193         --         --           193

Year ended December 31,
 1999:
 Provision for doubtful
  accounts..............       40          375         485        --           900
 Tax valuation
  allowances............     $193       $5,261      $2,473       $--        $7,927

                                PARTMINER, INC.

                     SELECTED UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

   The selected unaudited pro forma condensed consolidated financial information for PartMiner, Inc. (the "Company") set forth below gives effect to the acquisition of Accurate Components Inc. and Market Trading Concepts, Inc., its affiliate (collectively, "Accurate Components"), and IQXpert Holdings Inc. and its wholly-owned subsidiaries (collectively, "IQXpert"). The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company, Accurate Components and IQXpert and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein.

   The selected unaudited pro forma condensed consolidated financial information presents the condensed consolidated results of operations of the companies for the year ended December 31, 1999, giving effect to the acquisitions of Accurate Components and IQXpert as if such acquisitions had been consummated as of January 1, 1999 under the purchase method of accounting. Pro forma condensed consolidated balance sheet information has not been presented because the assets and liabilities of Accurate Components and IQXpert are included in the Company's audited consolidated balance sheet at December 31, 1999, which is included elsewhere herein.

   The selected unaudited pro forma condensed consolidated financial information reflects certain adjustments, including adjustments to reflect the amortization of intangible assets resulting from the acquisitions. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements--the Company, Accurate Components and IQXpert." The selected unaudited pro forma condensed consolidated financial information does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the Accurate Components and IQXpert acquisitions had in fact occurred on such date or to project the future consolidated results of operations or financial condition of the Company.

   See notes to unaudited pro forma financial statements for further information.

                                PARTMINER, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                       (in thousands, except share data)

                                      Year Ended December 31, 1999
                          ----------------------------------------------------------
                                       Accurate            Pro forma
                          PartMiner   Components IQXpert  Adjustments     Pro forma
                          ----------  ---------- -------  -----------     ----------
Revenues
 Product revenues ......  $   40,328   $19,235   $    --  $       --      $   59,563
 Other revenues.........       1,175        --    15,701          --          16,876
                          ----------   -------   -------  ----------      ----------
 Total revenues.........      41,503    19,235    15,701          --          76,439
Cost of revenues........      29,669    12,512     7,893          --          50,074
                          ----------   -------   -------  ----------      ----------
 Gross profit...........      11,834     6,723     7,808          --          26,365

Operating expenses
 Selling and marketing,
  exclusive of stock-
  based compensation
  expense of $395.......      11,081     2,997     4,371          --          18,449
 General and
  administrative,
  exclusive of stock-
  based compensation
  expense of $4,026.....       6,967     1,988     2,207          --          11,162
 Technology and
  development, exclusive
  of stock-based
  compensation expense
  of $144...............       1,812        --     1,962          --           3,774
 Stock-based
  compensation..........       4,565        --        --          --           4,565
 Amortization of
  intangibles...........       3,826        --     4,784      33,539 (a)      36,656
                                                                (709)(b)
                                                              (4,784)(c)
                          ----------   -------   -------  ----------      ----------
 Total operating
  expenses..............      28,251     4,985    13,324      28,046          74,606
                          ----------   -------   -------  ----------      ----------
Income (loss) from
 operations.............     (16,417)    1,738    (5,516)    (28,046)        (48,241)
Other (income) expense
 Increase in redeemable
  stock purchase
  warrants..............         673        --        --          --             673
 Other interest
  expense...............         180        --        --          --             180
 Interest and other
  income................        (402)      (72)       --          --            (474)
                          ----------   -------   -------  ----------      ----------
 Total other (income)
  expense...............         451       (72)       --          --             379
                          ----------   -------   -------  ----------      ----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     (16,868)    1,810    (5,516)    (28,046)        (48,620)
                          ----------   -------   -------  ----------      ----------
Provision for income
 taxes..................          33       726       144        (870)(d)          33
                          ----------   -------   -------  ----------      ----------
Income (loss) before
 extraordinary item.....     (16,901)    1,084    (5,660)    (27,176)        (48,653)
Extraordinary item--loss
 on early extingushment
 of debt, net of income
 tax benefit of $0 in
 1999...................      (1,030)       --        --          --          (1,030)
                          ----------   -------   -------  ----------      ----------
Net income (loss).......     (17,931)    1,084    (5,660)    (27,176)        (49,683)
                          ----------   -------   -------  ----------      ----------
Accretion of mandatorily
 redeemable convertible
 preferred stock........     (12,075)       --        --          --         (12,075)
                          ----------   -------   -------  ----------      ----------
Net income (loss)
 applicable to common
 shareholders...........  $  (30,006)  $ 1,084   $(5,660) $  (27,176)     $  (61,758)
                          ==========   =======   =======  ==========      ==========
Basic and diluted net
 loss per share, before
 extraordinary item,
 applicable to common
 shareholders...........  $    (0.79)                                     $    (1.28)
                          ==========                                      ==========
Weighted average number
 of shares used in
 computing basic and
 diluted per share
 calculations...........  36,676,134                      10,723,688 (e)  47,399,822
                          ==========                      ==========      ==========


      The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

                                PARTMINER, INC.

             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENT OF OPERATIONS
                       (in thousands, except share data)

1. Basis of Presentation

   The unaudited pro forma condensed consolidated statements of operations give effect to the acquisitions by the Company of Accurate Components and IQXpert, as if such acquisitions had occurred on January 1, 1999. Such unaudited pro forma condensed consolidated statements of operations set forth the historical results of operations of the Company for the year ended December 31, 1999, of Accurate Components for the period January 1, 1999 to November 12, 1999 (date of acquisition) and of IQXpert for the period from January 1, 1999 through November 30, 1999 (effective date of acquisition) (inclusive of the pro forma effects of IQXpert's acquisition of International CompuTex Inc. ("ICI") as if such acquisition had occurred on January 1, 1999). The operations of Accurate Components for the period November 13, 1999 through December 31, 1999 and the operations of IQXpert for the period December 1, 1999 through December 31, 1999 are included in the historical results of operations of the Company for the year ended December 31, 1999.

   The Company's historical diluted weighted average shares of common stock outstanding for the year ended December 31, 1999 does not include the impact of common stock equivalents then outstanding, as the effect of their inclusion would be antidilutive.

2. Pro forma adjustments

   The pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations are as follows:

     a) To increase amortization expense by $33,539 due to goodwill and other intangible assets of $113,321 generated from the acquisitions of Accurate Components and IQXpert. Amortization will be recognized on a straight-line basis over the following number of years:

           Accurate Components:               IQXpert:
           --------------------               --------
           Goodwill--10 years                 Goodwill--3 years
                                              Other intangible assets--3 years

     b) To reverse the amortization expense of $709 associated with the database licensed from IHS for the period from March 16, 1999 (date of license agreement) through November 30, 1999 (date of acquisition of database).

     c) To reverse the amortization expense of $3,490 associated with intangibles of IQXpert for the period January 1, 1999 through November 30, 1999 and the pro forma amortization of $1,294 associated with the intangibles of ICI.

     d) To record the $870 income tax effect of combining the Company's, Accurate Components and IQXpert's results of operations and pro forma adjustments, excluding the impact of non-deductible amounts.

     e) To adjust shares used in computing basic and diluted net loss per share attributable to common shareholders for common shares issued upon the IQXpert acquisition that would have been outstanding for the entire year had the acquisition occurred on January 1, 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

   Securities and Exchange Commission Registration Fee.............. $   19,800
   NASD Fee ........................................................      8,000
   Nasdaq National Market Listing Fee...............................     95,000
   Printing and Engraving Expenses..................................    250,000
   Accounting Fees and Expenses.....................................    900,000
   Legal Fees and Expenses..........................................    800,000
   Blue Sky Qualification Fees and Expenses.........................     15,000
   Transfer Agent Fees and Expenses.................................      3,500
   Miscellaneous....................................................  1,758,700
                                                                     ----------
     Total.......................................................... $3,850,000
                                                                     ==========

--------

Item 14. Indemnification of Directors and Officers.

   The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

   Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

   The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

   Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. We maintain insurance coverage under which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers. Our restated certificate of incorporation provides that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by law.

   The Underwriting Agreement filed as an exhibit hereto contains provisions pursuant to which each Underwriter severally agrees to indemnify us, any person controlling us within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, each director of ours, and each officer of ours who signs this registration statement with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter expressly for use in this registration statement.

Item 15. Recent Sales of Unregistered Securities.

   Within the past three years, we have sold shares of our capital stock in the following transactions that were not registered under the Securities Act of 1933, as amended.

  . On July 29, 1997, we issued 10,000,000 shares of our common stock to two executive officers.

  . On July 30, 1997, we issued a warrant for the purchase of 5,000,000 shares of our common stock to an investor in connection with a loan of $3,000,000 by the investor to us.

  . On March 16, 1999, we issued 10,204,100 shares of our common stock to an investor for a purchase price of $7,150,000, and 106,122 shares of our Series A mandatorily redeemable convertible preferred stock to two investors for an aggregate purchase price of $13,000,000. The 106,122 shares of Series A mandatorily redeemable convertible preferred stock will automatically convert into 10,612,200 shares of common stock upon the closing of this offering. These transactions occurred subsequent to a redemption of shares by our President that resulted in his owning 100% of our outstanding common stock at the time of such redemption.

  . Since our inception, we have granted to officers, members of management and employees options to purchase an aggregate of 3,679,075 shares of our common stock at an average exercise price of $3.78 per share.

  . On September 10, 1999, we issued 4,630,600 shares of our mandatorily redeemable common stock to an investor for a purchase price of $10,000,000.

  . On December 6, 1999, we issued 11,719,000 shares of our common stock to a group of investors in connection with a merger in which we acquired all the outstanding capital stock of IQXpert Holdings Inc. Our common stock was valued at $8.75 per share for this transaction.

  . In July and September of 1999, we granted options to purchase shares at an exercise price equal to the initial public offering price with an aggregate value of $275,000 to two consultants.

  . On February 16, 2000, we issued 10,302,905 shares of our Series B mandatorily redeemable convertible preferred stock to 15 investors, including four principal shareholders, for an aggregate purchase price of approximately $50 million. The 10,302,905 shares of Series B mandatorily redeemable convertible preferred stock will automatically convert into 10,302,905 shares of common stock upon the closing of this offering.

   The share amounts for the issuances of common stock referred to above reflect the ten thousand-for-one split of the common stock effected in March 1999 and the one hundred-for-one split of our common stock effected in December 1999.

   We used the net proceeds of the stock sales for working capital and other general corporate purposes (including corporate acquisitions) and repayment of indebtedness.

   The sales of the securities listed above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on
Section 4(2) of such Act or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of such Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships or agreements with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed as part of this registration statement:

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1    Form of Underwriting Agreement ***

  3.1    Amended and Restated Certificate of Incorporation of PartMiner, Inc.**

  3.2    By-laws of PartMiner, Inc.**

         Form of certificate evidencing ownership of Common Stock of
  4.1    PartMiner**

  5.1    Opinion of Kirkpatrick & Lockhart LLP***

 10.1    1999 Stock Plan

 10.2    1999 Employee Incentive Stock Plan

 10.3    Intentionally omitted

 10.4    Third Amended and Restated Stockholders Agreement, dated as of
         February 16, 2000, by and among PartMiner, Boston Ventures Limited
         Partnership V, Seacoast Capital Partners Limited Partnership, Seacoast
         Investors LLC, Vulcan Securities Limited, Cahners Information
         Holdings, Inc., Information Handling Services Inc., Emil H. Dahan,
         Michael J. Galvin, Patricia Tuxbury Salem, Peter W. Jeng, James L.
         McAlarney, III, Daniel Nissanoff, Integral Capital Partners IV, L.P.,
         Integral Capital Partners IV, MS Side Fund, L.P., Agile Software
         Corporation, Impact Ventures L.P., OMI Partnership Holdings Generation
         Capital Partners L.P., State Board of Administration of Florida,
         Generation Parallel Management Partners L.P., Broadview SLP and The
         Goldman Sachs Group, Inc.

 10.5    Third Amended and Restated Registration Rights Agreement, dated as of
         February 16, 2000, by and among PartMiner, Boston Ventures Limited
         Partnership V, Seacoast Capital Partners Limited Partnership, Seacoast
         Investors LLC, Vulcan Securities Limited, Cahners Information
         Holdings, Inc., Information Handling Services Inc., Emil H. Dahan,
         Michael J. Galvin, Patricia Tuxbury Salem, Peter W. Jeng, James L.
         McAlarney, III, Daniel Nissanoff, Integral Capital Partners IV, L.P.,
         Integral Capital Partners IV MS Side Fund, L.P., Agile Software
         Corporation, Impact Ventures L.P., OMI Partnership Holdings Ltd.,
         Generation Capital Partners, L.P. State Board of Administration of
         Florida, Generation Parallel Management Partners L.P., Broadview SLP and The Goldman Sachs Group, Inc.

 10.6    Credit Agreement, dated December 20, 1999, by and between PartMiner,
         IQXpert Holdings Inc., IQXpert Inc., ExtraTime Technologies, Inc.,
         Accurate Components Inc., Market Trading Concepts Inc. and HAIC Inc.

 10.7    Security Agreement, dated December 20, 1999 by and among PartMiner,
         IQXpert Holdings Inc., IQXpert Inc., ExtraTime Technologies, Inc.,
         Accurate Components Inc., Market Trading Concepts Inc. and HAIC Inc.

 10.8 Agreement and Plan of Merger, dated as of November 30, 1999, by and between PartMiner, PartMiner Acquisition Corp., IQXpert Holdings Inc.,
         Information Handling Services Inc., Thybo New Ventures Limited, Emil
         H. Dahan, Michael J. Galvin, Patricia Tuxbury Salem, Peter W. Jeng and
         James L. McAlarney, III

 10.9    Stock Purchase Agreement, dated November 12, 1999, by and between
         PartMiner, Accurate Components Inc., Market Trading Concepts Inc. and
         Anthony Arena

 10.10   Stock Purchase Agreement, dated as of September 10, 1999, by and among
         PartMiner, Elsevier Realty Information, Inc. and Daniel Nissanoff

 10.11   Joint Marketing Agreement, dated September 10, 1999, by and between
         PartMiner and Cahners Business Information, a division of Reed
         Elsevier Inc.

 10.12 IBM Customer Agreement, dated May 20, 1999, between PartMiner (doing business as Microcom Technologies Inc.) and International Business
         Machines Corporation


 Exhibit
   No.                                 Description
 -------                               -----------
 10.13   Amendment dated August 2, 1999, to IBM Customer Agreement, dated May
         20, 1999, between PartMiner and International Business Machines
         Corporation

 10.14   Letter Agreement, dated July 26, 1999, between PartMiner and Fred
         Couples

 10.15   Agreement of Sublease, dated April 20, 1999, between PartMiner and
         Burrell Communications Group

 10.16   Lease, dated July 23, 1999, between PartMiner and Investment
         Properties Associates

 10.17   Stock Purchase Agreement, dated as of March 16, 1999, by and among
         PartMiner, Boston Ventures Limited Partnership V, Thybo New Ventures
         Limited and Daniel Nissanoff

 10.18   Stock Purchase Agreement, dated as of March 16, 1999, by and among
         PartMiner, Seacoast Capital Partners Limited Partnership and Daniel
         Nissanoff

 10.19   Stock Purchase Agreement, dated as of February 16, 2000, by and among
         PartMiner, Boston Ventures Limited Partnership V, Seacoast Capital
         Partners Limited Partnership, Seacoast Investors LLC, Vulcan
         Securities Limited, Cahners Information Holdings, Inc., Information
         Handling Services Inc., Emil H. Dahan, Michael J. Galvin, Patricia
         Tuxbury Salem, Peter W. Jeng, James L. McAlarney, III, Integral
         Capital Partners IV, L.P., Integral Capital Partners IV MS Side Fund,
         L.P., Agile Software Corporation, Impact Ventures, L.P., OMI
         Partnership Holdings Ltd., Generation Capital Partners, L.P., State
         Board of Administration of Florida, Generation Parallel Management
         Partners L.P., Broadview SLP and The Goldman Sachs Group, Inc.

 10.20   License Agreement, dated October 30, 1995, between PartMiner and
         Market Maker Systems Corporation

 10.21 Employment Letter Agreement, dated July 12, 1999, between PartMiner and Earle Zucht

 10.22 Employment Letter Agreement, dated June 18, 1999, between PartMiner and Kim Hibler

 10.23   Employment Letter Agreement, dated May 18, 1999, between PartMiner and
         Mark Schenecker

 10.24   Severance Agreement, dated April 28, 1999, between PartMiner and
         Michael R. Manley

 10.25 Employment Agreement, dated as of March 16, 1999, by and between PartMiner and Daniel Nissanoff

 10.26   Employment Agreement, dated March 16, 1999, between PartMiner and
         Bruce Friedman

 10.27 Employment Letter Agreement, dated January 26, 1999, between PartMiner and William L. Barron

 10.28   Letter Agreement, dated September 27, 1999, between PartMiner and
         Cyber Management, Inc.

 10.29 Employment Letter Agreement, dated January 31, 2000, between PartMiner and William R. Engles, Jr.

 10.30   Netsourcing Services Agreement, dated March 3, 2000, by and between
         PartMiner and Intira Corporation**

 10.31   Sublease Agreement, dated March 16, 2000, between Heidelberg USA, Inc.
         and PartMiner***

 11.1    Statement Regarding Computation of Earnings Per Share

 16.1    Letter from Ernst & Young

 21.1    Subsidiaries

 23.1    Consents of PricewaterhouseCoopers LLP**

 23.2 Consent of Kirkpatrick & Lockhart LLP (to be included in opinion to be filed as Exhibit 5.1)***

 24.1    Power of Attorney

 27.1    Financial Data Schedule

--------

All non-asterisked Exhibits listed above were previously filed with the Securities and Exchange Commission as an exhibit to PartMiner's Registration Statement on Form S-1 (File No. 333-30700) filed on February 18, 2000.

  * The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule to any of the agreements contained herein.

 ** Filed herewith

*** To be filed by amendment

   (b) The following financial statement schedules are filed herewith, accompanied by reports of independent accountants on such schedules:

   Financial statement schedules not listed above have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 5, 2000.

                                          PartMiner, Inc.

                                               /s/ Daniel Nissanoff*
                                          By: _________________________________
                                                      Daniel Nissanoff
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Capacity            Date
             ---------                         --------            ----

       /s/ Daniel Nissanoff*         President and Chief           April 5, 2000
____________________________________  Executive Officer, Director
          Daniel Nissanoff            (principal executive
                                      officer)

    /s/ William R. Engles, Jr.*      Chief Financial Officer       April 5, 2000
____________________________________  (principal financial and
       William R. Engles, Jr.         accounting officer)

        /s/ Bruce Friedman*          Director                      April 5, 2000
____________________________________
           Bruce Friedman

     /s/ L. Christopher Meyer*       Director                      April 5, 2000
____________________________________
        L. Christopher Meyer

        /s/ Eben S. Moulton*         Director                      April 5, 2000
____________________________________
          Eben S. Moulton

          /s/ Brian Nairn*           Director                      April 5, 2000
____________________________________
            Brian Nairn

      /s/ Gerhard Schulmeyer*        Director                      April 5, 2000
____________________________________
         Gerhard Schulmeyer

        /s/ James M. Wilson*         Director                      April 5, 2000
____________________________________
          James M. Wilson


*  By Michael R. Manley,
   Attorney-in-fact pursuant
   to a Power of Attorney
   previously filed.

       /s/ Michael R. Manley                                       April 5, 2000
____________________________________
          Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1    Form of Underwriting Agreement ***

  3.1    Amended and Restated Certificate of Incorporation of PartMiner, Inc.**

  3.2    By-laws of PartMiner, Inc.**

         Form of certificate evidencing ownership of Common Stock of
  4.1    PartMiner**

  5.1    Opinion of Kirkpatrick & Lockhart LLP***

 10.1    1999 Stock Plan

 10.2    1999 Employee Incentive Stock Plan

 10.3    Intentionally omitted

 10.4    Third Amended and Restated Stockholders Agreement, dated as of
         February 16, 2000, by and among PartMiner, Boston Ventures Limited
         Partnership V, Seacoast Capital Partners Limited Partnership, Seacoast
         Investors LLC, Vulcan Securities Limited, Cahners Information
         Holdings, Inc., Information Handling Services Inc., Emil H. Dahan,
         Michael J. Galvin, Patricia Tuxbury Salem, Peter W. Jeng, James L.
         McAlarney, III, Daniel Nissanoff, Integral Capital Partners IV, L.P.,
         Integral Capital Partners IV, MS Side Fund, L.P., Agile Software
         Corporation, Impact Ventures L.P., OMI Partnership Holdings Generation
         Capital Partners L.P., State Board of Administration of Florida,
         Generation Parallel Management Partners L.P., Broadview SLP and The
         Goldman Sachs Group, Inc.

 10.5    Third Amended and Restated Registration Rights Agreement, dated as of
         February 16, 2000, by and among PartMiner, Boston Ventures Limited
         Partnership V, Seacoast Capital Partners Limited Partnership, Seacoast
         Investors LLC, Vulcan Securities Limited, Cahners Information
         Holdings, Inc., Information Handling Services Inc., Emil H. Dahan,
         Michael J. Galvin, Patricia Tuxbury Salem, Peter W. Jeng, James L.
         McAlarney, III, Daniel Nissanoff, Integral Capital Partners IV, L.P.,
         Integral Capital Partners IV MS Side Fund, L.P., Agile Software
         Corporation, Impact Ventures L.P., OMI Partnership Holdings Ltd.,
         Generation Capital Partners, L.P. State Board of Administration of
         Florida, Generation Parallel Management Partners L.P., Broadview SLP and The Goldman Sachs Group, Inc.

 10.6    Credit Agreement, dated December 20, 1999, by and between PartMiner,
         IQXpert Holdings Inc., IQXpert Inc., ExtraTime Technologies, Inc.,
         Accurate Components Inc., Market Trading Concepts Inc. and HAIC Inc.

 10.7    Security Agreement, dated December 20, 1999 by and among PartMiner,
         IQXpert Holdings Inc., IQXpert Inc., ExtraTime Technologies, Inc.,
         Accurate Components Inc., Market Trading Concepts Inc. and HAIC Inc.

 10.8 Agreement and Plan of Merger, dated as of November 30, 1999, by and between PartMiner, PartMiner Acquisition Corp., IQXpert Holdings Inc.,
         Information Handling Services Inc., Thybo New Ventures Limited, Emil
         H. Dahan, Michael J. Galvin, Patricia Tuxbury Salem, Peter W. Jeng and
         James L. McAlarney, III

 10.9    Stock Purchase Agreement, dated November 12, 1999, by and between
         PartMiner, Accurate Components Inc., Market Trading Concepts Inc. and
         Anthony Arena

 10.10   Stock Purchase Agreement, dated as of September 10, 1999, by and among
         PartMiner, Elsevier Realty Information, Inc. and Daniel Nissanoff

 10.11   Joint Marketing Agreement, dated September 10, 1999, by and between
         PartMiner and Cahners Business Information, a division of Reed
         Elsevier Inc.

 10.12 IBM Customer Agreement, dated May 20, 1999, between PartMiner (doing business as Microcom Technologies Inc.) and International Business
         Machines Corporation

 10.13   Amendment dated August 2, 1999, to IBM Customer Agreement, dated May
         20, 1999, between PartMiner and International Business Machines
         Corporation

 10.14   Letter Agreement, dated July 26, 1999, between PartMiner and Fred
         Couples


 Exhibit
   No.                                 Description
 -------                               -----------
 10.15   Agreement of Sublease, dated April 20, 1999, between PartMiner and
         Burrell Communications Group

 10.16   Lease, dated July 23, 1999, between PartMiner and Investment
         Properties Associates

 10.17   Stock Purchase Agreement, dated as of March 16, 1999, by and among
         PartMiner, Boston Ventures Limited Partnership V, Thybo New Ventures
         Limited and Daniel Nissanoff

 10.18   Stock Purchase Agreement, dated as of March 16, 1999, by and among
         PartMiner, Seacoast Capital Partners Limited Partnership and Daniel
         Nissanoff

 10.19   Stock Purchase Agreement, dated as of February 16, 2000, by and among
         PartMiner, Boston Ventures Limited Partnership V, Seacoast Capital
         Partners Limited Partnership, Seacoast Investors LLC, Vulcan
         Securities Limited, Cahners Information Holdings, Inc., Information
         Handling Services Inc., Emil H. Dahan, Michael J. Galvin, Patricia
         Tuxbury Salem, Peter W. Jeng, James L. McAlarney, III, Integral
         Capital Partners IV, L.P., Integral Capital Partners IV MS Side Fund,
         L.P., Agile Software Corporation, Impact Ventures, L.P., OMI
         Partnership Holdings Ltd., Generation Capital Partners, L.P., State
         Board of Administration of Florida, Generation Parallel Management
         Partners L.P., Broadview SLP and The Goldman Sachs Group, Inc.

 10.20   License Agreement, dated October 30, 1995, between PartMiner and
         Market Maker Systems Corporation

 10.21 Employment Letter Agreement, dated July 12, 1999, between PartMiner and Earle Zucht

 10.22 Employment Letter Agreement, dated June 18, 1999, between PartMiner and Kim Hibler

 10.23   Employment Letter Agreement, dated May 18, 1999, between PartMiner and
         Mark Schenecker

 10.24   Severance Agreement, dated April 28, 1999, between PartMiner and
         Michael R. Manley

 10.25 Employment Agreement, dated as of March 16, 1999, by and between PartMiner and Daniel Nissanoff

 10.26   Employment Agreement, dated March 16, 1999, between PartMiner and
         Bruce Friedman

 10.27 Employment Letter Agreement, dated January 26, 1999, between PartMiner and William L. Barron

 10.28   Letter Agreement, dated September 27, 1999, between PartMiner and
         Cyber Management, Inc.

 10.29 Employment Letter Agreement, dated January 31, 2000, between PartMiner and William R. Engles, Jr.

 10.30   Net Sourcing Services Agreement, dated March 3, 2000, by and between
         PartMiner and Intira Corporation**

 10.31   Sublease Agreement, dated March 16, 2000, between Heidelberg USA, Inc.
         and PartMiner***

 11.1    Statement Regarding Computation of Earnings Per Share

 16.1    Letter from Ernst & Young

 21.1    Subsidiaries

 23.1    Consents of PricewaterhouseCoopers LLP**

 23.2 Consent of Kirkpatrick & Lockhart LLP (to be included in opinion to be filed as Exhibit 5.1)***

 24.1    Power of Attorney

 27.1    Financial Data Schedule

--------

All non-asterisked Exhibits listed above were previously filed with the Securities and Exchange Commission as an exhibit to PartMiner's Registration Statement on Form S-1 (File No. 333-30700) filed on February 18, 2000.

  * The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule to any of the agreements contained herein.

 ** Filed herewith

*** To be filed by amendment